   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

             BERMUDA                               7382                           NOT APPLICABLE
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                           --------------------------

                              THE GIBBONS BUILDING
                           10 QUEEN STREET, SUITE 301
                            HAMILTON HM 11, BERMUDA
                                (441) 292-8674*

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

    * Tyco International Ltd. maintains its registered and principal executive offices at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11, Bermuda. The executive offices of Tyco's principal United States subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.
                           --------------------------

                                   COPIES TO:

               JOSHUA M. BERMAN, ESQ.                              STEVEN J. TONSFELDT, ESQ.
               ABBE L. DIENSTAG, ESQ.                                 MARK B. WEEKS, ESQ.
        KRAMER LEVIN NAFTALIS & FRANKEL LLP              VENTURE LAW GROUP, A PROFESSIONAL CORPORATION
                  919 THIRD AVENUE                                    2800 SAND HILL ROAD
              NEW YORK, NEW YORK 10022                            MENLO PARK, CALIFORNIA 94025

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE        AGGREGATE        REGISTRATION
                REGISTERED                    REGISTERED        PER SECURITY       OFFERING PRICE          FEE
Common Shares, par value $0.20 per share
 (1)......................................   1,429,958(2)           $N/A          $107,928,117(3)      $30,005(4)

(1) With attached rights to purchase preferred or additional common shares in certain circumstances.

(2) Represents the estimated maximum number of Tyco common shares issuable upon consummation of the merger of General Surgical Innovations, Inc. with a subsidiary of the Registrant, assuming the exercise of all options and other rights to purchase or acquire shares of GSI common stock that are exercisable prior to consummation of the merger.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 promulgated under the securities Act of 1933, as amended, on the basis of $6.891, the average of the high and low prices of the GSI common stock on the Nasdaq National Market on September 17, 1999, multiplied by 15,662,185, the maximum number of shares of GSI common stock to be acquired in the merger.

(4) .000278 of the Proposed Maximum Aggregate Offering Price.
                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger, dated as of August 23, 1999, described in the Proxy Statement/Prospectus included in this Registration Statement, have been satisfied or waived.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED SEPTEMBER 24, 1999

                   [GENERAL SURGICAL INNOVATIONS, INC. LOGO]

                                                                October   , 1999

Dear GSI Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of
General Surgical Innovations, Inc. which will be held on October   , 1999, at
10:00 a.m., Pacific Time, at GSI's principal executive offices located at 10460 Bubb Road, Cupertino, California 95014.

    At the meeting, you will be asked to approve and adopt an Agreement and Plan of Merger that GSI has entered into with subsidiaries of Tyco International Ltd. The merger agreement provides for the merger of GSI with a Tyco subsidiary, as a result of which GSI will become an indirect wholly owned Tyco subsidiary and GSI shareholders will become Tyco shareholders. Tyco has guaranteed the obligations of its subsidiaries in the merger.

    If this merger is approved, you will receive a fraction of a Tyco common share for each share of GSI common stock valued at $7.50. This fraction is determined by the average of the daily volume weighted selling prices of Tyco common shares on the New York Stock Exchange over the five trading days ending four trading days before the GSI shareholders meeting.

    Tyco common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI."

    The accompanying Proxy Statement/Prospectus provides a detailed description of the proposed merger and the merger consideration, as well as the effects of the merger on you as a shareholder and on GSI. I urge you to read the enclosed materials carefully.

    AFTER CAREFUL CONSIDERATION, GSI'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GSI AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please take the time to vote on the proposal submitted to you by completing and mailing the enclosed proxy card to us.

                                          Sincerely,

                                          Gregory D. Casciaro
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

      SEE "RISK FACTORS" BEGINNING ON PAGE   FOR A DISCUSSION OF ISSUES WHICH
  SHOULD BE CONSIDERED BY SHAREHOLDERS WITH RESPECT TO THE MERGER.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Tyco common shares to be issued in the merger or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Proxy Statement/Prospectus dated October   , 1999 and first mailed to
shareholders on or about October   , 1999.

                       GENERAL SURGICAL INNOVATIONS, INC.
                                10460 BUBB ROAD
                          CUPERTINO, CALIFORNIA 95014

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER   , 1999

To the Shareholders of
GENERAL SURGICAL INNOVATIONS, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of General
Surgical Innovations, Inc. will be held on October   , 1999, at 10:00 a.m.,
Pacific Time, at GSI's principal executive offices located at 10460 Bubb Road, Cupertino, California 95014, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 1999, among GSI, General Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Tyco International Ltd., a Bermuda company, and General Sub Acquisition Corp., a California corporation and a wholly owned subsidiary of General Acquisition Corp., pursuant to which, among other things,

           (a) General Sub will merge with and into GSI, and

           (b) each outstanding share of common stock, par value $0.001 per share, of GSI will be converted into the right to receive a fraction of a common share, nominal value US$0.20 per share, of Tyco, as provided in the merger agreement.

        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    Only holders of GSI common stock of record at the close of business on
October   , 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

    All shareholders are cordially invited to attend the special meeting. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                          By Order of the Board of Directors,

                                          Mark B. Weeks
                                          SECRETARY

Cupertino, California
October   , 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                         WHERE TO FIND MORE INFORMATION

    Tyco and GSI file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Tyco and GSI at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Tyco and GSI with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov."

    Tyco filed a registration statement on Form S-4 to register with the SEC the Tyco common shares to be delivered in connection with the merger. This document is a part of that registration statement and constitutes a prospectus of Tyco in addition to being a proxy statement of GSI for the special meeting of GSI shareholders. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows Tyco and GSI to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Tyco and GSI have previously filed with the SEC. These documents contain important information about Tyco and GSI and their finances.

TYCO SEC FILINGS (FILE NO. 0-16979)                                                PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K and 10-K/A, except for Part
  II, Items 6, 7, 7A and 8..............................  Fiscal year ended September 30, 1998
Quarterly Reports on Form 10-Q..........................  Quarterly periods ended December 31, 1998, March 31,
                                                          1999 and June 30, 1999
Current Reports on Form 8-K and 8-K/A...................  Filed on May 13, 1998, December 10, 1998, December 11,
                                                          1998, April 15, 1999, June 3, 1999, July 21, 1999,
                                                          August 27, 1999 and September 14, 1999
The description of Tyco common shares and the
  termination of Tyco's shareholder rights plan as set
  forth in its Registration Statements on Form 8-A/A....  Filed on March 1, 1999 and September 10, 1999


GSI SEC FILINGS (FILE NO. 0-28448)                                                 PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K..............................  Fiscal year ended June 30, 1999
Current Report on Form 8-K..............................  Filed on September 1, 1999
The description of GSI common stock as set forth in its
  Registration Statements on Form 8-A and 8-A/A.........  Filed on May 13, 1997 and September 2, 1999

    Tyco and GSI are also incorporating by reference additional documents that they file with the SEC between the date of this document and the date of the special meeting of GSI shareholders.

    Tyco has supplied all information contained or incorporated by reference in this document relating to Tyco, and GSI has supplied all such information relating to GSI.

    DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM TYCO AND GSI WITHOUT CHARGE. EXHIBITS TO THE DOCUMENTS WILL NOT BE SENT, HOWEVER, UNLESS THOSE EXHIBITS HAVE SPECIFICALLY BEEN INCORPORATED BY REFERENCE IN THIS DOCUMENT. SHAREHOLDERS MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS

DOCUMENT BY REQUESTING THEM, IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE COMPANY AT THE FOLLOWING ADDRESS:

TYCO INTERNATIONAL LTD.               GENERAL SURGICAL INNOVATIONS,
THE GIBBONS BUILDING                  INC.
10 QUEEN STREET, SUITE 301            10460 BUBB ROAD
HAMILTON HM 11, BERMUDA               CUPERTINO, CALIFORNIA 95014
(441) 292-8674                        (408) 863-1100

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM TYCO OR GSI, PLEASE DO SO BY
OCTOBER   , 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MERGER. NONE OF TYCO, GENERAL ACQUISITION CORP., TYCO'S SUBSIDIARY THAT WILL ACQUIRE GSI IN THE MERGER, OR GSI AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS
CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED OCTOBER   , 1999. YOU SHOULD
NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE DELIVERY OF TYCO COMMON SHARES IN CONNECTION WITH THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                               TABLE OF CONTENTS

WHERE TO FIND MORE INFORMATION.........           i
QUESTIONS AND ANSWERS ABOUT THE
  TYCO/GSI MERGER......................           1
SUMMARY................................           2
  The Companies........................           2
  The Special Meeting..................           3
  The Merger...........................           3
RISK FACTORS...........................           5
FORWARD LOOKING INFORMATION............           6
SELECTED FINANCIAL DATA OF TYCO AND
  GSI..................................           7
  Selected Consolidated Historical
    Financial Data of Tyco.............           8
  Selected Historical Financial Data of
    GSI................................          10
  Selected Tyco and GSI Unaudited Pro
    Forma Combined Financial
    Information........................          11
  Comparative Per Share Information....          12
  Comparative Market Value
    Information........................          13
CURRENT DEVELOPMENTS OF TYCO...........          14
GENERAL SURGICAL INNOVATIONS, INC.
  SPECIAL MEETING......................          15
  Date, Time and Place.................          15
  Purpose of the GSI Special Meeting...          15
  Record Date; Voting Rights; Quorum;
    Required Vote......................          15
  Recommendation of the Board of
    Directors of GSI...................          15
  Proxies; Revocation..................          15
  Solicitation of Proxies..............          16
THE MERGER.............................          17
  Background of the Merger.............          17
  Exchange of Financial Forecasts......          18
  Recommendation of the Board of
    Directors of GSI; Reasons of GSI
    for the Merger.....................          19
  Opinion of Financial Advisor to
    GSI................................          21
  Reasons of Tyco for the Merger.......          27
  Interests of Certain Persons in the
    Merger.............................          28
  Material U.S. Federal Income Tax and
    Bermuda Tax Consequences...........          28
  Accounting Treatment.................          32
  Certain Legal Matters................          32
  U.S. Federal Securities Law
    Consequences.......................          33
  Dividends............................          33
  Stock Exchange Listing...............          33
  Dissenters' Rights...................          33
CERTAIN PROVISIONS OF THE MERGER
  AGREEMENT............................          36
  General..............................          36
  Effective Time.......................          36
  Merger Consideration.................          36
  Exchange of GSI Common Stock.........          37
  Representations and Warranties.......          37
  Conduct of Business by GSI...........          38
  Conduct of Business by Tyco..........          39
  No Solicitation......................          39
  Certain Other Covenants..............          40
  Conditions to the Merger.............          42
  Termination..........................          44
  Amendment and Waiver; Parties in
    Interest...........................          47
  Guarantee............................          47
COMPARATIVE PER SHARE PRICES AND
  DIVIDENDS............................          48
  Tyco.................................          48
  GSI..................................          49
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL INFORMATION................          50
CERTAIN INFORMATION CONCERNING GSI.....          56
  Business of GSI......................          56
  Selected Financial Data..............          62
  Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations......................          62
  Voting Securities and Principal
    Holders Thereof....................          75
COMPARISON OF RIGHTS OF SHAREHOLDERS OF
  GSI AND SHAREHOLDERS OF TYCO.........          77
OTHER MATTERS..........................          88
LEGAL MATTERS..........................          88
EXPERTS................................          88
FUTURE SHAREHOLDER PROPOSALS...........          88
FINANCIAL STATEMENTS OF GSI............         F-1
ANNEXES
  Annex A--Agreement and Plan of Merger
  Annex B--Opinion of ING Barings LLC
  Annex C--Chapter 13 of the California
    General Corporation Law

                QUESTIONS AND ANSWERS ABOUT THE TYCO/GSI MERGER

    Q. WHY ARE TYCO AND GSI PROPOSING THE MERGER?

    A. GSI's line of balloon dissectors and related devices for minimally invasive surgery are complementary to related products manufactured and marketed by Tyco's healthcare products group. With the greater resources available to Tyco, the merger should provide a means to significantly enhance the development and distribution of GSI's products. The merger will also give GSI shareholders the opportunity to participate in a substantially larger and more diversified public company.

    Based on current market prices for Tyco common shares, all GSI shareholders will receive a significant premium for their shares over the value of the GSI common stock on August 20, 1999, the last trading day before the merger was publicly announced.

    Q. WHAT WILL I RECEIVE IN THE MERGER?

    A. You will receive a fraction of a Tyco common share for each of your shares of GSI common stock. This fraction is referred to as the "exchange ratio." The exchange ratio is designed so that GSI shareholders will receive $7.50 worth of Tyco common shares for each of their shares of GSI common stock based upon the "average share price" for Tyco common shares. The average share price will be computed by taking the average of the daily volume weighted selling prices of Tyco common shares on the New York Stock Exchange over the five trading days ending four trading days before the special meeting of GSI shareholders. Cash will be paid instead of the distribution of fractional shares.

    Q. HOW WILL I KNOW WHAT THE EXCHANGE RATIO IS?

    A.  You can call toll free 1-   -   -    at any time beginning on October
  , 1999, after the close of trading, for a voice recording with the exchange ratio. If the average share price is less than $82.15, you will be informed that General Acquisition has the right to call off the merger unless GSI agrees to an
exchange ratio of 0.0913 and will be advised to call again on October   , 1999
for final information on the exchange ratio. These numbers are not adjusted for a two-for-one stock split of Tyco common shares payable on October 21, 1999.

    Q. WHAT SHOULD I DO NOW?

    A. You should cast your vote on the merger by completing, signing and dating your proxy card. The completed proxy card should be returned in the enclosed self-addressed postage paid envelope. You can also attend the special meeting and vote in person.

    THE BOARD OF DIRECTORS OF GSI RECOMMENDS YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    You should not send in your share certificates now. After the merger is completed, you will be sent written instructions for exchanging your share certificates.

    Q. WHEN SHOULD I SEND IN MY PROXY CARD? CAN I CHANGE MY VOTE?

    A. You should send in your proxy card as soon as possible so that your shares will be voted at the meeting. You can change your vote at any time prior to the special meeting by submitting a later dated signed proxy card. You can also change your vote by attending the special meeting and voting in person.

    Q. WHEN WILL THE MERGER TAKE EFFECT?

    A. The merger is expected to take effect on the date GSI shareholders approve and adopt the merger agreement at a special meeting of shareholders.

    Q. IF MY SHARES OF GSI COMMON STOCK ARE HELD BY A BANK OR BROKER, HOW CAN I VOTE?

    A. If your shares are held by a bank, broker or other fiduciary, you must contact the fiduciary to vote on your behalf.

    Q. WHAT SHOULD I DO IF I HAVE QUESTIONS?

    A.  You should call         at 1-   -   -     (toll free in the United
States) or 1-   -    -    (call collect).

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED. SEE "WHERE TO FIND MORE INFORMATION" ON PAGE I.

                                 THE COMPANIES

TYCO INTERNATIONAL LTD.
The Gibbons Building
10 Queen Street, Suite 301
Hamilton HM 11, Bermuda
(441) 292-8674

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components and designs, manufactures, installs and services undersea fiber optic cable communication systems;

    - designs, manufactures and distributes disposable medical supplies and other specialty products, and conducts vehicle auctions and related services;

    - designs, manufactures, installs and services fire detection and suppression systems and installs, monitors and maintains electronic security systems; and

    - designs, manufactures and distributes flow control products.

    Tyco operates in more than 80 countries around the world and has expected fiscal 1999 revenues of approximately $22 billion.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

    Tyco's registered and principal executive offices are located at the above address in Bermuda. The executive offices of Tyco International (US) Inc., Tyco's principal United States subsidiary, are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

    For additional information regarding the business of Tyco, please see Tyco's Form 10-K and other filings of Tyco with the SEC incorporated by reference. See "Where to Find More Information" on page i and "Current Developments of Tyco" on
page   .

GENERAL SURGICAL INNOVATIONS, INC.
10460 Bubb Road
Cupertino, California 95014
(408) 863-1100

    Since its inception in April 1992, GSI has been engaged in the development, manufacturing and marketing of balloon dissection systems and related minimally invasive surgical instruments. GSI began commercial sales of its balloon dissection systems for hernia repair in September 1993. To date, GSI has received from the FDA eight 510(k) clearances for use of its technology to perform dissection of tissue planes anywhere in the body using a broad range of balloon sizes and shapes. GSI currently sells products in the United States, Europe, South America and Australia for selected applications, such as hernia repair, subfascial endoscopic perforator surgery, saphenous vein harvesting, breast reconstruction and augmentation surgery, and laparoscopic bladder neck suspension.

    Sales of GSI's products in the United States and internationally are currently made through both distributors and GSI's direct sales force. To date, the majority of the sales of GSI's products have been for use in hernia repair procedures. While GSI had developed or is developing surgical balloon dissectors for stress urinary incontinence and vascular and plastic surgery, sales of products for hernia repair are expected to provide a majority of GSI's revenues at least through fiscal year 2000.

    For additional information regarding the business of GSI, please see "Where to Find More Information" on page i and "Certain Information Concerning GSI"
beginning on page   .

                         THE SPECIAL MEETING (PAGE   )

    The special meeting of GSI shareholders will be held on October   , 1999, at
10:00 a.m., Pacific Time, at 10460 Bubb Road, Cupertino, California 95014.

    The record date for GSI shareholders entitled to receive notice of and to
vote at the GSI special meeting is the close of business on October   , 1999. On
that date, there were             shares of GSI common stock outstanding.

                              THE MERGER (PAGE   )

    SHAREHOLDER VOTE REQUIRED

    The holders of a majority of the outstanding shares of GSI common stock must vote for the approval and adoption of the merger agreement in order to approve the merger.

    DISSENTERS' RIGHTS

    Under California law, any shareholder who does not wish to accept the consideration provided for in the merger agreement is entitled to exercise dissenters' rights. Such rights entitle the shareholder to require GSI to purchase the dissenting shares for cash at their fair market value, excluding any element of value arising from the accomplishment or expectation of the merger.

    Annex C contains the pertinent provisions of California law addressing dissenters' rights. Any GSI shareholder intending to exercise statutory dissenter's rights is urged to review Annex C carefully and to consult with legal counsel so as to assure strict compliance with its provisions.

    A vote in favor of the merger agreement and the merger will constitute a waiver of your dissenters' right. For further information regarding dissenters' rights, see "The Merger-- Dissenters' Rights."

    TAX TREATMENT

    The receipt of Tyco common shares in the merger will generally be tax free to GSI shareholders for United States federal income tax purposes, except for tax on cash received in lieu of fractional shares.

    To review tax consequences of the merger in greater detail, see "Material
U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page   .

    INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendation of the GSI Board in favor of the merger, shareholders should be aware that members of the GSI Board and GSI management will receive benefits as a result of the merger that will be in addition to or different from benefits received by GSI shareholders generally. For example, options to purchase shares of GSI common stock that are held by GSI's directors and members of its management generally will become fully vested and exercisable prior to the consummation of the merger. In addition, under certain qualifying circumstances, members of GSI management will be entitled to receive severance benefits upon actual or constructive termination of their employment following the merger. Also, certain members of GSI management are eligible to receive retention bonuses if they do not terminate their employment with GSI prior to consummation of the merger. See "Interests of Certain Persons in the Merger"
beginning on page   .

    CONDITIONS OF THE MERGER

    The consummation of the merger depends upon satisfaction of a number of conditions, including:

    - approval and adoption of the merger agreement by the GSI shareholders;

    - the absence of legal restraints to the consummation of the merger; and

    - receipt of opinions regarding the tax-free nature of the merger in respect of the Tyco common shares received.

    TERMINATION OF THE MERGER

    Either GSI or General Acquisition may call off the merger if:

    - both parties consent in writing;

    - the merger is not completed by February 28, 2000 through no fault of the party seeking to call off the merger;

    - there exist legal restraints preventing the merger;

    - the GSI shareholders do not approve and adopt the merger agreement; or

    - the other party breaches in a material way its representations, warranties, covenants or agreements and that breach is not or cannot be remedied.

    General Acquisition may terminate the merger if the average share price is less than $82.15 (pre-split) and GSI does not agree to an exchange ratio equal to 0.0913 (pre-split).

    In addition, General Acquisition may terminate the merger if the Board of Directors of GSI withdraws or adversely modifies its approval or recommendation of the merger or recommends an alternative acquisition transaction with a third party. Subject to certain conditions, GSI may terminate the merger to accept an acquisition proposal that is more favorable to GSI and its shareholders than the proposed merger with General Acquisition.

    For further details, see "Termination" beginning on page   .

    NO-SOLICITATION PROVISIONS; TERMINATION FEE AND EXPENSES

    GSI has agreed that it will not solicit or encourage the initiation of any inquiries or proposals regarding any alternative acquisition transactions with third parties. GSI may respond to unsolicited transaction proposals if required by the GSI Board's fiduciary duties. GSI must promptly notify Tyco if it receives proposals for any such alternative acquisition transactions. If the merger is terminated under specified circumstances, generally involving an alternative acquisition transaction, GSI may be required to pay a termination fee of $4.0 million to Tyco and pay reasonable out-of-pocket expenses of up to $375,000 to Tyco and General Acquisition. General Acquisition may be required to pay to GSI up to $375,000 of GSI's reasonable out-of-pocket expenses if the merger is terminated under certain circumstances.

    See "Termination--Fees and Expenses" beginning on page   for a discussion of
the circumstances in which the fee and expenses are payable.

    In addition, GSI may not redeem or amend its rights plan to permit or facilitate an alternative acquisition transaction unless the merger agreement
has been terminated. See "No Solicitation" beginning on page   .

    The termination fee and the no-solicitation provisions may have the effect of discouraging persons who might be interested in entering into an acquisition transaction with GSI from proposing an alternative acquisition transaction.

    ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase by Tyco in accordance with United States generally accepted accounting principles.

    OPINION OF GSI'S FINANCIAL ADVISOR

    In determining that the merger is fair to and in the best interests of GSI and its shareholders, the GSI Board considered an opinion from its financial advisor, ING Barings LLC, that, as of the date of such opinion, the consideration to be received by the equity holders of GSI pursuant to the merger agreement is fair from a financial point of view to such holders. See "Opinion
of Financial Advisor to GSI" on page   . The full text of the written opinion of
ING Barings is attached as Annex B. YOU SHOULD READ THIS OPINION.

                                  RISK FACTORS

    In evaluating the merger and the merger agreement, GSI shareholders should take into account the following factors:

    THE VALUE OF THE MERGER CONSIDERATION THE GSI SHAREHOLDERS WILL RECEIVE WILL DEPEND ON THE VALUE OF TYCO COMMON SHARES AT THE TIME OF THE MERGER.

    Although the merger is designed to provide GSI shareholders with approximately $7.50 worth of Tyco common shares for each share of GSI common stock, they could get less in market value. The merger values the Tyco common shares that GSI shareholders will receive based upon the "average share price." The average share price is computed by taking the average of the daily volume weighted selling prices of Tyco common shares on the New York Stock Exchange over the five trading days ending four trading days before the special meeting of GSI shareholders. At the time of the merger, which is expected but not certain to occur promptly following the meeting, the market price of a Tyco common share could be more or less than the average share price used in calculating the exchange ratio. If it is less, the value of the Tyco common shares that a GSI shareholder receives in the merger could be less than $7.50. The market value of Tyco shares fluctuates based upon general market and economic conditions, Tyco's business and prospects and other factors.

    GSI shareholders should also note that they will receive less than $7.50 worth of Tyco common shares, calculated on the basis of the average share price, if the average share price is less than $82.15 (pre-split) and GSI agrees to an exchange ratio of 0.0913 (pre-split) so that General Acquisition will not have the right to call off the merger.

    THE RIGHTS OF SHAREHOLDERS OF TYCO UNDER BERMUDA LAW IN SOME WAYS ARE NOT AS FAVORABLE AS THE RIGHTS OF SHAREHOLDERS OF GSI UNDER CALIFORNIA LAW.

    - Shareholders may not be able to obtain jurisdiction over Tyco outside Bermuda, so that certain remedies available to shareholders of GSI, such as class action lawsuits under United States federal and California law, might not be available to Tyco shareholders.

    - The right to bring a derivative action in the name of the company for a wrong to a company committed by present or former directors of the company is more limited under Bermuda law than under California law.

    - Under Bermuda law and Tyco's bye-laws, only shareholders holding 5% or more of the outstanding Tyco shares or numbering 100 or more are entitled to propose a resolution at a Tyco general meeting. The Tyco Board can waive these requirements, and the staff of the SEC has taken the position that the United States proxy rules may require Tyco to include in its proxy materials proposals of shareholders who do not satisfy the requirements. GSI shareholders do not have to satisfy these requirements to propose a resolution at a GSI shareholders meeting.

                          FORWARD LOOKING INFORMATION

    Certain statements contained in or incorporated by reference into this document are "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statements regarding the benefits of the merger, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Tyco and GSI, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things:

    - the ability to integrate GSI into Tyco's operations,

    - overall economic and business conditions,

    - the demand for Tyco's and GSI's goods and services,

    - competitive factors in the industries in which Tyco and GSI compete,

    - changes in government regulation,

    - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations,

    - interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions,

    - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders,

    - the ability to achieve anticipated synergies and other cost savings in connection with acquisitions,

    - the timing, impact and other uncertainties of future acquisitions by Tyco, and

    - the ability of Tyco and GSI, and the ability of their respective customers and suppliers, to replace, modify or upgrade computer programs in order to adequately address the Year 2000 issue.

    For a description of some of the factors or uncertainties that exist in GSI's operations and business environment which could cause actual results to differ, reference is made to the section entitled "Factors Affecting Future Results" in GSI's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

                    SELECTED FINANCIAL DATA OF TYCO AND GSI

    The following information is being provided to assist you in analyzing the financial aspects of the merger. The selected consolidated financial data for Tyco reflect the combined results of operations and financial position of Tyco, United States Surgical Corporation, which was acquired by Tyco on October 1, 1998, and AMP Incorporated, which was acquired by Tyco on April 2, 1999, restated for all periods presented pursuant to the pooling of interests method of accounting. The data presented for Tyco for the nine months ended June 30, 1999 and 1998 are unaudited and, in the opinion of Tyco's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Tyco's results for the nine months ended June 30, 1999 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 1999. The information for Tyco for the year ended September 30, 1998, the nine months ended September 30, 1997, and the year ended December 31, 1996 was derived from the audited consolidated financial statements included in Tyco's Current Report on Form 8-K filed on June 3, 1999. The information for Tyco for the years ended December 31, 1995 and 1994 was derived from the historical financial statements of Tyco, US Surgical and AMP. The information for GSI has been derived from GSI's audited financial statements for the years ended June 30, 1995 through 1999. The information is only a summary. The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Tyco and GSI with the SEC. See "Where To Find More Information" on page i.

    The unaudited pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the merger had been consummated at the dates indicated, nor is it necessarily indicative of future operating results of the combined company. References in this document to "$" mean United States dollars.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO

                                 (UNAUDITED)                      NINE MONTHS
                              NINE MONTHS ENDED        YEAR          ENDED
                                   JUNE 30,            ENDED       SEPTEMBER          YEAR ENDED DECEMBER 31,
                             --------------------  SEPTEMBER 30,      30,       -----------------------------------
                              1999(1)    1998(1)      1998(2)      1997(3)(4)   1996(5)(6)   1995(5)(7)    1994(5)
                             ---------  ---------  -------------  ------------  -----------  -----------  ---------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales..................  $16,272.0  $13,949.3    $19,061.7     $ 12,742.5    $14,671.0    $13,152.1   $11,519.2
Operating income...........      951.5    1,902.7      1,948.1          125.8        587.4      1,447.5     1,314.4
Income (loss) from
  continuing operations....      248.3    1,189.2      1,168.6         (348.5)        49.4        755.5       699.4
Income (loss) from
  continuing operations per
  common share(8):
  Basic....................       0.30       1.51         1.48          (0.48)        0.04         1.10        1.03
  Diluted..................       0.30       1.48         1.45          (0.48)        0.04         1.09        1.01
Cash dividends per common
  share share(8)...........                                      See (9) below.
CONSOLIDATED BALANCE SHEET
  DATA:
Total assets...............  $28,025.8             $  23,440.7    $  16,960.8   $ 14,686.2   $ 13,143.8   $12,245.1
Long-term debt.............    8,293.0                 5,424.7        2,785.9      2,202.4      2,229.7     2,282.6
Shareholders' equity.......   10,052.8                 9,901.8        7,478.7      7,022.6      6,792.1     6,146.5

------------------------

(1) Operating income in the nine months ended June 30, 1999 includes charges of $1.26 billion for merger, restructuring and other non-recurring charges, of which $78.9 million is included in cost of sales, and $335.0 million for the impairment of long-lived assets primarily related to the mergers with US Surgical and AMP and costs associated with AMP's profit improvement plan. Operating income in the nine months ended June 30, 1998 includes a credit of $21.4 million to restructuring charges representing a revision of estimates related to AMP's 1996 restructuring activities and a charge of $12.0 million related to US Surgical's cost cutting objectives. See Notes 8 and 9 to the unaudited Consolidated Financial Statements contained in Tyco's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, which is incorporated by reference in this document.

(2) Operating income in the fiscal year ended September 30, 1998 includes charges of $80.5 million primarily related to costs to exit certain businesses in US Surgical's operations and restructuring charges of $12.0 million related to the operations of US Surgical. In addition, Tyco recorded restructuring charges of $185.8 million in connection with AMP's profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to AMP's 1996 restructuring plans. See Note 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999, which is incorporated by reference in this document.

(3) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.

(4) On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts Corporation ("Former Tyco"). On August 27, 1997, August 29, 1997, October 1, 1998 and April 2, 1999, Tyco merged with INBRAND Corporation, Keystone International, Inc., US Surgical and AMP, respectively. These five combinations are more fully described in Notes 1 and 2 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999. Operating income in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primiarily related to the mergers and integration of ADT, Former Tyco, Keystone and INBRAND and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in US Surgical's operations. See Notes 11 and 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.

(5) Prior to their respective mergers, ADT, Keystone, US Surgical and AMP had December 31 fiscal year ends and Former Tyco had a June 30 fiscal year end. The selected consolidated financial data have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco, US Surgical and AMP for the year ended December 31, 1996. For 1995 and 1994, the results of operations and financial position reflect the combination of ADT, Keystone, US Surgical and AMP with a December 31 fiscal year end and Former Tyco with a June 30 fiscal year end. Net sales and net income for Former Tyco for the period July 1, 1995 through December 31, 1995, which results are not included in the historical combined results, were $2.46 billion and $136.4 million, respectively.

(6) Operating income in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121, $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom, $98.0 million to exit various product lines and manufacturing operations associated with AMP's operations and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company. See Notes 11 and 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999.

(7) Operating income in 1995 includes a loss of $65.8 million on the disposal of the European auto auction business and a gain of $31.4 million from the disposal of the European electronic article surveillance business. Operating income also includes non-recurring charges of $97.1 million for restructuring charges at ADT and Keystone and for the fees and expenses related to the 1994 merger of Kendall International, Inc. and Former Tyco, as well as a charge of $8.2 million relating to the divestiture of certain assets by Keystone.

(8) Per share amounts have been retroactively restated to give effect to the mergers with Former Tyco, Keystone, INBRAND, US Surgical and AMP, a 0.48133 reverse stock split effected on July 2, 1997, and a two-for-one stock split distributed on October 22, 1997, effected in the form of a stock dividend. Per share amounts have not been retroactively adjusted to reflect the two-for-one stock split payable on October 21, 1999 in the form of a stock dividend.

(9) Tyco has paid a quarterly dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per share of common stock since January 1992. US Surgical paid quarterly dividends of $0.04 per share in the fiscal year ended September 30, 1998 and the nine months ended September 30, 1997 and aggregate dividends of $0.08 per share in 1996, 1995 and 1994. AMP paid dividends of $0.27 per share in the quarters ended June 30, 1999 and March 31, 1999 and in each of the four quarters during calendar 1998, $0.26 per share in each of the four quarters during calendar 1997, and aggregate dividends of $1.00 per share in 1996, $0.92 per share in 1995 and $0.84 per share in 1994. The payment of dividends by Tyco in the future will be determined by Tyco Board and will depend on business conditions, Tyco's financial condition and earnings and other factors.

                   SELECTED HISTORICAL FINANCIAL DATA OF GSI

                                                                                 YEAR ENDED JUNE 30,
                                                                -----------------------------------------------------
                                                                  1999       1998       1997       1996       1995
                                                                ---------  ---------  ---------  ---------  ---------

                                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Total revenue (2).............................................  $     6.9  $     6.8  $     9.0  $     6.2  $     2.4
Operating loss................................................      (17.6)     (11.4)      (4.4)      (5.9)      (4.1)
Net loss......................................................      (16.1)      (9.1)      (1.9)      (5.5)      (4.1)
Net loss per common share:
  Basic.......................................................      (1.19)     (0.68)     (0.14)     (0.74)     (0.62)
  Diluted.....................................................      (1.19)     (0.68)     (0.14)     (0.74)     (0.62)
Cash dividends per common share...............................                     See (1) below.
BALANCE SHEET DATA:
Total assets..................................................  $    28.2  $    42.8  $    51.1  $    52.8  $     6.2
Long-term debt................................................         --        0.1        0.2        0.4        0.2
Convertible redeemable preferred stock........................         --         --         --         --       13.2
Shareholders' equity (deficit)................................       24.4       40.2       49.0       50.5       (8.3)

------------------------

(1) GSI has never paid dividends on its common stock and has no present plans to do so. Provisions of GSI's bank line of credit prohibit the payment of dividends without the bank's permission.

(2) Total revenue includes guaranteed payments of $1.6 million and $4.9 million for the years ended June 30, 1998 and 1997, respectively.

                        SELECTED TYCO AND GSI UNAUDITED

                    PRO FORMA COMBINED FINANCIAL INFORMATION

                                                                                  NINE MONTHS       YEAR ENDED
                                                                                 ENDED JUNE 30,   SEPTEMBER 30,
                                                                                    1999(1)          1998(1)
                                                                                 --------------  ----------------
                                                                                  (IN MILLIONS, EXCEPT PER SHARE
                                                                                             AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales......................................................................   $   16,276.9     $   19,068.5
Operating income...............................................................          933.8          1,932.5
Income from continuing operations(2)...........................................          231.6          1,155.3
Income from continuing operations per common share(2)(3)
  Basic........................................................................           0.28             1.46
  Diluted......................................................................           0.28             1.43
Cash dividends per common share................................................           See (4) below.
CONSOLIDATED BALANCE SHEET DATA:
Total assets...................................................................   $   28,138.4
Long-term debt.................................................................        8,293.0
Total shareholders' equity.....................................................       10,156.6

------------------------

(1) Tyco has a September 30 fiscal year end. GSI has a June 30 fiscal year end. For purposes of the unaudited pro forma combined statements of operations data, operating results for the nine months ended June 30, 1999 have been combined using the results of Tyco and GSI for such period, and the operating results for the fiscal year ended September 30, 1998 have been combined using the results of Tyco for the fiscal year ended September 30, 1998 and results of GSI for its fiscal year ended June 30, 1998. For purposes of the unaudited pro forma combined balance sheet data, the financial position at June 30, 1999 combines the balance sheets of Tyco and GSI as of such date.

(2) See Notes (1) and (2) to "Selected Consolidated Historical Financial Data of Tyco" on page 8 for information on certain non-recurring items.

(3) The unaudited pro forma combined per share data are based on GSI shareholders receiving 0.0734 of a Tyco common share for each share of GSI common stock held, which assumes an average share price for Tyco common shares of $102.1875. The actual average share price may be higher or lower than this value. For purposes of the unaudited pro forma combined financial information, the number of GSI common shares outstanding on August 20, 1999 of 13,838,181 was used. The per share data have not been retroactively adjusted to reflect the two-for-one Tyco stock split payable on October 21, 1999.

(4) Tyco has paid a quarterly dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT Merger. GSI has paid no dividends since its inception in April 1992.

                       COMPARATIVE PER SHARE INFORMATION

                                                                              TYCO AND GSI
                                     TYCO HISTORICAL                       UNAUDITED PRO FORMA     GSI EQUIVALENT
                                           PER          GSI HISTORICAL          COMBINED         UNAUDITED PRO FORMA
                                       SHARE DATA      PER SHARE DATA(1)    PER SHARE DATA(2)     PER SHARE DATA(2)
                                    -----------------  -----------------  ---------------------  -------------------
NINE MONTHS ENDED JUNE 30, 1999
  (UNAUDITED)
Income (loss) from continuing
  operations per common share(3):
  Basic...........................      $    0.30          $   (1.00)           $    0.28             $    0.02
  Diluted.........................           0.30              (1.00)                0.28                  0.02
Cash dividends per common share...                                   See (4) below.
Book value per common share.......          12.19               1.81                12.30                  0.90
YEAR ENDED SEPTEMBER 30, 1998
Income (loss) from continuing
  operations per common share(3):
  Basic...........................           1.48              (0.68)                1.46                  0.11
  Diluted.........................           1.45              (0.68)                1.43                  0.10
Cash dividends per common share...                                   See (4) below.
Book value per common share.......           12.22               3.00                 12.33                 0.91

------------------------

(1) See Note (1) to "Selected Tyco and GSI Unaudited Pro Forma Combined Financial Information" on page 11 for information on GSI's fiscal year end.

(2) The unaudited pro forma combined income and book value per common share are based on GSI shareholders receiving 0.0734 of a Tyco common share for each share of GSI common stock held, which assumes an average share price for Tyco common shares of $102.1875. The actual average share price may be higher or lower than this value. The GSI equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.0734. The per share data have not been retroactively adjusted to reflect the two-for-one Tyco stock split payable on October 21, 1999.

(3) See Notes (1) and (2) to "Selected Consolidated Historical Financial Data of Tyco" on page 8 for information on certain non-recurring items.

(4) See Note (4) to "Selected Tyco and GSI Unaudited Pro Forma Combined Financial Information" on page 11 for information on cash dividends per common share.

                      COMPARATIVE MARKET VALUE INFORMATION

    The following table sets forth:

    1. the closing prices per share and aggregate market values of Tyco common shares on the NYSE and of GSI common stock on the Nasdaq National Market on August 20, 1999, the last trading day prior to the public announcement of the
proposed merger, and on October   , 1999, the most recent date for which prices
were available prior to printing this document; and

    2. the equivalent price per share and equivalent market value of GSI common stock, based on the exchange ratio that would apply if the Tyco closing price on the NYSE were equal to the average share price.

                                                                      TYCO              GSI            GSI
                                                                   HISTORICAL       HISTORICAL    EQUIVALENT(1)
                                                                -----------------  -------------  --------------
On August 20, 1999
  Closing price per common share..............................  $        102.1875  $      5.5000  $       7.5000
  Market value of common shares (2)...........................  $  86,293,618,913  $  76,109,996  $  103,786,358
On October       , 1999
  Closing price per common share..............................
  Market value of common shares (2)...........................

------------------------

(1) The GSI equivalent data for August 20, 1999 corresponds to an exchange ratio
    of 0.0734, and the GSI equivalent data for October   , 1999 corresponds to
    an exchange ratio of 0.      .

(2) Market value based on 844,463,549 Tyco common shares and 13,838,181 shares
    of GSI common stock outstanding as of August 20, 1999, and             Tyco
    common shares and             shares of GSI common stock outstanding as of
    October   , 1999, excluding shares held in treasury.

    Market values are likely to differ from values based on the average share price. See "Risk Factors--THE VALUE OF THE MERGER CONSIDERATION THE GSI SHAREHOLDERS WILL RECEIVE WILL DEPEND ON THE VALUE OF THE TYCO COMMON SHARES AT
THE TIME OF THE MERGER" on page   .

                          CURRENT DEVELOPMENTS OF TYCO

    In July 1999, Tyco announced that its Board of Directors had declared a two-for-one stock split on its common shares. The split will be in the form of a 100 percent stock distribution payable on October 21, 1999 to shareholders of record on October 1, 1999. Per share amounts and share data within this document have not been retroactively adjusted to reflect the stock split.

    In August 1999, a subsidiary of Tyco consummated the private sale of $500 million aggregate principal amount of its floating rate notes due 2000, $500 million aggregate principal amount of its floating rate notes due 2001, $1 billion aggregate principal amount of 6 7/8% notes due 2002 and Y10 billion (approximately $89.7 million) aggregate principal amount of 0.57% notes due 2000. The net proceeds of approximately $2.08 billion were used to repay a portion of the borrowings under the $3.90 billion commercial paper program of the issuing subsidiary.

    On August 12, 1999, Tyco consummated its acquisition of Raychem Corporation. In the transaction, a subsidiary of Tyco paid approximately $1.45 billion in cash and delivered approximately 16.2 million Tyco common shares and assumed approximately $590 million of Raychem debt. Raychem, with fiscal 1998 revenues of $1.8 billion, is a leading international designer, manufacturer and distributor of high-performance electronics products for OEM businesses, and for a broad range of specialized telecommunications, energy and industrial applications, and will be integrated within Tyco's Telecommunications and Electronics group (formerly the Electrical and Electronic Components group). Tyco has accounted for the acquisition as a purchase.

    On August 17, 1999, Tyco announced the completion of the sale of certain businesses within its flow control products division, including The Mueller Company and Grinnell Supply Sales and Manufacturing, for approximately $810 million in cash.

    On August 31, 1999, Tyco announced that a subsidiary of Tyco entered into a definitive agreement to acquire AFC Cable Systems, Inc., a manufacturer of prewired armor cable. AFC Cable shareholders will receive a fraction of a Tyco share valued at $45.00 per share for each share of AFC Cable. The transaction is valued at approximately $575 million and is contingent upon customary regulatory review and approval by AFC Cable shareholders. AFC Cable will be integrated within Tyco's Telecommunications and Electronics group. Tyco intends to account for the acquisition as a purchase.

    In September 1999, Tyco's Board of Directors amended its shareholder rights plan to accelerate the plan's expiration date to September 30, 1999. The plan will terminate on that date.

               GENERAL SURGICAL INNOVATIONS, INC. SPECIAL MEETING

DATE, TIME AND PLACE

    The special meeting of GSI shareholders will be held on October   , 1999, at
10:00 a.m., Pacific Time, at GSI's principal executive offices located at 10460 Bubb Road, Cupertino, California 95014.

PURPOSE OF THE GSI SPECIAL MEETING

    At the special meeting, GSI shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 1999, among GSI, General Acquisition and General Sub. The merger agreement provides, among other things, that General Sub will be merged with and into GSI, and each outstanding share of GSI common stock will be converted into the right to receive a fraction of a Tyco common share. General Acquisition and General Sub are subsidiaries of Tyco, whose obligations in connection with the merger are guaranteed by Tyco.

    GSI is not proposing any matters other than the approval and adoption of the merger agreement to come before the GSI special meeting, and GSI has not received notice of other proposals to be considered at the meeting.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE

    The close of business on October   , 1999 is the record date for determining
the holders of GSI common stock who are entitled to receive notice of and to vote at the special meeting or at any adjournment of the special meeting.

    GSI has only one class of capital stock outstanding, which is common stock, par value $0.001 per share. Each holder of GSI common stock outstanding on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of GSI common stock entitled to vote must be present at the special meeting, in person or by proxy, to constitute a quorum to transact business.

    The holders of a majority of the outstanding shares of GSI common stock must vote for the approval and adoption of the merger agreement to approve the
merger. On the record date,             shares of GSI common stock were
outstanding, excluding shares held in treasury, held by approximately holders of record.

    Votes cast by proxy or in person at the GSI special meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Abstentions will be treated as shares present in determining whether GSI has a quorum for the special meeting, but abstentions will have the same effect as a vote against approval of the merger. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GSI

    THE BOARD OF DIRECTORS OF GSI HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GSI AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.
See "Recommendation of the Board of Directors of GSI" beginning on page   and
"Interests of Certain Persons in the Merger" beginning on page   .

PROXIES; REVOCATION

    A proxy card is enclosed for use by GSI shareholders. The Board of Directors of GSI requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT
            , A FIRM THAT PROVIDES PROFESSIONAL PROXY SOLICITING SERVICES THAT GSI HAS RETAINED, AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

    Telephone:

    All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of GSI, or by attending the special meeting and voting in person. A proxy that has been properly executed, but has otherwise been left blank, will be voted for the approval and adoption of the merger agreement, unless the proxy is revoked before the vote is taken.

SOLICITATION OF PROXIES

    The solicitation of the enclosed proxies from GSI shareholders is made on behalf of the Board of Directors of GSI. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by GSI. Solicitation will be made by mail, by electronic telecommunications or in person. GSI has retained the services of to assist in the solicitation of proxies for a fee estimated at
$            plus out-of-pocket expenses. Management of GSI may also use the services of its directors, officers and employees in soliciting proxies, who will not receive any additional compensation therefor, but who will be reimbursed for their out-of-pocket expenses. GSI will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

                                   THE MERGER

    This section, as well as the next section "The Merger Agreement," describe the material aspects of the proposed merger. These discussions are qualified in their entirety by reference to the merger agreement, which is attached as Annex A to this document, and to the other agreements and documents that are discussed in this document and that are filed as exhibits to the registration statement of which this document forms a part. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

BACKGROUND OF THE MERGER

    On various occasions between January and June 1999, the management of GSI, including its president, Gregory Casciaro, and personnel from Tyco's United States Surgical Corporation subsidiary conducted discussions concerning possible strategic alliances between GSI and US Surgical. In these discussions, conducted in phone conversations, at professional conferences and in June 1999 at GSI's offices, the representatives of the parties explored possible distribution arrangements, whereby US Surgical would be a distributor of GSI products or vice versa. The representatives also raised the possibility of an acquisition of GSI by Tyco.

    In February 1999, a jury entered a judgment in a patent infringement case against Origin Medsystems, Inc., a unit of Guidant Corporation which was acquired by US Surgical in July 1999. In April 1999, the court entered judgment on the verdict, awarding GSI damages of $12.9 million and imposing a permanent injunction against sales of Origin's infringing products to take effect generally on November 15, 1999. Under the terms of US Surgical's purchase of Origin, Guidant agreed to be responsible for the damage award. Origin's appeal of the judgment, together with GSI's cross-appeal on certain issues, is pending.

    In June 1999, US Surgical began to conduct a valuation of GSI with a view towards a possible acquisition proposal. On June 21, 1999, GSI retained ING Barings LLC to assist GSI in evaluating its strategic alternatives.

    Beginning in July 1999, representatives of US Surgical and GSI's management engaged in discussions regarding diligence and valuation issues. On July 28, 1999, US Surgical personnel and officers of Tyco International (US) Inc. met at the offices of the Venture Law Group, GSI's outside counsel, with Mr. Casciaro and other members of GSI's management and a representative of ING Barings to discuss the businesses of GSI and Tyco, the valuation of GSI and diligence activities in contemplation of a possible acquisition transaction.

    On August 2, 1999, a team from US Surgical reviewed diligence materials assembled at the offices of GSI's outside counsel. Mr. Casciaro, other members of GSI's management and GSI's outside counsel were also in attendance. On August 3, 1999, officers of Tyco (US) contacted Mr. Casciaro with a verbal offer of $7.25 per share of GSI common stock payable in Tyco common shares. Mr. Casciaro agreed to present this offer to the GSI Board, although he expressed disappointment with the price. Thereafter, the Tyco (US) representatives contacted ING Barings and raised Tyco's offer to $7.50 per share of GSI common stock.

    GSI held a telephonic board meeting on August 5, 1999. At that meeting, ING Barings and management of GSI presented the Tyco proposal to the Board. ING Barings informed the GSI Board that Tyco's verbal offer had increased to $7.50 per GSI share. Following an extended discussion, the GSI Board authorized the GSI management team and ING Barings to continue their discussions regarding a transaction with Tyco at the $7.50 per share price.

    On August 6, 1999, GSI and Tyco (US) signed a letter of intent in which GSI granted Tyco a right of exclusive negotiation for a specified time period. At a meeting of the Tyco Board of Directors on August 9, 1999, the Tyco Board approved the acquisition of GSI by General Acquisition in a merger transaction at a price of $7.50 per share of GSI common stock and authorized the issuance of Tyco common shares required to be delivered to GSI shareholders in the merger.

    Between August 6 and August 20, 1999, the parties and their advisors negotiated the terms of definitive transaction documents and substantially completed their respective due diligence reviews.

    On August 19, 1999, the GSI Board of Directors met with GSI management and GSI's financial and legal advisors at a special meeting of the Board to review the status of the negotiations with Tyco and the terms of the negotiated transaction documents. After management provided its view of the proposed merger, ING Barings presented its oral opinion, subsequently confirmed in writing, that the consideration to be received by the shareholders of GSI in the merger was fair, from a financial point of view, to the GSI shareholders. ING Barings also provided the GSI Board with the financial analysis serving as a basis for its opinion and responded to questions raised by the GSI Board regarding the analysis and the opinion. Following this discussion, GSI's outside counsel reviewed with the GSI Board the proposed terms of the merger agreement and related documents. The GSI Board then engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, the terms and conditions of the proposed merger agreement and the analysis and opinion of ING Barings. The GSI Board concluded that the proposed merger and merger agreement were fair to and in the best interests of GSI and its shareholders. The GSI Board then approved the merger and the merger agreement and the related documents and authorized management to proceed with the final negotiation and execution of the merger documents.

    The boards of directors of General Acquisition and General Sub approved the merger and the merger agreement by written consent on August 19, 1999.

    On August 21 and 22, the parties and their counsel finalized the transaction documents and completed their due diligence procedures.

    On August 23, 1999, the parties executed the definitive merger agreement and issued a joint press release announcing the transaction.

EXCHANGE OF FINANCIAL FORECASTS

    As part of its business planning cycle, management of GSI from time to time has prepared internal financial forecasts regarding its anticipated future operations. In the course of the discussions described in "Background of the Merger," GSI provided certain of these internal forecasts to Tyco and its financial advisor.

    The internal financial forecasts regarding GSI prepared by GSI management reflected the following forecasted information:

CALENDAR YEAR                          SALES           EBITDA         NET INCOME        EPS
--------------------------------  ---------------  ---------------  ---------------  ---------
1999............................  $  12.3 million  $ (15.0 million) $ (15.1 million) $   (1.12)
2000............................     31.3 million     (4.6 million)    (4.9 million)     (0.36)
2001............................     47.9 million      3.9 million      2.2 million       0.17

    GSI's forecasts were prepared for internal budgeting and planning purposes only and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. While presented with numerical specificity, the forecasts are based upon a variety of assumptions relating to the business of GSI and are inherently subject to significant uncertainties and contingencies that are beyond the control of the management of GSI. These include the impact of general economic and business conditions, the competitive environment in which GSI operates and other factors.
See "Forward-Looking Information" on page   . Accordingly, actual results may
differ materially from those forecasted.

    The inclusion of the forecasts herein should not be regarded as a representation by GSI or any other person that such forecasts are or will prove to be correct. As a matter of course, GSI does not make public projections or forecasts of its anticipated financial position or results of operations. Except to the extent required under applicable securities laws, GSI does not intend to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of preparation of such forecasts.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GSI; REASONS OF GSI FOR THE MERGER

    The GSI Board, after careful consideration, has unanimously:

    1. determined that the merger is fair to and in the best interests of GSI and its shareholders;

    2.  approved the merger and the merger agreement; and

    3. recommended that holders of shares of GSI common stock vote for the approval and adoption of the merger agreement.

    At a meeting held on August 19, 1999, the GSI Board, with the assistance of GSI's outside financial and legal advisors, considered the legal, financial and other terms of the merger.

    In determining that the merger is fair to and in the best interests of GSI and its shareholders, the GSI Board considered a number of factors and potential benefits, including, without limitation, the following:

    - the opportunity for GSI shareholders to receive a significant premium over the existing market price for shares of GSI common stock prior to the public announcement of the merger and an even larger premium over the average market price for shares of GSI common stock over the three month period that preceded the announcement;

    - the ability of GSI shareholders to continue to participate in the growth of the business conducted by Tyco and GSI after the merger and to benefit from the potential appreciation in the value of Tyco common shares;

    - the qualification of the merger as a reorganization for U.S. federal income tax purposes, which will permit GSI shareholders to receive Tyco common shares in a tax-free exchange;

    - the financial condition, results of operations and business of GSI and Tyco, on both an historical and prospective basis, and current industry, economic and market conditions;

    - the historical market prices and recent trading patterns of GSI common stock and Tyco common shares and market prices, recent trading patterns and financial data relating to other companies engaged in the same business as GSI and Tyco;

    - the possible strategic growth opportunities that might be available to GSI absent the merger and the belief, based on review of such opportunities, that GSI shareholders would benefit most from the potential business combination with Tyco;

    - the larger public float and trading volume of Tyco common shares compared to the public float and trading volume of shares of GSI common stock, which would provide GSI shareholders the opportunity to gain greater liquidity in their investment;

    - the review of, and discussions with, GSI senior management, legal and financial advisors, regarding certain business, financial, legal and accounting aspects of the merger, the results of legal and financial due diligence and a review of the terms of and conditions to the merger;

    - the analysis and recommendation of GSI management that the merger be approved, including without limitation, a discussion of the complementary nature of certain product lines of GSI and Tyco;

    - the belief, based on presentations by GSI's legal and financial advisors, that the terms of the merger agreement, including the limited conditions to Tyco's obligation to close the merger and the ability of GSI to consider proposed alternative business combinations under certain circumstances, are generally customary for transactions such as the merger; and

    - the fairness opinion of ING Barings to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of shares of GSI common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

    The GSI Board also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including, without limitation, the following:

    - the risk that the merger would not be consummated;

    - the possibility that the market value of Tyco common shares might decrease which would result in less aggregate value paid to GSI shareholders;

    - the fact that GSI shareholders will not receive the full benefit of any future growth in the value of their equity that GSI may have achieved as an independent company, and the potential disadvantage to GSI shareholders in the event that Tyco does not perform as well in the future as GSI may have performed as an independent company;

    - the substantial management time and effort that will be required to consummate the merger and integrate the operations of the two companies;

    - the possibility that certain provisions of the merger agreement, including, among others, the no solicitation and termination fee payment provisions of the merger agreement, might have the effect of discouraging other persons potentially interested in merging with or acquiring GSI from pursuing such an opportunity; and

    - other matters described under "Risk Factors" on page   .

    After detailed consideration of these factors, the GSI Board concluded that the potential benefits of the merger outweighed these considerations and determined that the merger was fair to and in the best interests of GSI and its shareholders.

    The above discussion of the information and factors considered by the GSI Board is not exhaustive and does not include all factors considered by the GSI Board. In view of the variety of factors considered in connection with its evaluation of the merger, the GSI Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the GSI Board may have given different weights to different factors. Based on the factors outlined above, the GSI Board determined that the merger is fair to and in the best interests of GSI and its shareholders.

    THE GSI BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GSI AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    See "Background of the Merger" on page   , "Opinion of Financial Advisor to
GSI" on page   , "Material U.S. Federal Income Tax and Bermuda Tax Consequences"
on page   and "Comparative Stock Prices and Dividends" on page   .

OPINION OF FINANCIAL ADVISOR TO GSI

    GENERAL

    Pursuant to a letter agreement dated as of June 21, 1999, as amended, ING Barings was engaged to provide GSI with financial advisory services and render an opinion to the GSI Board as to the fairness to GSI shareholders, from a financial point of view, of the merger consideration. GSI retained ING Barings only as an advisor or agent to the GSI Board and not to GSI shareholders or any other person.

    At the meeting of the GSI Board on August 19, 1999, ING Barings rendered its oral opinion, subsequently confirmed in writing as of August 23, 1999, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the merger consideration was fair to GSI shareholders from a financial point of view.

    The full text of ING Barings' opinion is attached to this document as Annex
B. You are urged to read the opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion. ING Barings' opinion was prepared for the GSI Board and addresses only the fairness of the merger consideration to GSI shareholders from a financial point of view. It does not address the merits of the underlying decision by the GSI Board to engage in the merger or other business strategies considered by the GSI Board. ING Barings' opinion does not constitute a recommendation to any GSI shareholder as to how such shareholder should vote at the GSI special meeting.

    ING Barings' opinion does not constitute an opinion as to the price at which GSI common stock will actually trade at any time. The merger consideration was determined in arms'-length negotiations between GSI and Tyco, in which negotiations ING Barings advised GSI. GSI imposed no restrictions or limitations upon ING Barings with respect to the investigations made or the procedures followed by ING Barings in rendering its opinion.

    In arriving at its opinion, ING Barings reviewed and analyzed, among other things, the following:

    - the merger agreement and certain related documents and the financial terms of the Proposed Transaction set forth therein;

    - GSI's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, GSI's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, and GSI's earnings announcement for the fiscal year ended June 30, 1999;

    - Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and Tyco's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999;

    - certain other publicly available information concerning GSI and the trading market for GSI common stock;

    - certain other publicly available information concerning Tyco and the trading market for Tyco common shares;

    - certain non-public information and other data relating to GSI, its business and prospects, including forecasts and projections, provided to ING Barings by management of GSI;

    - certain publicly available information concerning certain other companies engaged in businesses which ING Barings believed to be generally comparable to GSI and the trading markets for certain of such other companies' securities;

    - the financial terms of certain recent business combinations which ING Barings believed to be relevant; and

    - certain discussions and negotiations among representatives of GSI and Tyco.

    ING Barings also met with certain officers and employees of GSI concerning its business and operations, assets, present condition and prospects and undertook such other studies, analyses and investigations deemed appropriate. Included in the information provided to ING Barings were certain financial projections prepared by GSI management. GSI does not publicly disclose internal management projections of the type provided to ING Barings in connection with its engagement and, accordingly, such projections were not prepared with a view toward public disclosure. The projections so provided were based upon numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Consequently, actual results could vary significantly from those set forth in such projections. In rendering its opinion, ING Barings relied upon and assumed the accuracy and completeness of all of the financial and other information used by it and did not attempt to independently verify such information, nor did it assume any responsibility to do so. ING Barings also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best current estimates and judgments of GSI management as to GSI's future financial condition and results of operations. ING Barings has not made, nor has it assumed any responsibility for making, any independent evaluation or appraisal of GSI's properties, facilities or liabilities. ING Barings relied on the advice of GSI's counsel as to certain legal matters. ING Barings has also taken into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. ING Barings' opinion is necessarily based on economic, market, financial and other conditions as they existed and can be evaluated on, and on the information made available to ING Barings as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, ING Barings does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise, although it has reserved the right to withdraw, revise or modify its opinion based on additional information, which may be provided or obtained by it and which suggest, in its judgment, a material change in the assumptions upon which its opinion is based.

    Included in the textual discussion below are summaries of certain of the statistical information appearing in such discussion presented in a tabular format. While these tables are presented for the purpose of clarity and ease of reference, they are not substitutes for, and must be read along with, all of the information appearing under the captions immediately preceding them as well as all of the information in this section.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES

    To provide comparative market information, ING Barings compared selected historical common stock prices, earnings and operating and financial ratios for GSI to the corresponding data and ratios of certain companies that ING Barings believed to be generally comparable to GSI and whose securities are publicly-traded. ING Barings used August 5, 1999 (the last date before there was a significant increase in the stock price and trading volume in GSI common stock) stock prices for these comparable companies and projections based upon First Call Research Network consensus research analyst estimates. The comparable companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which GSI operates. The comparable companies were:

    - Datascope Corporation

    - EndoSonics Corporation

    - Innerdyne, Inc.

    - Kensey Nash Corporation

    - Maxxim Medical Inc.

    - Mentor Corporation

    - Orthofix International N.V.

    - Vital Signs, Inc.

    The data and ratios ING Barings analyzed included total enterprise value as a multiple of latest twelve-months' revenues, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), and Earnings Before Interest and Taxes ("EBIT"), and price per share as a multiple of projected calendar year 1999 earnings per share (based upon the First Call Research Network consensus research analyst estimates). Due to current and projected negative results of GSI, however, ING Barings focused only on the multiple of latest twelve-months, estimated calendar year 1999 and estimated calendar year 2000 revenues when inferring value from its public comparable companies analysis.

    For purposes of its analysis, total enterprise value was calculated as the aggregate value of the common stock outstanding at June 30, 1999 (treating on a treasury stock method basis the net shares issuable upon exercise of options and warrants and other rights of conversion as outstanding), plus book value of debt and preferred equity, less cash, cash equivalents and marketable securities. The multiples of enterprise value to latest twelve months' revenue for the comparable companies ranged from 1.24x to 3.05x, compared to 13.41x for GSI based on the Tyco common shares issuable in the merger having an assumed value of $7.50 per GSI share. The multiples of enterprise value to revenues for the comparable companies ranged from 1.05x to 2.36x for calendar year 1999 and from 0.95x to 2.07x for calendar year 2000. GSI's enterprise value to revenues multiple decreased from 7.46x for calendar year 1999 to 2.96x for calendar year 2000.

    REVENUE MULTIPLE VALUATION

    ING Barings calculated total enterprise value (for purposes of this analysis) by applying the median multiple stated above to GSI's latest twelve-months and estimated calendar year 1999 and 2000 revenues, subtracted total debt outstanding as of June 30, 1999, and added cash, cash equivalents and marketable securities as of June 30, 1999, to arrive at an implied equity value for GSI. ING Barings then divided each implied equity value figure by the 14.9 million fully diluted shares outstanding as of June 30, 1999. The implied per share value for GSI common stock was $2.22 based on the LTM revenues multiple of 2.0x, $2.79 based on calendar year 1999 revenues multiple of 1.8x and $4.48 based on calendar year 2000 revenues multiple of 1.5x.

                      SUMMARY OF REVENUE MULTIPLE ANALYSIS

                   ($ in millions, except per share amounts)

                                                                               IMPLIED
                                                                  MEDIAN     ENTERPRISE    IMPLIED(A)       IMPLIED(B)
                                                 GSI REVENUES    MULTIPLE       VALUE     EQUITY VALUE    PER SHARE VALUE
                                                 -------------  -----------  -----------  -------------  -----------------
LTM Revenues...................................    $     6.9          2.0x    $    13.9     $    33.1        $    2.22

CY 1999 Revenues
  (estimated)..................................    $    12.4          1.8x    $    22.4     $    41.6        $    2.79

CY 2000 Revenues
  (estimated)..................................    $    31.3          1.5x    $    47.5     $    66.7        $    4.48

------------------------

(a) Based on $19.2 million of net cash.

(b) Based on 14.9 million of fully diluted shares outstanding using the treasury stock method.

    In arriving at its opinion, ING Barings took into account that the multiples available to GSI, based on the merger consideration, compared favorably to the multiples derived from the comparable companies. No other company utilized in ING Barings' analysis of the comparable publicly traded companies is identical to GSI. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in GSI's financial and operating characteristics and other factors that could affect GSI's public trading value and the public trading value of other companies included in such analysis.

    COMPARABLE TRANSACTION ANALYSIS

    ING Barings reviewed 12 selected acquisitions that it believed to be generally comparable. The comparable transactions were:

                    ACQUIRED COMPANY                                         ACQUIRING COMPANY
--------------------------------------------------------  --------------------------------------------------------
Perclose, Inc. (pending)                                  Abbott Laboratories
AVECOR Cardiovascular, Inc.                               Medtronic, Inc.
World Medical Manufacturing                               Arterial Vascular Engineering, Inc.
  Corporation
Healthdyne Technologies, Inc.                             Respironics, Inc.
Storz Instrument Company                                  Bausch & Lomb Incorporated
EndoVascular Technologies, Inc.                           Guidant Corporation
Biopsys Medical, Inc.                                     Johnson & Johnson
Microsurge, Inc.                                          Urohealth Systems, Inc.
Cardiometrics, Inc.                                       EndoSonics Corporation
Deknatel Snowden Pencer, Inc.                             Genzyme Corporation
Pryon Corporation                                         Protocol Systems, Inc.
Symbiosis Corporation                                     Boston Scientific Corporation

    For purposes of this analysis, total enterprise value was calculated as the aggregate purchase price of equity (in the case of stock purchases), or the aggregate purchase price of assets (in the case of asset purchases), plus book value of debt and preferred equity, less cash, cash equivalents and marketable securities. For each of the comparable transactions, ING Barings' calculated a total enterprise value to latest twelve-months' revenues multiple, total enterprise value to latest twelve-months' EBITDA, and total enterprise value to latest twelve-months' EBIT. In addition, ING Barings calculated equity value to latest twelve-months' net income and book value. Due to current and projected negative results of GSI, however, ING Barings focused only on the multiple of latest twelve-months revenue when inferring value from its transaction comparables analysis. The transaction comparables analysis resulted in a median total enterprise value to latest twelve-months' revenue multiple of 3.3x, resulting in a total enterprise value for GSI of $22.8 million. After subtracting total debt outstanding as of June 30, 1999, and then adding cash, cash equivalents and marketable securities as of June 30, 1999, ING Barings arrived at an implied equity value of $42.0 million for GSI, based on the merger consideration. ING Barings then divided GSI's implied equity value figure by the fully diluted shares outstanding as of June 30, 1999, to reach an implied share value for GSI common stock of $2.82.

    In addition to revenue multiples, ING Barings analyzed the 1 and 30 day takeover premiums for the comparable transactions. In terms of its relation to the stock price the day before the merger announcement, the median multiples for the 1 and 30 trading premiums were 1.214x and 1.475x, respectively. Multiplying these multiples by the $4.00 pre-announcement stock price and the number of fully-diluted shares, ING Barings derived implied equity values of $72.4 million and $87.9 million. ING Barings then divided GSI's implied equity value figure by the fully diluted shares outstanding as of June 30, 1999, to reach an implied share value for GSI common stock of $4.86 and $5.90 for the 1 and 30 day trading premiums, respectively, compared to the merger consideration of $7.50 per share.

                   SUMMARY OF COMPARABLE TRANSACTION ANALYSIS

                   ($ in millions, except per share amounts)

                                GSI REVENUES                      IMPLIED
                                  OR STOCK                      ENTERPRISE    IMPLIED(A)      IMPLIED(B)
                                    PRICE      MEDIAN MULTIPLE     VALUE     EQUITY VALUE   PER SHARE VALUE
                                -------------  ---------------  -----------  -------------  ---------------
LTM Revenues..................    $     6.9            3.3x      $    22.8     $    42.0       $    2.82

Takeover Premium
  -1 Day......................    $    4.00(c)       1.214x      $    53.2     $    72.4       $    4.86
  -30 Days....................    $    4.00(c)       1.475x      $    68.7     $    87.9       $    5.90

------------------------

(a) Based on $19.2 million of net cash.

(b) Based on 14.9 million of fully diluted shares outstanding using the treasury stock method.

(c) Based on August 5, 1999 stock prices (the last date before there was a significant increase in the stock price and trading volume in GSI common stock).

    In arriving at its opinion, ING Barings took into account that the multiples available to GSI, based on the merger consideration, compared favorably to the multiples derived for the selected transactions. No transaction utilized in the comparable transaction analysis is identical to the merger. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in GSI's financial and operating characteristics and other factors that could affect the acquisition value of the companies to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS

    ING Barings performed a discounted cash flow analysis for the three and a half year period ending with calendar year 2002 on GSI's stand-alone unlevered free cash flow, using financial projections provided by GSI management. Unlevered free cash flows were calculated as: (A) EBIT; (B) less taxes; (C) plus depreciation and amortization; (D) less capital expenditures; (E) less net changes in working capital. ING Barings calculated terminal values by applying a range of estimated EBIT multiples of 14x to 16x to projected EBIT of GSI in the calendar year 2002. The unlevered free cash flows and terminal values were then discounted to the present value using a range of discount rates from 13.8% to 15.8%. This range was selected because GSI's weighted average cost of capital was 14.8%. After deriving total enterprise values from this analysis, ING Barings derived two separate implied equity values. In both cases, cash, cash equivalents and marketable securities were added and total debt outstanding was subtracted from enterprise value. However, in one case 90% of the estimated lawsuit receivable due to GSI from the court verdict against Origin Medsystems, Inc. was discounted back one year at GSI's weighted average cost of capital (14.8%) and was added to derive implied equity value. Based on this analysis assuming a 14.8% discount rate, an EBIT terminal value multiple range between 14x--16x and using management estimates, ING Barings calculated values per share of GSI common stock ranging from $7.45 to $8.34 with the lawsuit receivable included and from $6.40 to $7.29 excluding the lawsuit receivable.

    COMMON STOCK TRADING PRICE HISTORY

    ING Barings also analyzed the value of the merger consideration as a premium to the 5, 15, 30, and 90-day average price of GSI common stock as well as to the 52 week high and low. The information in the table below was presented solely to provide the GSI Board with background information regarding GSI stock price during the periods indicated relative to the merger consideration.

                      SUMMARY OF IMPLIED PREMIUM ANALYSIS

                                                                                                 IMPLIED PREMIUM
                                                                                                -----------------
Merger Consideration per GSI Share.................................................  $    7.50

Implied Premium to:
  August 5, 1999 Price.............................................................  $    4.00           87.5%
  5 Days Average Price(a)..........................................................  $    4.35           72.4%
  15 Days Average Price(a).........................................................  $    4.72           58.8%
  30 Days Average Price(a).........................................................  $    4.58           63.7%
  90 Days Average Price(a).........................................................  $    4.15           80.8%
  52 Week High (7/14/99)...........................................................  $    5.63           33.2%
  52 Week Low (10/6/98)............................................................  $    1.00          650.0%

------------------------

(a) Represents average closing price for period ending August 5, 1999 (the last date before there was a significant increase in the stock price and trading volume in GSI common stock).

    The summary set forth above describes the principal elements of the presentation made by ING Barings to the GSI Board on August 19, 1999. The presentation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by ING Barings was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. ING Barings did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, ING Barings considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. ING Barings did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, ING Barings believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

    In performing its analyses, ING Barings made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by ING

Barings are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of the engagement letter dated June 21, 1999, and amendment dated August 9, 1999, GSI agreed to pay ING Barings:

    - $75,000 as a retainer fee;

    - $250,000 at the time of execution of the merger agreement; and

    - 1% of the aggregate consideration received by GSI shareholders upon the consummation of the merger, against which any fees previously paid to ING Barings under the foregoing items will be credited.

    GSI has also agreed to reimburse ING Barings promptly for all out-of-pocket expenses, including the reasonable fees and out-of-pocket expenses of counsel, incurred by ING Barings in connection with its engagement, and to indemnify ING Barings and related persons against liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with ING Barings were negotiated at arms'-length between GSI and ING Barings.

    ING Barings is a full service securities firm that engages in securities trading and brokerage activities, in addition to providing investment banking services. In the ordinary course of its business, ING Barings, as a market maker or otherwise, may trade or otherwise effect transactions in the securities of GSI and Tyco and, accordingly, may at any time hold a long or short position in such securities.

REASONS OF TYCO FOR THE MERGER

    At a meeting of the Tyco Board held on August 9, 1999, the Tyco Board determined that the acquisition of GSI was in keeping with its corporate strategy of complementing its internal growth with acquisitions that are likely to benefit from cost reductions and synergies when combined with Tyco's existing operations and that are expected to be accretive to earnings per share.

    In reaching its decision to approve the merger, the Tyco Board considered the following material factors:

    - the expectation that GSI's businesses could be readily integrated with Tyco's healthcare products business, enabling Tyco to broaden the line of surgical supplies offered to its customers;

    - the patent litigation between GSI and a subsidiary of Tyco and the prospect that if the judgment in this litigation in favor of GSI were upheld on appeal, Tyco could be forced permanently to discontinue manufacturing and marketing of certain balloon dissection devices found at trial to infringe on GSI's patents;

    - the expectation that the merger before restructuring and similar charges and assuming the realization of certain of the cost savings referred to below and other synergies would be immediately accretive to Tyco's earnings per share;

    - the belief of Tyco's management that there are prospects for reduction of GSI corporate costs, possible elimination of facilities of the combined company and potential cost reductions for purchased materials and services; and

    - Tyco's history of growth through acquisitions, including its substantial experience integrating acquired businesses with existing operations and thereby achieving synergies and cost savings.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL

    Certain GSI executive officers and certain members of the GSI Board will receive benefits as a result of the merger that will be in addition to or different from their interests as shareholders of GSI generally. These include, among other things, provisions in the merger agreement relating to indemnification and the acceleration and/or payout of benefits under certain agreements and employee benefit plans. The GSI Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

    STOCK OPTIONS HELD BY GSI EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

    As of October   , 1999, GSI's directors and executive officers collectively
beneficially own options to acquire an aggregate of     shares of GSI common
stock.

    Under the merger agreement, following the merger each option to acquire stock of GSI will become the right to receive the difference in cash between $7.50 and the exercise price of the option for each share subject to the option. This amount will be payable whether or not the option is vested at the time of the merger. Options whose exercise price equals or exceeds $7.50 will be cancelled. The cash amounts, before income taxes, that the principal executive officers of GSI will receive for their options as a result of the merger are:
Gregory D. Casciaro--$1,544,004.79; Roderick A. Young-- $746,196.84; James E. Jervis--$719,969.77; Stephen J. Bonelli--$836,595.32; and Ferolyn T. Powell-- $548,125.00. The cash amounts, before income taxes, that the non-employee directors of GSI will receive for their options as a result of the merger are:
David W. Chonette--$207,091.27; Thomas J. Fogarty--$87,811.84; Paul Goeld--$230,980.42; James R. Sulat--$46,332.00; and Mark A. Wan-- $212,239.27.
The amounts in this paragraph assume that the exchange ratio has not been fixed at 0.0913 (pre-split), in the circumstances described under "Certain Provisions of the Merger Agreement--Termination" on page 44. If the exchange ratio were fixed at 0.0913 (pre-split), these amounts would be lower.

    INDEMNIFICATION

    The surviving corporation in the merger will provide to the individuals who have served as officers or directors of GSI, for at least six years after the merger, indemnification as set forth by the articles of incorporation and by-laws of GSI prior to the effective time of the merger. General Acquisition has also agreed to provide, for at least six years after the merger, a directors and officers insurance and indemnification policy that is no less favorable than the existing policy provided by GSI with respect to acts occurring prior to or at the effective time of the merger.

    OTHER

    Certain officers of GSI have been awarded retention bonuses to incentivize them to continue their employment with GSI until the merger is consummated. These bonuses, which are payable following consummation of the merger if the officers remain employed by GSI through that time, are as follows: Mr. Casciaro--$153,000; Mr. Bonelli--$60,000; Mr. Jervis--$60,000; and Ms.
Powell--$60,000.

MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSEQUENCES

    U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of GSI common stock for Tyco common shares and the ownership of Tyco common shares. The discussion which follows is based on the U.S. Internal Revenue Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

    The discussion below is for general information only and, except where specifically noted, does not address the effects of any state, local or non-United States tax laws. In addition, the discussion below relates to persons who hold GSI common stock and will hold Tyco common shares as capital assets. The tax treatment of a GSI shareholder may vary depending upon such shareholder's particular situation, and certain shareholders may be subject to special rules not discussed below. Such shareholders would include, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, and individuals who received GSI common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to any GSI shareholder who will own 5% or more of either the total voting power or the total value of the outstanding Tyco common shares after the merger, determined after there is taken into account ownership under the applicable attribution rules of the U.S. Internal Revenue Code, or non-U.S. Holders, defined below, who have held more than 5% of the GSI common stock at any time within the five-year period ending at the consummation of the merger.

    As used in this section, a "U.S. Holder" means a beneficial owner of GSI common stock who exchanges GSI common stock for Tyco common shares and who is, for U.S. federal income tax purposes:

    - a citizen or resident of the U.S.;

    - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or any political subdivision thereof;

    - an estate whose income is subject to U.S. federal income tax regardless of its source; or

    - a trust

    (1) if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or

    (2) that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

    As used in this section, a non-U.S. Holder is a holder of GSI common stock who exchanges GSI common stock for Tyco common shares and who is not a U.S. Holder.

    1. CONSEQUENCES OF THE MERGER

    In the opinion of PricewaterhouseCoopers LLP and Venture Law Group, A Professional Corporation, the material U.S. federal income tax consequences that will result from the merger are as follows:

a. The merger will constitute a reorganization within the meaning of Section 368 of the U.S. Internal Revenue Code.

b. A GSI shareholder, other than a GSI shareholder that is a "5% transferee shareholder" within the meaning of U.S. Treasury Regulation 1.367(a)-3, will not recognize any income, gain or loss as a result of the receipt of Tyco common shares in exchange for GSI common stock pursuant to the merger, except for cash received in lieu of a fractional Tyco common share.

c. The tax basis to a GSI shareholder of the Tyco common shares received in exchange for GSI common stock pursuant to the merger, including any fractional share interest in Tyco common shares for which cash is received, will equal such GSI shareholder's tax basis in the GSI common stock surrendered in exchange therefor.

d. The holding period of a GSI shareholder for the Tyco common shares received pursuant to the merger will include the holding period of the GSI common stock surrendered in exchange therefor.

e. A GSI shareholder who is a U.S. Holder and who receives cash in lieu of a fractional share interest in Tyco common shares pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the GSI stock allocable to such fractional share. Non-U.S. Holders who receive cash in lieu of a fractional share interest in Tyco common shares will not be subject to United States income or withholding tax except as set forth in paragraph 3.b below.

f. No income, gain or loss will be recognized by Tyco, General Acquisition, GSI or General Sub as a result of the transfer to GSI shareholders of the Tyco common shares provided by Tyco to General Acquisition pursuant to the merger.

    Consummation of the merger is conditioned upon the receipt of opinions to this effect as of the consummation of the merger. If delivery of such opinions is waived notwithstanding a material change in the tax consequences of the merger, GSI and Tyco will recirculate and resolicit this document. Such opinions are and will be based on facts existing as of the date hereof and as of the consummation of the merger and on certain representations as to factual matters made by Tyco, General Acquisition and GSI. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinions. Such opinions are not binding on the U.S. Internal Revenue Service or the courts.

    2. TRANSFER TAXES

    In the event that any state or local transfer taxes are imposed on GSI shareholders as a result of the merger, GSI will pay all such transfer taxes, if any, directly to state and local taxing authorities on behalf of all GSI shareholders. Any such payments by GSI made on behalf of the GSI shareholders may result in dividend income to each GSI shareholder on behalf of whom such payment is made. The amount of such dividend income attributable to each share of GSI common stock cannot be determined at this time, but is not expected to be material.

    3. OWNERSHIP OF TYCO COMMON SHARES

    a. U.S. Holders

    DISTRIBUTIONS

    Distributions made to U.S. Holders of Tyco common shares will be treated as dividends and taxable as ordinary income to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for U.S. federal income tax purposes, with any excess being treated as a tax-free return of capital which reduces such U.S. Holder's tax basis in the Tyco common shares to the extent thereof, and thereafter as capital gain from the sale or exchange of property. The U.S. federal income tax treatment described in the immediately preceding sentence applies whether or not such distributions are treated as a return of capital for non-tax purposes. Amounts taxable as dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. U.S. Holders of Tyco common shares that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions by Tyco, because Tyco is a foreign corporation.

    DISPOSITION

    Gain or loss recognized by a U.S. Holder of Tyco common shares on the sale, exchange or other taxable disposition of Tyco common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the Tyco common shares surrendered. Such gain or loss will be long term capital gain or loss if such U.S. Holder's holding period for its Tyco common shares is more than one year. Any gain or loss so recognized generally will be United States source.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    Certain U.S. Holders may be subject to information reporting with respect to payments of dividends on, and the proceeds of the disposition of, Tyco common shares. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on, and dispositions of, Tyco common shares.

    b. Non-U.S. Holders

    DISTRIBUTIONS AND DISPOSITION

    In general, and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, Tyco common shares, unless either (1) the income or gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. or (2) in the case of gain realized by an individual non-U.S. Holder upon a disposition of Tyco common shares, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met.

    In the event that clause 1 in the preceding paragraph applies, such income or gain generally will be subject to regular U.S. federal income tax in the same manner as if such income or gain, as the case may be, were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a non-U.S. corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause 2, but not clause 1, in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    If the Tyco common shares are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of Tyco common shares. Information reporting, and possibly backup withholding, may apply if the Tyco common shares are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S.Holder fails to provide appropriate information. Non-U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on and dispositions of Tyco common shares.

    BERMUDA TAX CONSEQUENCES

    In the opinion of Appleby, Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of the delivery of Tyco common shares to GSI shareholders in exchange for GSI common stock pursuant to the merger. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco common shares or in respect of distributions by Tyco with respect to Tyco common shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operations, nor to its common shares nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco common shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. GSI SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

    The merger will be treated as a purchase for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of GSI will be recorded on Tyco's books at their estimated fair market value with the remaining purchase price reflected as goodwill. For more information, see the notes to the Unaudited Pro Forma Combined Condensed Financial
Information beginning on page   .

CERTAIN LEGAL MATTERS

    General Acquisition and GSI have committed to use their reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals.

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Tyco and GSI from completing the merger until certain information and materials have been furnished to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and a required waiting period is observed. This
waiting period will expire on             , 1999 unless terminated earlier. Even
after the waiting period expires or terminates, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Tyco or GSI. Neither Tyco nor GSI believes that consummation of the merger will result in a violation of any applicable antitrust laws. However, there is no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

    Tyco and GSI do not believe that any additional material governmental filings in the United States, other than the agreement of merger in California, are required with respect to the merger.

U.S. FEDERAL SECURITIES LAW CONSEQUENCES

    Recipients of Tyco common shares issued in connection with the merger can freely transfer such shares under the U.S. Securities Act of 1933, except that persons who are deemed to be "affiliates," as such term is defined under the Securities Act, of GSI prior to the merger may only sell shares they receive in the merger in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Individuals or entities that control, are controlled by, or are under common control with, GSI, including directors and certain officers of GSI, are typically considered to be affiliates.

    In general, under Rule 145, for one year following the consummation of the merger, GSI affiliates will be subject to the following restrictions on the public sale of Tyco common shares acquired in the merger:

    - a GSI affiliate, together with certain related persons, may sell only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act,

    - the number of shares a GSI affiliate may sell, together with certain related persons and certain persons acting in concert, within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Tyco common shares or the average weekly trading volume of such stock during the four calendar weeks preceding such sale, and

    - a GSI affiliate may sell only if Tyco remains current with its informational filings with the SEC under the Exchange Act.

    After the end of one year from the consummation of the merger, a GSI affiliate may sell Tyco common shares received in the merger without such manner of sale or volume limitations provided that Tyco is current with its Exchange Act informational filings and such GSI affiliate is not then an affiliate of Tyco. Two years after the consummation of the merger, an affiliate of GSI may sell such Tyco common shares without any restrictions so long as such affiliate had not been an affiliate of Tyco for at least three months prior to such sale.

DIVIDENDS

    Although the payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors, Tyco expects to declare regularly scheduled dividends consistent with the practices of Tyco prior to the merger and of Former Tyco prior to Former Tyco's merger with ADT. The merger agreement restricts each of GSI and Tyco from declaring, setting aside, making or paying any dividend or other distribution in respect of its capital stock, other than, in the case of Tyco, its regularly scheduled dividend consistent with past practices, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the consummation of the merger.

STOCK EXCHANGE LISTING

    It is a condition to the merger that the NYSE authorize for listing the Tyco common shares to be delivered in connection with the merger. In addition, Tyco expects to list such shares on the London Stock Exchange and the Bermuda Stock Exchange in due course after the completion of the merger.

DISSENTERS' RIGHTS

    If the merger is approved by the required vote at the special meeting of GSI shareholders, a holder of record of shares of GSI common stock who does not vote in favor of the merger and who follows the procedures set forth in Chapter 13 of the California General Corporation Law may be entitled to exercise dissenters' rights under California law. Dissenter's rights will, however, only be

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available in connection with the merger if holders of more than five percent
(5%) of GSI's outstanding shares of common stock elect to exercise such rights. If dissenter's rights are determined to be available in connection with the merger, such rights entitle the holder to require GSI to purchase the holder's shares for cash at their fair market value. The fair market value of the GSI common stock will be determined as of the day before the first announcement of the terms of the merger, excluding any element of value arising from the accomplishment or expectation of the merger. The following is a summary description of the provisions of the applicable California law. This summary is complete in all material respects but should be read with the full text of the applicable law, a copy of which is attached hereto as Annex C. Any holder of shares of GSI common stock intending to exercise statutory dissenters' rights is urged to review Annex C carefully and to consult with legal counsel so as to assure strict compliance with its provisions.

    A vote in favor of the merger agreement and the merger will constitute a waiver of dissenters' rights. If a GSI shareholder delivers a proxy that has been left blank, the proxy will be voted for the approval and adoption of the merger agreement, unless the proxy is revoked before the special meeting. Therefore, any GSI shareholder that intends to exercise dissenters' rights and to vote by proxy should not leave the proxy blank. The shareholder should either vote against the merger or abstain from voting for or against the approval and adoption of the merger agreement.

    NOTIFICATION OF APPROVAL AND ADOPTION OF MERGER AGREEMENT

    Within 10 days after approval and adoption of the merger agreement by the GSI shareholders, GSI must mail a notice of the approval to holders of shares of GSI common stock which were not voted in favor of the merger, together with a statement of the price determined by GSI to represent the fair market value of the shares for which dissenters' rights remain available, a brief description of the procedures to be followed in order for the holder to pursue dissenters' rights, and a copy of Sections 1300 to 1304 of Chapter 13. The statement of price by GSI constitutes an offer by GSI to purchase all shares for which dissenters' rights remain available at the stated amount. Only a holder of record of shares of GSI common stock on the record date (or the holder's duly appointed representative) is entitled to exercise dissenters' rights.

    ELECTING DISSENTERS' RIGHTS

    To exercise dissenters' rights, the record holder of GSI common stock must

    - not vote to approve and adopt the merger agreement, and

    - within 30 days after the date the approval notice is mailed to the holder, deliver a written demand for purchase demanding that GSI purchase the holder's shares of common stock and a statement as to what the holder claims to be the fair market value of such shares.

    The statement of the fair market value of the shares of GSI common stock constitutes an offer by the shareholder to sell the shares of GSI at that price.

    The written demand for purchase must be delivered to GSI at 10460 Bubb Road, Cupertino, California 95014, Attention: Corporate Secretary.

    If GSI and the dissenting holder agree upon the purchase price of the shares, the dissenting holder is entitled to the agreed upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the dissenting shares must be made within 30 days after the later date of such agreement or the date on which all statutory and contractual conditions to the merger are satisfied, and is subject to surrender to GSI of the certificates for the dissenting shares.

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    APPRAISAL PROCEEDING BY CALIFORNIA COURT

    If GSI and the record holder of GSI common stock fail to agree upon the fair market value of such holder's shares of GSI common stock, then within six months after the date of the approval notice from GSI, any shareholder who has not voted in favor of approval and adoption of the merger agreement and who has made a valid written demand for purchase may file a complaint in superior court requesting a determination as to whether the shares are dissenting shares or as to the fair market value of such holder's shares of GSI common stock, or both.

    EFFECT OF EXERCISE OF DISSENTERS' RIGHTS ON VOTING AND RIGHT TO DIVIDENDS

    Any shareholder who has duly exercised dissenters' rights in compliance with California law will not, after the effective time of the merger, be entitled to vote the dissenting shares for any purpose. The dissenting shares will not be entitled to the payment of dividends or other distributions, other than those payable or deemed payable to shareholders of record as of the date prior to the effective time of the merger.

    LOSS, WAIVER OR WITHDRAWAL OF DISSENTERS' RIGHTS

    If a holder of shares of GSI common stock who demands the purchase of shares under Chapter 13 fails to perfect, or effectively withdraws or loses the right to such purchase, such holder will be entitled to receive the consideration otherwise payable pursuant to the merger.

    Dissenting shares lose their status as dissenting shares if:

    - the merger is abandoned;

    - the shares are transferred prior to their submission for the required endorsement;

    - the dissenting shareholder fails to make a timely written demand for purchase, along with a statement of fair market value;

    - the dissenting shares are voted in favor of the merger;

    - the dissenting shareholder and GSI do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither GSI nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the approval notice; or

    - with GSI's consent, the shareholder delivers to GSI a written withdrawal of the shareholder's written demand for purchase.

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
                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

GENERAL

    This section describes the material provisions of the merger agreement and Tyco's guarantees of the obligations in the merger agreement. This description is not complete, and shareholders are encouraged to read the full text of the merger agreement which is annexed to this document. In addition, important information about the merger agreement and the merger is provided in the
previous section entitled "The Merger" beginning on page   .

EFFECTIVE TIME

    Promptly after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement, GSI and General Sub will file an agreement of merger with the Secretary of State of the State of California, as prescribed by California law. The effect of this filing is that General Sub will merge with and into GSI, and GSI will become an indirect wholly-owned subsidiary of Tyco.

MERGER CONSIDERATION

    GENERAL

    As a result of the merger, all outstanding shares of GSI common stock will be converted into Tyco common shares in accordance with the terms of the merger agreement.

    THE EXCHANGE RATIO

    GSI's shareholders will receive a fraction of a Tyco common share for each share of GSI common stock, based on an exchange ratio determined by dividing $7.50 by the average share price computed by taking the average of the daily volume weighted selling prices of Tyco common shares on the New York Stock Exchange over the five trading days ending four trading days before the special meeting of GSI shareholders.

    If the average share price is less than $82.15 (pre-split), General Acquisition may call off the merger prior to the time of the GSI special meeting, unless on or before the second trading day prior to the date of the GSI special meeting, GSI agrees to an exchange ratio equal to 0.0913 (pre-split). If GSI agrees to fix the exchange ratio at 0.0913, then General Acquisition will not have the right to call off the merger and the exchange ratio will be 0.0913.

    A GSI shareholder will not receive a fraction of a Tyco common share in the merger. Any fractional Tyco common share will be paid in cash equal to the fraction multiplied by the last reported sale price of a Tyco common share on the last trading day prior to the time of the merger.

    BASIS OF GSI'S DETERMINATION TO FIX THE EXCHANGE RATIO

    The average share price will not be known until the close of trading on
October   , 1999, the fourth trading day before the GSI special meeting. GSI has made no decision as to whether, if the average share price were less than $82.15 (pre-split), it would agree to fix the exchange ratio at 0.0913 (pre-split). In the event such decision is required to be made, the GSI Board would consult with its management and legal and financial advisors and take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including:

    - the amount of the decrease in the value of Tyco common shares to be received in the merger if the exchange ratio is fixed at 0.0913;

    - general market, economic and business conditions;

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
    - management's assessment of the potential benefits expected to be realized by combining the operations of GSI and Tyco;

    - other opportunities available to GSI; and

    - whether the proposed merger continues to be in the best interests of GSI and its shareholders.

    Any decision of the GSI Board to fix the exchange ratio at 0.0913 will be made prior to the GSI special meeting. Approval of the merger agreement by the GSI shareholders will constitute approval of such decision. GSI has not considered whether it will seek a revised fairness opinion if the average share price is less than $82.15 and it elects to fix the exchange ratio at 0.0913. GSI does not currently intend to resolicit proxies if it determines to proceed with the merger at an exchange ratio of 0.0913.

    STOCK OPTIONS

    The merger agreement provides that each option to purchase shares of GSI common stock issued to employees and directors of GSI and outstanding at the time the merger is completed will receive an amount in cash equal to the positive difference between (i) the number of shares of GSI common stock for which the option was exercisable at the time of the merger multiplied by the product of the exchange ratio and the average share price and (ii) the aggregate exercise price of the shares of GSI common stock purchasable pursuant to the option. Any GSI stock option the exercise price of which as of the time of the consummation of the merger equals or exceeds the product of the exchange ratio and the average share price will be cancelled and be of no further force and effect as of the effective time of the merger.

EXCHANGE OF GSI COMMON STOCK

    As soon as reasonably practicable after the consummation of the merger, General Acquisition will instruct ChaseMellon Shareholder Services LLC, as exchange agent, to mail to each holder of record of GSI common stock a letter of transmittal and instructions as to how to surrender certificates of GSI common stock in exchange for Tyco common shares and payment for any fractional shares. GSI SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    Holders of certificates previously representing GSI common stock will not be paid dividends or distributions on the Tyco common shares and will not be paid cash in lieu of a fractional Tyco common share until such certificates are surrendered to ChaseMellon for exchange. When such certificates are surrendered, any unpaid dividends declared by Tyco after the consummation of the merger and any cash in lieu of a fractional Tyco common share will be paid without interest. For all other corporate purposes, certificates that represented shares of GSI common stock prior to the consummation of the merger will represent from and after the consummation of the merger, the number of Tyco common shares and cash in respect of fractional shares, into which such shares of GSI common stock are actually converted in the merger.

    ChaseMellon will deliver Tyco common shares in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. General Acquisition may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Tyco, General Acquisition or ChaseMellon with respect to alleged lost, stolen or destroyed certificates.

REPRESENTATIONS AND WARRANTIES

    GSI and General Acquisition have made various customary mutual representations and warranties in the merger agreement about themselves and their subsidiaries, as well as, in the case of General Acquisition, Tyco and its other subsidiaries. General Acquisition's representations and warranties have been unconditionally guaranteed by Tyco.

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
    In addition, GSI represented that the GSI Board of Directors, prior to the execution of the merger agreement, authorized an amendment to the GSI shareholder rights agreement to render the GSI shareholder rights agreement inapplicable to the merger agreement and the transactions contemplated thereby. GSI appropriately amended the GSI shareholder rights agreement as of August 23, 1999.

CONDUCT OF BUSINESS BY GSI

    GSI has agreed that, prior to the consummation of the merger, GSI will conduct its business, and that of its subsidiaries, only in the ordinary course of business and in a manner consistent with past practice; and GSI will use reasonable commercial efforts to preserve substantially intact the business organization of GSI and its subsidiaries, to keep available the services of the present officers, employees and consultants of GSI and its subsidiaries and to preserve the present relationships of GSI and its subsidiaries with customers, suppliers and other persons with which GSI or any of its subsidiaries has significant business relations. In particular, unless the merger agreement provides otherwise or as previously disclosed to General Acquisition by GSI, GSI has agreed that neither it nor any of its subsidiaries, without the prior written consent of General Acquisition, will, subject in certain cases to specified exceptions:

    1. amend or otherwise change GSI's Amended and Restated Articles of Incorporation or Bylaws;

    2. issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any ownership interest in GSI or any of its subsidiaries or affiliates, subject to certain exceptions in the case of GSI's equity-based incentive plans;

    3. sell, pledge, dispose of or encumber any assets of GSI or any of its subsidiaries, other than in the ordinary course of business and in a manner consistent with past practice or pursuant to other limited exceptions;

    4. - declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock,

       - split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,

       - amend the terms or change the period of exercisability of, acquire or permit any subsidiary to amend the terms or change the period of exercisability of or to acquire, any of its or its subsidiaries' securities, or

       - settle, pay or discharge any action brought or threatened against GSI with respect to or arising out of a shareholder equity interest in GSI;

    5.  -  make any acquisitions,

       - incur any indebtedness for borrowed money, other than pursuant to existing credit facilities, or issue any debt securities or make, assume or guarantee any loans or advances (including loans and advances to employees of GSI to fund the exercise price of GSI options or otherwise to purchase shares of GSI common stock), other than in the ordinary course of business consistent with past practice,

       - authorize capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $2,500,000 million over the 12 months from the date of the merger agreement, or

       - enter into or materially amend any contract, agreement, commitment or arrangement to do any of the above;

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
    6. - increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants except in accordance with past practice,

       - grant any severance or termination pay to or enter into any employment or severance agreement with any current or new employee of GSI, or

       - establish, adopt, enter into or amend any collective bargaining, benefit plan, trust, fund, policy or arrangement for any current or former directors, officers, employees or consultants or any of their beneficiaries;

    7.  change accounting policies or procedures;

    8. make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability;

    9. pay, discharge or satisfy any claims, liabilities or obligations out of the ordinary course of business in excess of $100,000 in the aggregate;

    10. enter into, modify or renew any contract, agreement or arrangement, whether or not in writing, for the distribution of GSI's products; or

    11. take, or agree in writing to take, any of the above actions or any action which would make any of the representations or warranties of GSI contained in the merger agreement untrue or incorrect or prevent GSI from performing its covenants under the merger agreement.

CONDUCT OF BUSINESS BY TYCO

    Tyco has guaranteed that, prior to the consummation of the merger, unless the merger agreement provides otherwise, it will conduct its business and that of its subsidiaries in the ordinary course of business and consistent with past practice, including actions taken by Tyco or its subsidiaries in contemplation of the merger, and will not, without the prior written consent of GSI:

    1.  amend or otherwise change Tyco's Memorandum of Association or Bye-Laws;

    2. make or agree to make any acquisition or disposition which would materially delay or prevent the consummation of the transactions contemplated by the merger agreement;

    3. declare, set aside, make or pay any dividend or other distribution on any of its capital stock, other than a previously declared two-for-one stock split in the form of a stock distribution and regular quarterly cash dividends and other than a dividend to Tyco by a wholly owned subsidiary of Tyco;

    4.  change accounting policies or procedures; or

    5. take, or agree in writing to take, any action which would make any of the representations or warranties of General Acquisition contained in the merger agreement untrue or incorrect or prevent General Acquisition from performing its covenants under the merger agreement.

NO SOLICITATION

    GSI has agreed that it will not solicit or encourage the initiation of any inquiries or proposals regarding any other merger, sale of assets, sale of shares of capital stock or similar transaction with a third party in which such party would acquire more than 30% of the outstanding shares of any class of GSI's equity securities or more than 30% of the outstanding equity securities of GSI or the surviving entity in a merger with GSI or would acquire more than 30% of the fair market value of GSI's assets. Any of the foregoing transactions are referred to in this document as an "Alternative Transaction" and any proposal from a third party to effect an Alternative Transaction is referred to as an "Acquisition Proposal."

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
    Until the GSI shareholders approve and adopt the merger agreement, if the GSI Board, following consultation with independent legal counsel, determines that such action is reasonably likely to be required to discharge properly its fiduciary duties, the GSI Board, after notice to General Acquisition, is permitted to:

    1. furnish information to a third party which has made, but was not solicited to make in violation of the merger agreement, a "Superior Proposal." A "Superior Proposal is defined as a BONA FIDE Acquisition Proposal to acquire for cash and/or securities, all of the voting equity securities of GSI or all or substantially all of GSI's assets, on terms which the GSI Board reasonably believes are more favorable than the merger:

       - from a financial point of view to GSI shareholders, after consultation with a nationally recognized financial advisor, taking into account at the time of determination any changes to the financial terms of the merger proposed by General Acquisition, and

       - to GSI, taking into account all pertinent factors deemed relevant by the GSI Board under the laws of California; and

    2.  consider and negotiate such Superior Proposal.

    Notwithstanding the foregoing points 1 and 2, GSI and the GSI Board, except to the extent that the GSI Board reasonably determines in good faith and after consultation with independent legal counsel that it is reasonably likely to be required to act to the contrary in order to properly discharge its fiduciary duties, may not in any circumstance withdraw or modify in a manner adverse to General Acquisition or General Sub the GSI Board's approval of the merger.

    In addition, unless the merger agreement has been terminated in accordance with its terms, the merger agreement must be submitted for approval and adoption by the GSI shareholders at the GSI special meeting, and the GSI Board may not recommend that shareholders vote against approval of the merger and adoption of the merger agreement.

    The merger agreement expressly provides that the foregoing covenants shall not prohibit GSI from taking or disclosing to its shareholders a position regarding an Alternative Transaction or Acquisition Proposal or from making any disclosure to its shareholders required by law.

    GSI has agreed

    1. to cease any discussions or negotiations with any third party that were ongoing at the time of the execution of the merger agreement;

    2. not to release any third party from the confidentiality and standstill provisions of any agreement to which GSI is a party; and

    3. not redeem the rights under, or waive or amend any provisions of, the GSI shareholder rights agreement that would facilitate the consummation of any Acquisition Proposal or Alternative Transaction.

    GSI will ensure that the officers and directors of GSI and its significant subsidiaries and any investment banker or other advisor or representative retained by GSI are aware of the no-solicitation restrictions described in the merger agreement.

CERTAIN OTHER COVENANTS

    CONSENTS; APPROVALS

    General Acquisition and GSI will each use its reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders, and General Acquisition and GSI will make or cause to be

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
made all filings, required in connection with the authorization, execution and delivery of the merger agreement and the consummation by each of them of the transactions contemplated thereby.

    INDEMNIFICATION AND INSURANCE

    For six years following consummation of the merger, the Articles of Incorporation and By-laws of the surviving corporation will contain the same indemnification provisions as currently set forth in the Amended and Restated Articles of Incorporation and By-laws of GSI and such provisions will not be modified in any manner adverse to the rights of individuals who were directors, officers, employees or agents of GSI at the consummation of the merger unless otherwise required by law.

    After consummation of the merger, the surviving corporation will, to the fullest extent permitted under applicable law or under its Articles of Incorporation or By-laws, indemnify and hold harmless each present and former director, officer or employee of GSI or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the merger agreement, or otherwise with respect to any acts or omissions occurring at or prior to the consummation of the merger, to the same extent as provided in GSI's Amended and Restated Articles of Incorporation or By-laws or any applicable contract or agreement as in effect on the date of the merger agreement, in each case for a period of six years following the consummation of the merger.

    Following the merger, the surviving corporation will continue to honor in all respects GSI's obligations under the indemnification agreements and employment agreements with GSI's officers and directors existing at or before consummation of the merger.

    General Acquisition will provide, or cause the surviving corporation to provide, for a period of not less than six years after consummation of the merger, GSI's current directors and officers with an insurance and indemnification policy for events occurring at or prior to consummation of the merger that is no less favorable than GSI's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that General Acquisition and the surviving company will not be required to pay an annual insurance premium in excess of 200% of the annual premium currently paid by GSI for such insurance, but in such case will purchase as much coverage as possible for such amount.

    NOTIFICATION OF CERTAIN MATTERS

    General Acquisition and GSI will each give each other prompt notice of the occurrence or nonoccurrence of any event which would be reasonably expected to cause any representation or warranty contained in the merger agreement to be materially untrue or inaccurate, or any failure of GSI, General Acqusition or General Sub materially to comply with or satisfy any covenant, condition or agreement contained in the merger agreement.

    FURTHER ACTION/TAX TREATMENT

    The parties to the merger agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to each of their obligations under the merger agreement. However, Tyco is under no obligation to agree to divest, abandon, license, enter into, modify, maintain or renew any contract arrangement regarding or take similar action with respect to any assets of Tyco or GSI or any of their respective subsidiaries. In addition, General Acquisition, General Sub and GSI have each agreed to use their reasonable best

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
efforts to cause the merger to qualify as a reorganization under the provisions of Section 368 of the U.S. Internal Revenue Code, as specified in the merger agreement, and will not, both before and after consummation of the merger, take any actions which might reasonably be expected to prevent the merger from so qualifying.

    PUBLIC ANNOUNCEMENTS

    General Acquisition and GSI will not issue any press release or make any public written statement with respect to the merger or the merger agreement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the NYSE and The Nasdaq Stock Market.

    TYCO COMMON SHARES

    Tyco has guaranteed to take all actions necessary to transfer to General Acquisition the Tyco common shares to be delivered by General Acquisition to the GSI shareholders in the merger. Tyco also has guaranteed to use its best efforts to list on the NYSE the Tyco common shares to be delivered in the merger.

    RIGHTS AGREEMENT

    The GSI Board has agreed to take all necessary action to render the rights under the GSI shareholder rights agreement inapplicable to the merger agreement and the merger.

CONDITIONS TO THE MERGER

    CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER

    Each of General Acquisition's, General Sub's and GSI's respective obligations to complete the merger are subject to the satisfaction at or prior to the consummation of the merger of the following conditions:

    1. EFFECTIVENESS OF REGISTRATION STATEMENT. The SEC has not issued any stop order suspending the effectiveness of the registration statement of which this document is a part, nor has it started or threatened any proceedings for that purpose or in respect of this document;

    2. SHAREHOLDER APPROVAL. The GSI shareholders have approved and adopted the merger agreement;

    3. ANTITRUST. All waiting periods applicable to the consummation of the merger under the HSR Act have expired or terminated, and all necessary clearances and approvals for the merger under any non-U.S. antitrust laws have been obtained, other than for clearances and approvals under any non-U.S. antitrust laws which, if not obtained, would not be reasonably expected to have a material adverse effect on GSI, Tyco or Tyco's healthcare product business;

    4. GOVERNMENTAL ACTIONS. No action or proceeding has been instituted, pending or threatened by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, that is reasonably likely to result in an order, nor is any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction or other legal restraint in effect, which, in either case, prevents or seeks to prevent the consummation of the merger, prevents or seeks to prevent or limits or seeks to limit General Acquisition from exercising all material rights and privileges pertaining to its ownership of the surviving corporation following the merger or the ownership or operation by Tyco or any of its subsidiaries of all or a material portion of the business or assets of the surviving corporation or any of its subsidiaries following the merger, or compels or seeks to compel Tyco or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Tyco or any of its subsidiaries, as a result of the merger or the transactions contemplated by the merger agreement;

    5. ILLEGALITY. No statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal; and

    6. TAX OPINIONS. GSI has received a written opinion of Venture Law Group, counsel to GSI, and General Acquisition has received the written opinion of PricewaterhouseCoopers LLP, tax advisors to Tyco, in form and substance reasonably satisfactory to them, with respect to the tax-free nature of the merger as specified in the merger agreement.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF GENERAL ACQUISITION AND GENERAL SUB

    The obligations of General Acquisition and General Sub to complete the merger are also subject to the following conditions:

    1. REPRESENTATIONS AND WARRANTIES. Except as set forth in the merger agreement and except as would not reasonably be expected to have a material adverse effect on GSI, the representations and warranties of GSI in the merger agreement are true and correct in all respects, without giving effect to qualifications of materiality contained in those representations and warranties, on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, and General Acquisition and General Sub have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of GSI;

    2. AGREEMENTS AND COVENANTS. GSI has performed or complied in all material respects with all agreements and covenants required by the merger agreement, and General Acquisition and General Sub have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of GSI;

    3. CONSENTS OBTAINED. GSI has obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and has made all filings required by GSI for the authorization, execution and delivery of the merger agreement and the consummation by it of the merger, except as would not reasonably be expected to have a material adverse effect on GSI, General Acquisition or Tyco;

    4. AFFILIATE AGREEMENTS. General Acquisition has received an affiliate agreement from each person who is identified as an "affiliate" of GSI; and

    5. RIGHTS AGREEMENT. A "distribution date," as defined in the GSI shareholder rights agreement, has not occurred.

    ADDITIONAL CONDITIONS TO OBLIGATION OF GSI

    The obligation of GSI to complete the merger is also subject to the following conditions:

    1. REPRESENTATIONS AND WARRANTIES. Except as set forth in the merger agreement and except as would not reasonably be expected to have a material adverse effect on General Acquisition and General Sub, the representations and warranties of General Acquisition and General Sub contained in the merger agreement are true and correct in all respects, without giving effect to qualifications of materiality contained in those representations and warranties, on and as of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, and GSI has received a certificate to such effect signed by the President or Chief Financial Officer of General Acquisition;

    2. AGREEMENTS AND COVENANTS. General Acquisition and General Sub have performed or complied in all material respects with all agreements and covenants required by the merger agreement, and GSI has received a certificate to such effect signed by the President or Chief Financial Officer of General Acquisition;

    3. CONSENTS OBTAINED. General Acquisition and General Sub have obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and have made all filings required for the authorization, execution and delivery of the merger agreement and the consummation by them of the transactions contemplated except as would not reasonably be expected to have a material adverse effect on GSI, General Acquisition or Tyco; and

    4. LISTING. The NYSE has authorized for listing the Tyco common shares issuable in connection with the merger.

TERMINATION

    CONDITIONS TO TERMINATION

    The merger agreement may be terminated at any time prior to the consummation of the merger, notwithstanding the approval of the merger and adoption by the GSI shareholders of the merger agreement:

    1. by mutual written consent duly authorized by the Boards of Directors of both GSI and General Acquisition;

    2. by either of General Acquisition or GSI, if the merger has not been consummated by February 28, 2000, other than for reasons set forth in 4 below; PROVIDED, HOWEVER, that this right to terminate is not available to the party whose failure to fulfill any of its obligations under the merger agreement caused the merger not to be consummated before February 28, 2000;

    3. by either of General Acquisition or GSI, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues a nonappealable final order, decree or ruling or takes any other nonappealable final action which permanently prohibits the merger;

    4. by either of General Acquisition or GSI, if GSI shareholders do not approve and adopt the merger agreement at the GSI special meeting; provided, however, that this right to terminate is not available to GSI if GSI fails to call the GSI shareholder meeting;

    5. by General Acquisition, if, whether or not permitted to do so by the merger agreement, GSI or the GSI Board:

       - withdraws, modifies or changes its approval or recommendation of the merger agreement or the merger in a manner adverse to General Acquisition,

       - approves or recommends to GSI shareholders an Acquisition Proposal or Alternative Transaction,

       - approves or recommends that GSI shareholders tender their shares in any tender offer or exchange offer that is an Alternative Transaction, or

       - takes any position or makes any disclosures to GSI shareholders required by law, rule or regulation that has the effect of any of the foregoing;

    6.  by either of General Acquisition or GSI:

       - if any representation or warranty of GSI, General Acquisition or General Sub set forth in the merger agreement was untrue when made or has become untrue, or

       - upon a breach of any covenant or agreement set forth in the merger agreement by the other party,

       such that in either case, the conditions to the terminating party's obligation to complete the merger described above under "Conditions to the Merger" would not be satisfied; PROVIDED THAT, if such misrepresentation or breach is curable prior to February 28, 2000 and the party in breach exercises its reasonable best efforts to cure the same, the merger agreement may not be terminated under this clause while such party continues to exercise such efforts;

    7.  by GSI, if:

       - the GSI Board has authorized GSI to enter into a definitive agreement with respect to a Superior Proposal,

       - GSI has notified General Acquisition in writing that it intends to enter into a definitive agreement with respect to a Superior Proposal,

       - within two full business days of receipt of GSI's notification, General Acquisition has not made an offer that the GSI Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the GSI shareholders as the Superior Proposal,

       - GSI has paid General Acquisition the fees and expenses required to be paid pursuant to the merger agreement,

       - the merger agreement has not already been approved and adopted by the GSI shareholders at the GSI special meeting, and

       -  GSI has complied in all material respects with its no solicitation
          obligations as described on page   .

    8. by General Acquisition, prior to the GSI special meeting, if the average share price is less than $82.15 (pre-split), unless on or before the second trading day prior to the GSI special meeting, GSI agrees to an exchange ratio equal to 0.0913 (pre-split).

    FEES AND EXPENSES

    Except as set forth below, each of General Acquisition, General Sub and GSI will pay its own fees and expenses incurred in connection with the merger agreement and the merger, whether or not the merger is completed, provided that General Acquisition and GSI will share equally all filing fees and printing expenses incurred in connection with the printing and filing of this document and the related registration statement.

    GSI will pay Tyco a fee of $4.0 million, and will pay the actual, documented and reasonable out-of-pocket expenses of Tyco and General Acquisition relating to the merger of up to $375,000, upon the first to occur of any of the following events:

    1. the termination of the merger agreement by General Acquisition or GSI due to the failure of the shareholders of GSI to approve and adopt the merger agreement at the GSI special meeting, if

       - prior to or at the time of the GSI special meeting, a BONA FIDE Acquisition Proposal is made directly to the GSI shareholders or otherwise becomes publicly known or a credible third party has announced a BONA FIDE intention to make an Acquisition Proposal, or

       - within 12 months following the date of termination of the merger agreement, an Alternative Transaction is publicly announced by GSI or any third party and such transaction is at any time thereafter consummated on substantially the terms previously announced;

    2. the termination of the merger agreement by General Acquisition due to the GSI Board's approval or recommendation of an Acquisition Proposal or Alternative Transaction or its approval or recommendation to GSI shareholders to tender their shares in an Alternative Transaction; or

    3. the termination of the merger agreement by GSI due to the GSI Board accepting a Superior Proposal as permitted by the merger agreement and described in paragraph 9 under "Conditions to Termination" above.

    GSI is required to pay the expenses of Tyco and General Acquisition relating to the merger of up to $375,000 upon a termination of the merger agreement by General Acquisition due to GSI's willful breach of a covenant or agreement set forth in the merger agreement, and, in addition, GSI is required to pay Tyco the fee of $4.0 million, if

       - prior to the termination, a BONA FIDE Acquisition Proposal is made directly to the GSI shareholders or otherwise becomes publicly known or a credible third party has announced a BONA FIDE intention to make an Acquisition Proposal, or

       - within 12 months following the date of termination of the merger agreement, an Alternative Transaction is publicly announced by GSI or any third party and such transaction is at any time thereafter consummated on substantially the terms previously announced.

    GSI is required to pay to Tyco and General Acquisition their respective expenses relating to the merger of up to $375,000 upon a termination of the merger agreement by General Acquisition as a result of a representation or warranty of GSI being untrue when made, as described in paragraph 6 under "Conditions to Termination" above.

    General Acquisition is required to pay to GSI the expenses of GSI relating to the merger of up to $375,000 upon termination of the merger agreement by GSI as a result of a representation or warranty by General Acquisition or General Sub being untrue when made, as described in paragraph 6 under "Conditions to Termination" above.

    The fee and/or expenses are payable within one business day after a demand for payment following the occurrence of the event requiring such payment; PROVIDED that, in no event will a party be required to pay such fee and/or expenses to the other if, immediately prior to the termination of the merger agreement, the party to receive the fee and/or expenses was in material breach of its obligations under the merger agreement.

    The fee payable under certain circumstances by GSI to Tyco is intended, among other things, to compensate Tyco and General Acquisition for their respective costs, including lost opportunity costs, if certain actions or inactions by GSI or its shareholders lead to the abandonment of the merger. This may have the effect of increasing the likelihood of consummation of the merger in accordance with the terms of the merger agreement. The fee may also have the effect of discouraging persons from making an offer to acquire all of or a significant interest in GSI by increasing the cost of any such acquisition.

AMENDMENT AND WAIVER; PARTIES IN INTEREST

    The parties to the merger agreement may amend the merger agreement in writing by action taken by or on behalf of their respective Boards of Directors at any time prior to consummation of the merger. However, after approval of the merger and the merger agreement by the shareholders of GSI, the merger agreement cannot be amended without shareholder approval if shareholder approval of such amendment is required by law.

    At any time prior to consummation of the merger, any party to the merger agreement may extend the time for the performance of any of the obligations or other acts by the other, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid if set forth in writing by the party or parties granting such extension or waiver.

    The merger agreement is binding upon and inures solely to the benefit of the parties thereto, and nothing in the merger agreement confers upon any other person any right, benefit or remedy of any nature whatsoever, other than certain indemnification, employment and insurance obligations of General Acquisition and GSI following consummation of the merger which are intended for the benefit of certain specified officers, directors and employees of GSI and may be enforced by such individuals and other than certain obligations of the parties to pay certain fees and expenses.

GUARANTEE

    Tyco has fully and unconditionally guaranteed the representations, warranties, covenants, agreements and other obligations of General Acquisition and General Sub under the merger agreement.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

TYCO

    Tyco common shares are listed and traded on the NYSE, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per Tyco common share, as reported in the NYSE Composite Transaction Tape, and the dividends paid on such shares, for the quarterly periods presented below. The prices per Tyco common share listed in the table for periods prior to July 2, 1997, the date of Former Tyco's merger with ADT, are for common shares of ADT. The price and dividends for the Tyco common shares have been restated to reflect the 0.48133 reverse stock split related to the ADT merger and a two-for-one stock split effected in the form of a stock dividend which was distributed October 22, 1997. The prices and dividends do not reflect a two-for-one stock split to be effected in the form of a stock distribution payable on October 21, 1999 to Tyco shareholders of record on October 1, 1999. Although Tyco's fiscal year end is September 30, the information is presented on a calendar year basis.

                                                                                TYCO COMMON SHARES
                                                                              ----------------------    DIVIDENDS
                                                                                 HIGH        LOW      PER SHARE(1)
                                                                              ----------  ----------  -------------
1997:
    First quarter...........................................................  $  28.6965  $  22.0743           --
    Second quarter..........................................................     35.4487     25.4503           --
    Third quarter...........................................................     43.0000     34.4099    $   0.025
    Fourth quarter..........................................................     45.5000     34.0000        0.025
1998:
    First quarter...........................................................  $  57.4375  $  42.3750    $   0.025
    Second quarter..........................................................     63.0625     51.4375        0.025
    Third quarter...........................................................     69.0000     50.0000        0.025
    Fourth quarter..........................................................     79.1875     40.3125        0.025
1999:
    First Quarter...........................................................  $  79.9375  $  67.5000    $   0.025
    Second Quarter..........................................................     94.8125     70.3750        0.025
    Third Quarter...........................................................                                0.025
    Fourth Quarter (through October   , 1999)...............................

------------------------

(1) Tyco has paid a quarterly cash dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per share of common stock since January 1992.

    See "Comparative Market Value Information" on page   for recent Tyco common
share price information. Shareholders are urged to obtain current market quotations. See also "Risk Factors--THE VALUE OF THE MERGER CONSIDERATION THE GSI SHAREHOLDERS WILL RECEIVE WILL DEPEND ON THE VALUE OF TYCO COMMON SHARES AT
THE TIME OF THE MERGER" on page   .

    Under the terms of the merger agreement, other than its previously declared two-for-one stock split in the form of a stock distribution and its regularly scheduled quarterly dividend of $0.025 per Tyco common share, Tyco is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger. The payment of dividends by Tyco in the future will be determined by the Tyco Board and will depend on business conditions, Tyco's financial condition and earnings and other factors.

GSI

    GSI common stock is listed and traded on The Nasdaq Stock Market's National Market System. The following table sets forth the high and low sales prices per share of GSI common stock as reported on the Nasdaq National Market for the quarterly calendar periods presented below. Although GSI's fiscal year end is June 30, the information presented here is on a calendar year basis.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
1997:
    First quarter..............................................................................  $   10.00  $    6.50
    Second quarter.............................................................................       7.25       3.38
    Third quarter..............................................................................       5.81       3.31
    Fourth quarter.............................................................................       6.00       3.37
1998:
    First quarter..............................................................................  $    6.00  $    3.87
    Second quarter.............................................................................       4.62       3.50
    Third quarter..............................................................................       4.56       1.88
    Fourth quarter.............................................................................       3.75       1.44
1999:
    First Quarter..............................................................................  $    5.00  $    3.50
    Second Quarter.............................................................................       4.31       2.84
    Third Quarter..............................................................................
    Fourth Quarter (through October   , 1999)..................................................

    See "Comparative Market Value Information" on page   for recent GSI common
stock price information. Shareholders are urged to obtain current market quotations.

    GSI has never paid dividends on its common stock and has no present plans to do so. Under the terms of the merger agreement, GSI is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The merger is to be accounted for in accordance with the purchase method of accounting pursuant to APB Opinion No. 16. Accordingly, the accompanying unaudited pro forma combined condensed financial information gives effect to the transaction in accordance with the purchase method of accounting. Pursuant to Rule 11-02 of Regulation S-X, the unaudited pro forma combined condensed financial information excludes the results of extraordinary items.

    The unaudited pro forma combined condensed financial information should be read in conjunction with:

        1. Tyco's audited September 30, 1998 consolidated financial statements, including the accounting policies and notes thereto, which are included in Tyco's Current Report on Form 8-K filed on June 3, 1999,

        2. Tyco's unaudited consolidated financial statements and notes thereto included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, and

        3. GSI's audited financial statements, including the notes thereto, included in its Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

    The following unaudited pro forma combined condensed financial information sets forth the results of operations for the fiscal year ended September 30, 1998 and the nine months ended June 30, 1999, as if the merger had occurred at the beginning of fiscal 1998 and the financial position as of June 30, 1999 as if the merger had occurred as of that date. GSI has a June 30 fiscal year end, which differs from Tyco's September 30 fiscal year end. The unaudited pro forma combined condensed statements of continuing operations for the fiscal year ended September 30, 1998 and the nine months ended June 30, 1999 include the historical results of operations for GSI for the fiscal year ended June 30, 1998 and the nine months ended June 30, 1999, respectively. The unaudited pro forma combined balance sheet includes the financial position of GSI at June 30, 1999.

    The unaudited pro forma combined condensed financial information has been prepared in accordance with generally accepted accounting principles in the United States. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited pro forma combined condensed results of operations are not necessarily indicative of future operating results.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS

      OF CONTINUING OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 1999(1)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              PRO FORMA      PRO FORMA
                                            TYCO      GSI    ADJUSTMENTS     COMBINED
                                          ---------  ------  -----------     ---------
Net sales...............................  $16,272.0  $  4.9     $  --        $16,276.9
Cost of sales...........................  (10,562.1)   (4.1)     (3.0)(3)    (10,569.2)
Research and development................         --    (3.0)      3.0(3)            --
Selling, general and administrative
  expenses..............................   (3,240.6)  (12.3)     (3.2)(8)     (3,256.1)
Merger, restructuring and other
  non-recurring charges(6)..............   (1,182.8)     --        --         (1,182.8)
Charges for the impairment of long-lived
  assets(6).............................     (335.0)     --        --           (335.0)
                                          ---------  ------     -----        ---------
Operating income (loss).................      951.5   (14.5)     (3.2)           933.8
Interest income.........................       42.4     1.0        --             43.4
Interest expense........................     (388.9)     --        --           (388.9)
                                          ---------  ------     -----        ---------
Income (loss) from continuing operations
  before income taxes...................      605.0   (13.5)     (3.2)           588.3
Income taxes............................     (356.7)     --        --           (356.7)
                                          ---------  ------     -----        ---------
Income (loss) from continuing
  operations............................  $   248.3  $(13.5)    $(3.2)       $   231.6
                                          ---------  ------     -----        ---------
                                          ---------  ------     -----        ---------
Income (loss) from continuing operations
  per common share (2):
  Basic.................................  $    0.30  $(1.00)                 $    0.28
                                          ---------  ------                  ---------
                                          ---------  ------                  ---------
  Diluted(4)............................  $    0.30  $(1.00)                 $    0.28
                                          ---------  ------                  ---------
                                          ---------  ------                  ---------
Weighted average number of common
  shares(2):
  Basic.................................      815.5    13.5                      816.5
                                          ---------  ------                  ---------
                                          ---------  ------                  ---------
  Diluted(4)............................      832.8    13.5                      833.8
                                          ---------  ------                  ---------
                                          ---------  ------                  ---------

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS

    OF CONTINUING OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998(1)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA      PRO FORMA
                                             TYCO      GSI    ADJUSTMENTS      COMBINED
                                          ----------  ------  -----------     ----------
Net sales...............................  $ 19,061.7  $  6.8     $  --        $ 19,068.5
Cost of sales...........................   (12,694.8)   (3.6)     (2.8)(3)     (12,701.2)
Research and development................          --    (2.8)      2.8(3)             --
Selling, general and administrative
  expenses..............................    (4,161.9)  (11.8)     (4.2)(8)      (4,177.9)
Merger, restructuring and other
  non-recurring charges(7)..............      (256.9)     --        --            (256.9)
                                          ----------  ------     -----        ----------
Operating income (loss).................     1,948.1   (11.4)     (4.2)          1,932.5
Interest income.........................        62.6     2.3        --              64.9
Interest expense........................      (307.9)     --        --            (307.9)
                                          ----------  ------     -----        ----------
Income (loss) from continuing operations
  before income taxes...................     1,702.8    (9.1)     (4.2)          1,689.5
Income taxes............................      (534.2)     --        --            (534.2)
                                          ----------  ------     -----        ----------
Income (loss) from continuing
  operations............................  $  1,168.6  $ (9.1)    $(4.2)       $  1,155.3
                                          ----------  ------     -----        ----------
                                          ----------  ------     -----        ----------
Income (loss) from continuing operations
  per common share(2):
  Basic.................................  $     1.48  $(0.68)                 $     1.46
                                          ----------  ------                  ----------
                                          ----------  ------                  ----------
  Diluted(4)............................  $     1.45  $(0.68)                 $     1.43
                                          ----------  ------                  ----------
                                          ----------  ------                  ----------
Weighted average number of common
  shares(2):
  Basic.................................       791.7    13.4                       792.7
                                          ----------  ------                  ----------
                                          ----------  ------                  ----------
  Diluted(4)............................       812.4    13.4                       813.4
                                          ----------  ------                  ----------
                                          ----------  ------                  ----------

   See accompanying notes to unaudited pro forma combined condensed financial information

   UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS AT JUNE 30, 1999(1)

                                 (IN MILLIONS)

                                                             PRO FORMA      PRO FORMA
                                            TYCO      GSI   ADJUSTMENTS     COMBINED
                                          ---------  -----  -----------     ---------
                                       ASSETS
Current assets:
Cash and cash equivalents...............  $ 1,625.2  $ 9.6     $  --        $ 1,634.8
Securities available for sale...........         --    8.7        --              8.7
Accounts receivable, net................    4,046.9    2.6        --          4,049.5
Contracts in process....................      556.7     --        --            556.7
Inventories.............................    2,793.3    2.5        --          2,795.8
Deferred income taxes...................      897.7     --        --            897.7
Prepaid expenses and other current
  assets................................      601.7    0.5        --            602.2
                                          ---------  -----     -----        ---------
  Total current assets..................   10,521.5   23.9        --         10,545.4
                                          ---------  -----     -----        ---------
Property, plant and equipment, net......    6,613.1    3.0        --          6,616.1
Goodwill and other intangibles, net.....    9,397.9     --      84.4(9)       9,482.3
Long-term investments...................      229.5    1.0        --            230.5
Deferred income taxes...................      508.9     --        --            508.9
Other assets............................      754.9    0.3        --            755.2
                                          ---------  -----     -----        ---------
  Total assets..........................  $28,025.8  $28.2     $84.4        $28,138.4
                                          ---------  -----     -----        ---------
                                          ---------  -----     -----        ---------
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable and current portion of
  long-term debt........................  $   658.9  $ 0.1     $  --        $   659.0
Accounts payable........................    2,196.0    2.2        --          2,198.2
Accrued expenses and other current
  liabilities...........................    3,354.7    1.4       5.0(10)      3,361.1
Contracts in process-billings in excess
  of cost...............................      821.6     --        --            821.6
Deferred revenue........................      263.8     --        --            263.8
Income taxes payable....................    1,084.1     --        --          1,084.1
Deferred income taxes...................       42.1     --        --             42.1
                                          ---------  -----     -----        ---------
  Total current liabilities.............    8,421.2    3.7       5.0          8,429.9
                                          ---------  -----     -----        ---------
Long-term debt..........................    8,293.0     --        --          8,293.0
Other long-term liabilities.............    1,091.9    0.1        --          1,092.0
Deferred income taxes...................      166.9     --        --            166.9
                                          ---------  -----     -----        ---------
  Total liabilities.....................   17,973.0    3.8       5.0         17,981.8
                                          ---------  -----     -----        ---------
Retained earnings (deficit).............    3,194.4  (40.9)     40.9(12)      3,194.4
Other shareholders' equity..............    6,858.4   65.3     103.8(11)      6,962.2
                                                               (65.3)(12)
                                          ---------  -----     -----        ---------
  Total shareholders' equity............   10,052.8   24.4      79.4         10,156.6
                                          ---------  -----     -----        ---------
  Total liabilities and shareholders'
    equity..............................  $28,025.8  $28.2     $84.4        $28,138.4
                                          ---------  -----     -----        ---------
                                          ---------  -----     -----        ---------

   See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

(1) GSI has a June 30 fiscal year end, which differs from Tyco's September 30 fiscal year end. The unaudited pro forma results of operations for the fiscal year ended September 30, 1998 and the nine months ended June 30, 1999 include the historical results of GSI for the fiscal year ended June 30, 1998 and the nine months ended June 30, 1999, respectively. The unaudited pro forma balance sheet includes the financial position of GSI at June 30, 1999.

(2) The unaudited pro forma combined per share amounts are based on the pro forma combined weighted average number of common shares which equals Tyco's weighted average number of common shares outstanding for the period plus the total number of Tyco common shares that will be delivered to GSI shareholders in the merger. The number of shares to be delivered in the merger is based on GSI shareholders receiving 0.0734 of a Tyco common share for each share of GSI common stock held, which assumes an average share price for Tyco common shares of $102.1875. The actual average share price may be higher or lower than this value. For purposes of the unaudited pro forma combined condensed financial information, 13,838,181 GSI common shares outstanding as of August 20, 1999 was assumed. The per share data have not been retroactively adjusted to reflect the two-for-one Tyco stock split payable on October 21, 1999.

(3) Certain reclassifications, none of which affects income from continuing operations, have been made to the GSI statements of operations in the unaudited pro forma combined condensed statements of continuing operations to classify research and development expenses on a consistent basis.

(4) Diluted income per common share from continuing operations for Tyco, after adding Liquid Yield Option Notes ("LYONs") discount amortization, was based on adjusted income from continuing operations available to common shareholders of $251.7 million for the nine months ended June 30, 1999 and $1,175.8 million for the fiscal year ended September 30, 1998.

(5) There were no material transactions between Tyco and GSI during any of the periods presented.

(6) During the nine months ended June 30, 1999 Tyco recorded charges of $1.26 billion for merger, restructuring and other non-recurring charges, of which $78.9 million is included in cost of sales, and $335.0 million for the impairment of long-lived assets primarily related to the mergers with US Surgical and AMP and costs associated with AMP's profit improvement plan.

(7) During the fiscal year ended September 30, 1998, Tyco recorded charges of $80.5 million primarily related to costs to exit certain businesses in US Surgical's operations and restructuring charges of $12.0 million related to the operations of US Surgical. In addition, Tyco recorded restructuring charges of $185.8 million in connection with AMP's profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to AMP's 1996 restructuring plans.

(8) The allocation of the purchase price to the fair value of assets and liabilities of GSI has not yet been determined. Therefore, for purposes of the unaudited pro forma combined condensed financial information, the excess of the purchase price over the book value of net assets acquired of GSI is being recorded as goodwill and amortized over an estimated composite 20 year life to selling, general and administrative expenses.

(9) Excess of the purchase price over the net assets acquired of GSI. See (8) above for further discussion.

(10) Increase in accrued expenses for direct transaction costs incurred related to the merger.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

(11) Increase in shareholders' equity for shares to be issued in the merger based on 13,838,181 GSI common shares outstanding on August 20, 1999 multiplied by 0.0734 multiplied by $102.1875, the closing price of Tyco common shares on August 20, 1999.

(12) Elimination of GSI's equity accounts.

(13) Accrued purchase liabilities, inventory valuation adjustments and property, plant and equipment write-downs are expected to be recorded in connection with the merger with GSI, but such amounts are not determinable at this time.

                       CERTAIN INFORMATION CONCERNING GSI

BUSINESS OF GSI

    GENERAL

    Since its inception in April 1992, GSI has been engaged in the development, manufacturing and marketing of balloon dissection systems and related minimally invasive surgical instruments. GSI began commercial sales of its balloon dissection systems for hernia repair in September 1993. To date, GSI has received from the FDA eight 510(k) clearances for use of its technology to perform dissection of tissue planes anywhere in the body using a broad range of balloon sizes and shapes. GSI currently sells products in the United States, Europe, South America and Australia for selected applications, such as hernia repair, subfascial endoscopic perforator surgery, saphenous vein harvesting and breast reconstruction and augmentation surgery, and laparoscopic bladder neck suspension.

    Sales of GSI's products in the United States and internationally are currently made through both distributors and GSI's direct sales force. To date, the majority of the sales of GSI's products have been for use in hernia repair procedures. While GSI has developed or is developing surgical balloon dissectors for stress urinary incontinence, vascular and plastic surgery, sales of products for hernia repair are expected to provide a majority of GSI's revenues at least through fiscal year 2000.

    BALLOON DISSECTION SYSTEMS

    GSI's SPACEMAKER-Registered Trademark- tissue dissection systems, based on the company's patented balloon technology, rapidly and gently create surgical working spaces in the body by separating natural tissue planes without resorting to blunt dissection used in conventional open surgery or minimally invasive surgery conducted outside of a natural body cavity. In procedures using SPACEMAKER-Registered Trademark- dissectors, a surgeon creates a small incision through which the balloon is inserted and placed between naturally occurring tissue layers such as muscle, fat, and skin. Subsequently, the balloon is filled to a specific volume with air or saline, causing the desired dissection of the tissue planes. The system is then deflated and removed and the dissected space can be insufflated with gas to create a surgical operating space.

    GSI's surgical balloon dissectors incorporate several proprietary technologies to increase the reliability, effectiveness and ease of use in creating working spaces during minimally invasive surgery (MIS). Each balloon is composed of strong and reliable nonelastomeric polyurethane material and is welded using a proprietary technique that allows the balloon to be inflated to a predetermined size and predictable shape with minimal risk of rupture. Each of GSI's balloons is designed to be deployed in a predictable manner that maximizes effectiveness and accuracy in creating the surgical working space and is designed to minimize unnecessary tissue trauma because of the specific and predictable manner in which the balloon unfurls. GSI has designed its dissection balloons in a variety of shapes and sizes that are tailored for specific procedures. For example, GSI's kidney shaped balloon is designed for use in hernia repair to maximize working space and visibility of the surgical site while minimizing the disruption of other anatomy at the surgical site.

    GSI currently offers its surgical balloon dissectors in five distinct access and deployment platforms, the SPACEMAKER-Registered Trademark- I platform with integral cannula, the SPACEMAKER-Registered Trademark- II platform with optimal visualization, the SPACEMAKER-Registered Trademark- Plastics platform, SAPHtrak-Registered Trademark- platform, and the ENDOSAPH-Registered Trademark-platform, along with several different balloon shapes and sizes, designed for various surgical techniques, procedures types and market segments. Each balloon dissection system, except ENDOSAPH-Registered Trademark- system, contains three primary components: a guide rod and blunt tip to access the surgical site; a single use, disposable balloon dissector (which includes a tubing and valve apparatus to fill the balloon) to create a working space at the surgical site; and a balloon cover to protect the balloon dissector and maintain the balloon in its furled state prior to inflation. ENDOSAPH-Registered Trademark- dissectors contain the first two components.

The end-user price for GSI's single surgical balloon dissector is approximately $250 per unit, and procedural kits range from approximately $350 to $850 per kit, depending upon the type of balloon dissector platform purchased and the ancillary instruments chosen by the customer to complete the procedural kit.

    The key attributes of GSI's five major product platforms are described below:

    SPACEMAKER-REGISTERED TRADEMARK- I (WITH INTEGRAL CANNULA) PLATFORM. The SPACEMAKER-Registered Trademark- I platform is composed of a stainless steel rod with a blunt tip which is used both as the guide rod for the balloon and as the insertion rod for a pre-loaded integral cannula. This enables the surgeon to insert the cannula quickly and accurately into the dissected space once the balloon is removed. In addition, the balloon cover used with the SPACEMAKER-Registered Trademark- I platform is a strong sheath that maximizes its tunneling capability.

    SPACEMAKER-REGISTERED TRADEMARK- II PLATFORM.  The
SPACEMAKER-Registered Trademark- II platform is a blunt-tipped, polymeric guide rod for insertion of the balloon. This platform is designed to allow endoscopic visualization of the dissected space. Visualization enables the surgeon to identify anatomical features and access the dissected surgical site. The SPACEMAKER-Registered Trademark- II platform includes an integral balloon cover, which releases automatically upon inflation of the balloon, thus simplifying the procedure for the surgeon.

    SPACEMAKER-REGISTERED TRADEMARK- PLASTICS PLATFORM.  The
SPACEMAKER-Registered Trademark- Plastics platform consists of a combined blunt-tipped guide rod and handle, used for insertion, and a balloon. An integral cover over the balloon provides protection to the balloon during insertion. This platform is used primarily for plastic and reconstructive breast surgery.

    SPACEMAKER-REGISTERED TRADEMARK- SAPHTRAK-REGISTERED TRADEMARK-
PLATFORM. The SPACEMAKER-Registered Trademark- SAPHtrak-Registered Trademark-platform consists of a malleable steel rod with a blunt tip, an eight inch balloon and a handle. The malleable feature of the guide rod allows the surgeon to adjust the curvature of the device to maneuver around challenging patient anatomy. The 150cc capacity balloon is not removable from the guide so that it is redeployable at multiple sites along the course of the vein. This platform is used primarily for saphenous vein harvesting.

    ENDOSAPH-REGISTERED TRADEMARK- PLATFORM.  The
SPACEMAKER-Registered Trademark- ENDOSAPH-Registered Trademark- platform consists of two disposable devices: the SAPHfinder-TM- balloon dissector and the SPACEKEEPER-TM- retractor. The SAPHfinder-TM- balloon dissector consists of an open-ended tip on a hollow guide rod, an eight inch balloon, and a handle. The device is designed to accommodate a standard-length 5mm endoscope for viewing from the tip. The 150cc capacity balloon is not removable from the guide rod so that it is re-deployable at multiple sites along the course of the vein. The SPACEKEEPER-TM- retractor is a single-piece, polycarbonate construction consisting of a distal retractor, 5mm endoscope channel and handle. The retractor is used to hold the operating space open after removal of the balloon and is also designed to accommodate a standard-length 5mm endoscope. This platform is used primarily for saphenous vein harvesting.

    APPLICATIONS OF BALLOON DISSECTION TECHNOLOGIES

    GSI's initial market focus has been the application of its SPACEMAKER-Registered Trademark- balloon dissection technology for hernia repair. More recently, GSI has begun to increase its emphasis on cardiac/vascular applications. GSI has completed marketing-related clinical studies of, and has introduced products for, saphenous vein harvesting, subfascial endoscopic perforator surgery, breast augmentation and reconstruction procedures, stress urinary incontinence applications. GSI believes that its current FDA clearances provide coverage for many surgical applications that it may pursue. GSI has commenced commercial sales of its products in the United States, Europe, Asia and South America for selected applications including hernia repair, saphenous vein harvesting, SEPS and breast augmentation and reconstruction surgery.

    HERNIA REPAIR

    A hernia, a condition that commonly occurs in the groin, is a protrusion of normal abdominal contents through a muscle defect, usually in the tissue layers overlying the abdomen. The peritoneum and/or bowel often project into this defect, causing pain and potential major complications. In 1997 over 650,000 people in the United States and approximately 1.3 million people worldwide underwent surgery for hernia repair.

    The open surgical procedure for hernia repair is a herniorrhaphy, which involves making a 10 to 15 cm open incision in the groin over the muscle defect to be repaired. As in most invasive surgical procedures, recovery periods tend to be long, typically extending between three and six weeks.

    Over the last few years, in an effort to reduce post-operative pain and recovery times, several laparoscopic techniques have been developed to repair hernias. Despite these advances, there is not yet a consensus on the optimal method for MIS hernia repair. For example, in certain MIS hernia repair procedures, a surgeon first makes an incision in the abdominal wall to gain access to the abdominal cavity. She then makes an additional incision in the peritoneum in order to reach the surgical site and create the working space required to conduct the surgical repair. GSI believes that its balloon dissection technology can significantly improve the outcome of this laparoscopic hernia repair procedure by eliminating the need for an incision in the abdominal wall.

    Utilizing GSI's SPACEMAKER-Registered Trademark- products, the surgeon tunnels the device through a small incision at the umbilicus and then inflates the balloon to create a large and relatively bloodless space at the site of the hernia, but outside the abdominal wall. As a result, the surgeon is able to access the target surgical site and complete the hernia repair. In addition, because the surgeon never enters the peritoneum, this procedure reduces the risk of organ damage, adhesion formation and morbidity, and eliminates the requirement for general anesthesia. In a study published in March 1997 by the NEW ENGLAND JOURNAL OF MEDICINE, MIS hernia repair procedures utilizing balloon dissection systems resulted in fewer recurrences and faster recovery times as compared to traditional open surgical hernia repair procedures.

    GSI believes that its SPACEMAKER-Registered Trademark- products provide a platform for increasing the conversion of open hernia repair procedures to laparoscopic procedures. According to Medical Data International, Inc., laparoscopic hernia repair procedures represented approximately 104,000 or 16 percent of total hernia repair procedures in the United States in 1997.

    GSI commenced commercial sales of its hernia repair balloon dissection products in the United States in late 1993 and in Europe in 1994 and currently sells two versions: the SPACEMAKER-Registered Trademark- I platform, which was introduced in September 1993 and the SPACEMAKER-Registered Trademark- II platform, which was introduced in October 1995. GSI sells these products both in the United States and certain foreign markets, including Europe, Australia and South America, through its direct sales force and distributors.

    SUBFASCIAL ENDOSCOPIC PERFORATOR SURGERY

    Chronic venous insufficiency, which results in insufficient blood flow from the extremities, is a common and debilitating disease. A frequent manifestation of venous insufficiency is venous stasis ulceration (chronic skin ulcers), which currently affects approximately 1.25 million people in the United States.

    GSI believes that current treatment options for venous stasis ulceration and venous insufficiency are suboptimal. Compression stockings (elastic stockings that put pressure on the leg to force blood flow), the most common treatment, often temporarily heal the ulcers but do not treat the underlying venous incompetence. Compression stockings as treatments are also ineffective because patients often do not wear the stockings, the associated healing process is slow and the recurrence rate for the ulcers is high. Treating the incompetent vein through an open surgical procedure allows treatment of the underlying condition, but requires an incision through the ulcer wound, which is composed of diseased tissue and is often incapable of healing. Alternatively, a minimally invasive ligation procedure known as subfascial endoscopic perforator surgery (SEPS) allows the surgeon to access the incompetent vein from an incision remote from the ulcer wound using traditional dissection instruments. However, because this access to the surgical site causes bleeding and significant tissue trauma, the procedure is difficult and time consuming for the surgeon to perform because of poor visualization

    GSI's SPACEMAKER-Registered Trademark- surgical balloon dissectors allow the surgeon to perform SEPS to ligate incompetent veins endoscopically in a relatively atraumatic, bloodless manner. By utilizing GSI's SPACEMAKER-Registered Trademark- technology, the surgeon is able to deploy an elongated balloon down the length of the patient's leg to create an operating space for access to one or more incompetent veins. Because the incisions needed for this procedure are very small (approximately one cm) and are remote from the area of ulcerated skin, GSI believes that wounds will heal more rapidly and that there will be fewer complications compared to open surgery at or near the ulcer site. In addition, the relatively bloodless working space created by GSI's balloon provides the surgeon with improved visualization of the veins requiring ligation, making the procedure easier and faster for the surgeon.

    GSI launched its initial product to treat venous stasis ulceration and venous insufficiency in January 1996. Additional outcome studies have been completed, including the study reported in the June 1997 JOURNAL OF VASCULAR SURGERY that supported GSI's belief that balloon assisted SEPS tends to produce faster healing rates, fewer complications and lower recurrence rates as compared to compression stockings or open surgical ligation. By the end of 1998, GSI's SPACEMAKER-Registered Trademark- I balloon dissection products had been used to treat over 1,100 patients suffering from venous stasis ulcers or venous insufficiency in over 250 centers across the United States, with results indicating generally successful outcomes.

    SAPHENOUS VEIN HARVESTING

    In recent years, advanced coronary artery disease has been increasingly treated by coronary artery bypass graft (CABG) procedures, which usually involve grafting a portion of a patient's vein, taken from a different part of the body, around an arterial blockage. An estimated 665,000 CABG procedures were performed worldwide in 1998. About 80 percent of these procedures in the United States utilize the patient's saphenous vein for bypass grafting.

    Traditional saphenous vein harvesting procedures require a continuous incision above the vein segment to be harvested, often from the ankle to the upper thigh of the patient's leg. The saphenous vein is then dissected and removed, and the wound is sutured closed. A study published in the Annals of Thoracic Surgery in 1998 involving over 112 patients indicates that the open surgical procedure for saphenous vein harvesting results in wound healing impairment in approximately 19 percent of patients. The length and invasiveness of the leg incision also causes significant postoperative patient pain and discomfort. Surgeons indicate that after the CABG procedure patients more frequently complain about the pain caused by leg incisions than other aspects of the procedure.

    GSI launched its ENDOSAPH-Registered Trademark- vein harvest system, utilizing balloon dissection technology and ancillary instruments in January 1998. By utilizing GSI's ENDOSAPH-Registered Trademark- balloon dissection system and hook and fork dissection tools in the saphenous vein harvest procedure, the surgeon can reduce the leg incisions to a total length of three or four centimeters, and can minimize damage to the muscles and nerve endings surrounding the saphenous vein. Results from clinical usage of the ENDOSAPH-Registered Trademark- vein harvest system indicate generally successful outcomes from the procedure including less postoperative pain, faster healing and less scarring than with traditional open procedures.

    STRESS URINARY INCONTINENCE SURGERY

    Stress urinary incontinence (SUI) is the uncontrollable loss of urine due to a displacement of the bladder neck. THE JOURNAL OF UROLOGY in September 1997 reported the findings of The American Urological Association Female Stress Urinary Incontinence Clinical Guidelines Panel which concluded from long-term outcomes that "surgical treatment of stress urinary incontinence effective, offering a long-term cure in a significant percentage of women."

    Depending on the severity of incontinence, there are a number of treatment options for SUI, including collagen injections, drugs, biofeedback exercises and absorbent pads. The standard treatment for severe SUI is a highly invasive, open surgical procedure involving suture suspension of the bladder neck. This method can create significant complications for the patient, including enterocele (a hernia within the vaginal wall) and genital prolapse (a descending of the uterus due to a weakness of the pelvic floor). Furthermore, after surgery patients may require up to six weeks or more to resume their preoperative lifestyle. Because of the risk, expense and complexity of open suture suspension, this surgical procedure is often performed only in conjunction with other open abdominal procedures such as hysterectomy.

    Several MIS alternatives to open surgical procedures for the treatment of SUI have recently been developed to suspend the bladder neck. These less invasive procedures have been increasingly accepted as stand-alone procedures and are typically less expensive and less likely to cause adverse side effects. Outcome studies are now becoming available which indicate satisfactory outcomes for MIS procedures when compared to open bladder neck suspension procedures in successfully treating incontinence. As in hernia repair, some MIS techniques involve accessing the surgical site by entering, traversing and then exiting the abdominal cavity. While these procedures offer improvements over open surgery and afford the benefits of MIS, they still involve the morbidity risks and difficulties associated with violating the peritoneum.

    Utilizing GSI's surgical balloon dissector, the surgeon can suspend the bladder neck laparoscopically without entering the peritoneum, and can do so under visualization. As in the hernia repair procedure, GSI's SPACEMAKER-Registered Trademark- dissection products can be deployed near the umbilicus to provide direct access to the bladder and bladder neck. The surgeon can then use conventional laparoscopic instruments to complete the procedure. A study published in THE JOURNAL OF THE AMERICAN ASSOCIATION OF GYNECOLOGIC LAPAROSCOPISTS in November 1996 shows that the SUI repair procedure utilizing balloon dissection can usually be performed in less than one hour on an outpatient basis.

    GSI offers a SPACEMAKER-Registered Trademark- II dissector and SPACEMAKER-Registered Trademark- Total Solution-TM- Laparoscopic Bladder Neck Suspension kit to specifically to address the extraperitoneal treatment of SUI, which GSI believes optimizes the working space for the procedure.

    BREAST AUGMENTATION AND RECONSTRUCTIVE SURGERY

    In 1997, approximately 150,000 women in the United States had breast reconstruction and augmentation surgery. Traditional surgical methods for such procedures require making a three to five cm incision in the skin, finding the required tissue plane, and then using a combination of blunt and sharp dissection tools to create a pocket for the implant. The procedure can cause substantial bleeding, can sever both sensory nerves and perforating vessels and can leave the patient with substantial, noticeable scars.

    In contrast to traditional breast augmentation and reconstruction procedures, GSI's SPACEMAKER-Registered Trademark- products require only small incisions, create a relatively bloodless pocket, minimize disruption of sensory nerves and perforating vessels and minimize scarring and loss of mobility or sensation. In addition, because the SPACEMAKER-Registered Trademark- product allows the surgeon to introduce the balloon dissector from a crease in the axilla (armpit), from the inframammary fold (below the breast), or in the periareolar (nipple) area, the surgeon can minimize the appearance of any marks or scars. GSI believes that its SPACEMAKER-Registered Trademark- dissection products for breast augmentation and reconstruction procedures enable the surgeon to create uniform, symmetrical pockets in less time and with much less bleeding than is possible with traditional blunt or sharp dissection tools.

    GSI's balloon dissection products for breast augmentation and reconstruction were first introduced commercially in the United States in January 1995. The SPACEMAKER-Registered Trademark- Plastic platform is used for these procedures.

    OTHER COSMETIC AND RECONSTRUCTIVE SURGERY

    In addition to the market opportunities for breast augmentation and reconstruction, GSI has designed and developed balloon dissection technology for combined tissue dissection and expansion for general cosmetic and reconstructive surgery procedures. Gsi believes that its balloon dissection technology is well-suited for such procedures, including limb reconstruction, correction of congenital deformities and scar revision.

    SPINE SURGERY

    GSI believes that its products can be used to provide exposure in several orthopedic spinal procedures to both reduce the costs of the procedure and enhance patient benefits. Foremost among these procedures is spinal fusion, which was performed approximately 200,000 times in the United States in 1994. Spinal fusion is usually performed to remove a ruptured vertebral disc that is causing significant patient discomfort, and subsequently to promote fusion between the then exposed and adjacent vertebrae. This fusion procedure can be performed by using any of several prosthetic systems, by traditional bone prostheses, or by a combination of the two.

    Most traditional open spinal fusion procedures have approached the spine from the back. Several newer procedures, some currently under clinical investigation, approach the spine through the abdomen, which appears to yield better results. The open abdominal approach is highly invasive, however, and has led researchers to try to develop a minimally invasive, transperitoneal laparoscopic approach. This approach still subjects the patient to the same risks associated with the open abdominal approach. GSI's surgical balloon dissectors have been used in several cadaver studies in which an extraperitoneal laparoscopic approach to the spine has been successfully performed. In this procedure, the balloon is deployed in the retroperitoneal area under the rib cage and is inflated in order to dissect the peritoneum away from muscle layers in the back and side of the patient. By doing so, the surgeon can create a large working space to access the spine without entering the peritoneum. GSI believes the spinal fusion procedure is a natural extension of the aortic reconstruction application for balloon dissection technology because the required dissected space is essentially the same. GSI intends to conduct additional marketing-related clinical evaluations to evaluate physician preference and utility of its SPACEMAKER-Registered Trademark- surgical balloon dissectors for the orthopedic spine surgery market.

    ADDITIONAL PRODUCTS UNDER DEVELOPMENT

    As part of its competitive strategy, GSI continually seeks to leverage its core technology to develop surgical balloon dissectors for new surgical procedures, as well as to develop new surgical instruments for MIS. GSI has made a significant investment in developing its proprietary balloon dissection technology and believes its research and development commitment in this area is critical to its competitive position. Research and development expenses for fiscal 1999, 1998 and 1997 were approximately $3.7 million, $2.8 million and $2.2 million, respectively. As of June 30, 1999, GSI employed 14 persons engaged in research and development activities.

    GSI is continuing to exploit its expertise in MIS to develop a range of instruments to maximize the surgeon's ability to perform MIS once an operative working space is created by its surgical balloon dissectors. Product research and development will require substantial expenditures, and there can be no assurance that GSI will be successful in identifying products for which demand exists, in developing products that have the characteristics necessary to treat target indications, or that any new product introduced will receive regulatory approval or be commercially successful.

SELECTED FINANCIAL DATA

                                                                           YEARS ENDED JUNE 30,
                                                           -----------------------------------------------------
                                                             1999       1998       1997       1996       1995
                                                           ---------  ---------  ---------  ---------  ---------

                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales....................................................  $   6,876  $   5,193  $   4,090  $   6,165  $   2,437
Guaranteed payments......................................         --      1,635      4,896         --         --
                                                           ---------  ---------  ---------  ---------  ---------
Total revenue............................................      6,876      6,828      8,986      6,165      2,437
Cost of sales............................................      5,212      3,565      2,385      2,772      1,262
                                                           ---------  ---------  ---------  ---------  ---------
      Gross profit.......................................      1,664      3,263      6,601      3,393      1,175
                                                           ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development...............................      3,695      2,825      2,231      1,306        975
  Selling, general and administrative....................     15,581     11,843      8,784      5,204      4,258
  Write-off of acquired in-process research and
    development..........................................         --         --         --      2,791         --
                                                           ---------  ---------  ---------  ---------  ---------
    Total operating expenses.............................     19,276     14,668     11,015      9,301      5,233
                                                           ---------  ---------  ---------  ---------  ---------
      Operating loss.....................................    (17,612)   (11,405)    (4,414)    (5,908)    (4,058)
Interest and other income, net...........................      1,541      2,263      2,538        443          7
                                                           ---------  ---------  ---------  ---------  ---------
      Net loss...........................................  $ (16,071) $  (9,142) $  (1,876) $  (5,465) $  (4,051)
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
Net loss per common share and per common share-assuming
  dilution...............................................  $   (1.19) $   (0.68) $   (0.14) $   (0.74) $   (0.62)
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per common share and
  per common share-assuming dilution.....................     13,461     13,375     13,197      7,411      6,496
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Cash, cash equivalents and available-for-sale securities
  (including non-current portion)........................  $  19,298  $  37,469  $  43,731  $  49,790  $   4,541
Working capital..........................................     20,105     29,414     46,835     50,068      4,457
Total assets.............................................     28,237     42,824     51,062     52,767      6,245
Convertible redeemable preferred stock...................         --         --         --         --     13,225
Accumulated deficit......................................    (40,906)   (24,835)   (15,693)   (13,817)    (8,352)
Shareholders' equity (deficit)...........................  $  24,435  $  40,238  $  48,987  $  50,474  $  (8,316)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    RESULTS OF OPERATIONS

    The following table sets forth certain data from GSI's statements of operations, expressed as a percentage of total revenue:

                                               YEARS ENDED JUNE 30,
                                          -------------------------------
                                            1999        1998       1997
                                          --------    --------    -------
Sales...................................     100.0%       76.1%      45.5%
Guaranteed payments.....................        --        23.9       54.5
                                          --------    --------    -------
Total revenue...........................     100.0%      100.0%     100.0%
Cost of sales...........................      75.8        52.2       26.5
                                          --------    --------    -------
      Gross profit......................      24.2        47.8       73.5
                                          --------    --------    -------
Operating expenses:
  Research and development..............      53.7        41.4       24.8
  Selling, general and administrative...     226.6       173.4       97.8
                                          --------    --------    -------
    Total operating expenses............     280.3       214.8      122.6
                                          --------    --------    -------
      Operating loss....................    (256.1)     (167.0)     (49.1)
Interest and other income, net..........      22.4        33.1       28.2
                                          --------    --------    -------
      Net loss..........................    (233.7)%    (133.9)%    (20.9)%
                                          --------    --------    -------
                                          --------    --------    -------

    YEARS ENDED JUNE 30, 1999 AND 1998

    REVENUE. Revenue totaled $6.9 million in fiscal 1999, an increase of $0.1 million or one percent over revenue of $6.8 million in fiscal 1998. During fiscal 1999, no guaranteed payments were received from Ethicon Endo-Surgery
(EES), a distributor of GSI's products in the United States, versus $1.6 million during fiscal 1998. Product sales accounted for all of the fiscal 1999 revenue, which represents a 32 percent increase over fiscal 1998 product sales. The increase in product sales is due to an increase in product demand, primarily for SPACEMAKER-Registered Trademark- Total Solution-TM- hernia kits, as well as expanded product distribution in the fourth quarter.

    COST OF SALES. Cost of sales at $5.2 million in 1999 increased 46% as compared to $3.6 million in 1998 due to increased product sales and production capacity ramp-up. Direct product costs were 76 percent of total product sales in fiscal 1999, an increase of seven percent from fiscal 1998, as a result of increasing costs related to ramping up production capacity in anticipation of the court injunction against Origin Medsystems, Inc. In addition, GSI's product costs have increased relative to sales dollars as additional OEM products are offered as part of the SPACEMAKER-Registered Trademark- Total Solution-TM-hernia and laparoscopic bladder neck suspension kits. GSI expects cost of sales as a percentage of product sales to decrease as GSI's sales volume increases.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and Development (R&D) expenses for fiscal 1999 increased 31 percent to $3.7 million versus $2.8 million for the year ended June 30, 1998. Increases over the prior year are mainly due to increased expenditures on new general surgery product design work in conjunction with expanding SPACEMAKER-Registered Trademark- Total Solution-TM- hernia and laparoscopic bladder neck suspension kit offerings, as well as an increase in the number of employees in R&D. GSI expects to continue to increase R&D expenses as it pursues additional market opportunities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, General and Administrative (SG&A) expenses were $15.6 million in fiscal year 1999, an increase of 32 percent as compared to $11.8 million in fiscal 1998. This increase is primarily related to litigation expenses related to the Origin matters and are expected to decrease in the future. In addition, sales and marketing expenses increased as GSI devoted more resources to physician training programs as well as increased exposure at relevant industry trade shows. GSI expects increases in SG&A expenses as GSI's level of sales increases and GSI continues to administratively support growth, and expects SG&A to be impacted by its ongoing litigation matters.

    INTEREST AND OTHER INCOME AND EXPENSE (NET). Interest and other income and expense (net) totaled $1.5 million in fiscal 1999 compared to $2.3 million in fiscal 1998, and consisted mainly of interest income, primarily from interest earned on available-for-sale securities. Interest income decreased 32% from $2.3 million in 1998 to $1.6 million in 1999, due to overall lower cash balances in connection with funding ongoing operating activities.

    NET LOSS. GSI had a net loss of approximately $16.1 million in fiscal 1999 compared to a $9.1 million net loss in fiscal 1998, primarily due to the increased operating expenses as GSI prepared for anticipated sales growth and aggressively defended its patent positions.

    YEARS ENDED JUNE 30, 1998 AND 1997

    SALES AND GUARANTEED PAYMENTS. Sales and guaranteed payments totaled $6.8 million in fiscal 1998, a decrease of $2.2 million or 24 percent from sales and guaranteed payments of $9.0 million in fiscal 1997. This decrease in revenue is in connection with the conversion of EES to a non-exclusive distributor, which eliminated future guaranteed payments. During fiscal 1998, $1.6 million in guaranteed payments was received from EES versus $4.9 million during fiscal 1997. Product sales accounted for $5.2 million of total revenue in fiscal 1998, which represents a 27 percent increase over fiscal 1997. This increase was a result of rapid growth in sales of GSI's vascular surgery products and plastic surgery products.

    COST OF SALES. Direct product costs were 69 percent of total product sales in fiscal 1998, an increase of 11 percent from fiscal 1997, as a result of underutilized manufacturing capacity in fiscal 1998.

    RESEARCH AND DEVELOPMENT EXPENSES. R&D expenses for fiscal 1998 increased 27 percent to $2.8 million versus $2.2 million for the year ended June 30, 1997, as GSI continued to develop products for its vascular and hernia markets. GSI expects to continue to increase R&D expenses as it pursues additional market opportunities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $11.8 million in fiscal year 1998, an increase of 35 percent as compared to $8.8 million in fiscal 1997. This increase is primarily related to increased litigation expenses related to the Origin infringement case.

    INTEREST AND OTHER INCOME AND EXPENSE (NET). Interest and other income and expense (net) totaled $2.3 million in fiscal 1998 compared to $2.5 million in fiscal 1997, and consisted mainly of interest income, primarily from interest earned on available-for-sale securities. Interest income decreased 10% from $2.6 million in 1997 to $2.3 million in 1998, due to overall lower cash balances in connection with funding ongoing operating activities.

    NET LOSS. GSI had a net loss of approximately $9.1 million in fiscal 1998 compared to a $1.9 million net loss in fiscal 1997, primarily due to the decrease in guaranteed payments from EES and increased operating expenses as GSI prepared for anticipated sales growth and aggressively defended its patent position.

    LIQUIDITY AND CAPITAL RESOURCES

    Since inception, GSI's cash expenditures have significantly exceeded its sales, resulting in an accumulated deficit of $40.9 million at June 30, 1999. GSI has funded its operations primarily through the sale of equity securities. From its inception through June 30, 1999, GSI raised approximately $15.5 million through the private placement of equity securities, and approximately $46.9 million (net of underwriting discounts and commissions) in an initial public offering.

    Net cash used in operating activities in 1999 was approximately $16.1 million which consisted mainly of GSI's net loss for the year of $16.1 million offset slightly by increases in gross accounts receivable and inventory of $3.3 million. Net cash provided by investing activities totaled approximately $8.0 million. Proceeds from sales and maturities of available-for-sale securities of $13.5 million was somewhat offset by purchases of available-for-sale securities of $3.8 million and acquisition of property and equipment of $1.7 million. Net cash used in financing activities was approximately $258,000, which consisted of $157,000 in proceeds from the issuance of common stock, offset by a $300,000 outflow for a related party loan, as well as $117,000 in payments on capital lease obligations and bank borrowings.

    As of June 30, 1999, GSI's principal source of liquidity consists of cash, cash equivalents and investments of $19.3 million. GSI has an equipment loan outstanding with a balance of approximately $82,000. GSI expects to spend approximately $2.1 million on capital equipment purchases in fiscal year 2000.

    GSI expects to incur additional costs over the next fiscal year, including costs related to increased sales and marketing activities, increased research and development, additional marketing-related clinical studies, and litigation costs. GSI believes that its current cash balances and short-term investments along with cash generated from the future sales of products will be sufficient to meet GSI's operating and capital requirements through calendar year 2000. GSI may seek additional equity or debt financing to address its working capital needs or to provide funding for capital expenditures. There can be no assurance that additional financing, if sought, will be available on satisfactory terms or at all.

    MANAGEMENT INFORMATION SYSTEMS

    The Year 2000 ("Y2K") issue arises from computer programs using two digits rather than four to define the applicable year. Such software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations leading to disruptions or delays in GSI's activities and operations. If GSI, its key customers or suppliers fail to make necessary modifications to their information technology or non-information technology systems on a timely basis, the year Y2K issue could have a material adverse effect on GSI's operations. However, the impact cannot be quantified at this time.

    In January 1998 GSI began to evaluate and assess its information technology and non-information technology systems for compliance with the Y2K issue. GSI intends to fix or replace noncompliant software and systems by November 30, 1999, but there can be no assurance that such fixes or replacements will occur by such date. GSI is currently conducting testing and remediation activities on its systems, and intends to survey major customers and suppliers to assess their systems' compliance as well as their systems' compatibility with GSI's existing or projected compliant systems. There can be no assurance that there will not be an adverse material effect on GSI's business, financial condition or results of operations if GSI or its suppliers or customers do not convert or replace their systems in a timely manner to comply with the Y2K issue.

    GSI's costs related to the Y2K issue are funded through operating cash flows. Through fiscal 1999, GSI expended approximately $20,000 in evaluating and planning and fixing and replacing noncompliant systems, including the cost of new software and modifying the applicable code of existing software. GSI estimates total costs to be approximately $25,000 to achieve Y2K compliance. GSI currently believes that the total cost of achieving Y2K compliant systems will not be material to its business, financial condition or results of operations. In the event that GSI will be unable to achieve Y2K compliance in a timely manner with existing personnel, as a contingency GSI expects to hire outside Y2K solution providers to assist in achieving such compliance. GSI has not yet developed a complete contingency plan for dealing with the most likely worst-case scenario, as this scenario has not yet been clearly identified. GSI currently plans to complete such contingency planning by November 30, 1999. There can be no assurance that such contingency plan will adequately address GSI's Y2K compliance issues.

    Time and cost estimates are based on currently available information. Factors that could affect these estimates include, but are not limited to, the availability and cost of trained personnel to evaluate and implement the changes, the ability to locate and correct all noncompliant systems, and the ability of GSI's customers and suppliers to successfully implement Y2K compliant systems or fixes.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, GSI has not engaged in derivative and hedging activities. SFAS 133 will be effective for fiscal years beginning after June 15, 2000.

    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk represents the risk of loss that may impact GSI's financial position, operating results or cash flows due to changes in financial and commodity market prices and rates. GSI's exposure to market risk for changes in United States interest rates relates primarily to its investment portfolio and bank borrowings. GSI does not use derivative financial instruments in its investment portfolio, and its investment portfolio only includes highly liquid instruments with original maturity dates ranging between September 24, 1999 and October 30, 2000. GSI has primarily entered into debt obligations for capital expenditures.

    GSI is subject to fluctuating interest rates that may impact, adversely or otherwise, its results of operations or cash flows for our variable rate bank borrowings, available-for-sale securities and cash and cash equivalents.

    The table below presents principal amounts and related weighted average interest rates by period of maturity for our investment portfolio and debt obligations:

                                                                            TWELVE MONTHS    TWELVE MONTHS
                                                                               ENDING           ENDING
                                                                            JUNE 30, 2000    JUNE 30, 2001     TOTAL
                                                                           ---------------  ---------------  ---------
Assets
  Cash and cash equivalents..............................................     $   9,600               --     $   9,600
  Average interest rate..................................................          4.86%              --          4.86%
  Available-for-sale securities..........................................     $   8,699        $     999     $   9,698
  Average interest rate..................................................          6.05%            5.46%         5.99%

Liabilities
  Bank borrowings........................................................     $      82               --     $      82
  Average interest rate..................................................          9.00%              --          9.00%
  Capital leases.........................................................     $      12               --     $      12
  Average interest rate..................................................          8.00%              --          8.00%

    FACTORS AFFECTING FUTURE RESULTS

    The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included herein.

    GSI desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Specifically GSI wishes to alert readers that, except for the historical information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations, the matters discussed herein are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, outcomes in litigation proceedings, market demand for GSI's products, the timing of orders and shipments, the timely development and market acceptance of new products and surgical procedures, the impact of performance of GSI's distributors and direct sales force, GSI's ability to further expand into international markets, public policy relating to health care reform in the United States and other countries, approval of its products by government agencies such as the United States Food and Drug Administration, and other risks detailed below and included from time to time in GSI's other SEC reports and press releases, copies of which are available from GSI upon request. GSI assumes no obligation to update any forward-looking statements contained herein. The factors listed under "Factors Affecting Future Results," as well as other factors, have in the past affected, and could in the future affect, GSI's actual results and could cause GSI's results for future periods to differ materially from those expressed in any forward-looking statements contained in the following discussion.

    HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES. GSI has experienced significant operating losses since inception. As of June 30, 1999, GSI had an accumulated deficit of $40.9 million. GSI's net operating losses for the fiscal years ending June 30, 1999, 1998 and 1997 were $16.1 million, $9.1 million and $1.9 million, respectively. GSI expects to continue to incur operating losses on a quarterly and annual basis through at least fiscal 2000. There can be no assurance that GSI will ever generate substantial revenue or achieve profitability. Failure by GSI to generate substantial revenues would have material adverse effect on the Company's business, financial conditions and results of operations.

    DEPENDENCE UPON BALLOON DISSECTION PRODUCTS; RISK OF TECHNOLOGICAL OBSOLESCENCE. Nearly all of GSI's sales since inception have been derived from sales of its balloon dissection products, with a substantial portion derived from sales for hernia repair procedures. The success of GSI's products depends on the market acceptance of and demand for GSI's products and related procedures, the nature of the technological advances inherent in the product designs, reduction in patient trauma or other benefits provided by such products, continued adoption of minimally invasive surgery (MIS) procedures by surgeons, reimbursement for GSI's products by health care payors and GSI's receipt of regulatory approvals. There can be no assurance that GSI's products will have the required technical characteristics, that GSI's products will provide adequate patient benefits, that clinical studies results will be favorable, that surgeons will continue to adopt MIS procedures, that recently-introduced products or future products of GSI or procedures using GSI's products will gain market acceptance, or that required regulatory approvals will be obtained. The failure to achieve any of the foregoing could have a material adverse effect on GSI's business, financial condition and results of operations. To the extent demand for GSI's surgical balloon dissectors for hernia repair declines and GSI's newly-introduced products are not commercially accepted or its existing products are not developed for new procedures, there could be a material adverse effect on GSI's business, financial condition and results of operations. See "Business of GSI--Applications of Balloon Dissection Technology" and "--Additional Products Under Development."

    DEPENDENCE ON KEY DISTRIBUTORS. In February 1998, GSI entered into a non-exclusive distribution agreement with EES. Unlike the prior EES OEM agreement, this new agreement does not provide for any minimum payments from EES to GSI. In December 1997, GSI entered into a distribution agreement with Genzyme. Under the agreement, Genzyme has exclusive rights to market and distribute GSI's surgical balloon dissectors worldwide for use in plastic surgery (reconstructive and aesthetic) procedures. In September 1998, GSI signed a non-exclusive, three-year agreement with USSC, a wholly-owned subsidiary of Tyco. Under the terms of the agreement, USSC has obtained non-exclusive rights to market and distribute GSI's SPACEMAKER-Registered Trademark- surgical balloon dissectors worldwide for use in hernia repair and incontinence procedures.

    In May 1999, GSI signed a distribution agreement with Dexterity Surgical, Inc. The terms of the agreement give Dexterity rights to market and distribute GSI's SPACEMAKER-Registered Trademark- balloon dissector products for hernia repair and laparoscopic bladder neck suspension repair procedures in all or parts of 28 states.

    In June 1997, GSI entered into an exclusive agreement with Japan Lifeline to market and distribute in Japan GSI's surgical balloon dissectors for use in vascular procedures. Distribution of the GSI surgical balloon dissectors is expected to begin following final receipt of the Japanese Ministry of Health and Welfare approval, which GSI expects to occur in fiscal year 2000.

    Although GSI intends to continue to establish additional distributorships in the United States and internationally, there can be no assurance that its distributors will be successful, or that efforts to establish additional distributors will be successful. Failure of current distributors to succeed, or failure to add additional distributors to its distribution network, could have a material adverse effect on GSI's business, financial condition and results of operations.

    LIMITED MARKETING AND DIRECT SALES EXPERIENCE. GSI has only limited experience marketing and selling its products through its direct sales force. GSI intends to establish relationships with additional distribution partners, and there can be no assurance that GSI will be successful in establishing such relationships on commercially reasonable terms, if at all. The failure to establish and maintain an effective distribution channel for GSI's products, or to hire and retain qualified and effective direct sales personnel to support commercial sales of GSI's products, could have a material adverse effect on GSI's business, financial condition and results of operations.

    UNCERTAINTY OF MARKET ACCEPTANCE; NO ASSURANCE OF CLINICAL ADVANTAGE. GSI's success is substantially dependent upon the success of its SPACEMAKER-Registered Trademark- balloon dissection products. GSI believes that market acceptance of GSI's products will depend on the adoption of laparoscopic techniques generally and the conversion of non-balloon dissection techniques to balloon dissection techniques specifically. To date, GSI has limited long-term outcomes data regarding successful balloon dissection procedures. If GSI is not able to demonstrate consistent clinical benefits resulting from the use of its products (including reduced procedure time, reduced patient trauma and lower costs) or to the extent that laparoscopic techniques are adopted slowly, that surgical balloon dissectors are not incorporated into laparoscopic techniques or that surgeons are unwilling or unable to develop the skills necessary to utilize surgical balloon dissectors, GSI's business, financial condition and results of operations could be materially adversely affected.

    GSI further believes that the ability of health care providers to obtain adequate reimbursement for procedures using GSI's
SPACEMAKER-Registered Trademark- balloon dissection products and related instruments will be critical to market acceptance of GSI's products. Although GSI believes that procedures using its balloon dissection products currently may be reimbursed in the United States under certain existing procedure codes, there can be no assurance that such procedure codes will remain available or that reimbursement under these codes will be adequate. The failure to obtain reimbursement for some or all of its products could have a material adverse effect on GSI's business, financial condition and results of operations.

    FLUCTUATIONS IN QUARTERLY RESULTS. Results of GSI's operations may fluctuate significantly from quarter to quarter and will depend on numerous factors, including (i) fluctuations in purchases of GSI's products by its distributors and direct sales force, (ii) the ability of GSI's distributors to effectively promote and sell GSI's products, (iii) the rate of adoption by surgeons of balloon dissection technology in markets targeted by GSI , (iv) the mix of sales among distributors and GSI's direct sales force, (v) new product introductions by GSI and its competitors, (vi) fluctuations in revenues among different product lines and markets, (vii) timing of patent and regulatory approvals, if any, (viii) litigation, (ix) timing and growth of operating expenses and (x) general market conditions.

    In addition, announcements or expected announcements by GSI, its competitors or its distributors of new products, new technologies or pricing changes could cause existing or potential customers of GSI to defer purchases of GSI's existing products and could alter the mix of products purchased from GSI, which could have a material adverse effect on GSI's business, financial condition and results of operations. There can be no assurance that future products or product enhancements will be successfully introduced or that such introductions will not adversely affect the demand for existing products. As a result of these and other factors, GSI's quarterly operating results have fluctuated in the past, and GSI expects that such results may fluctuate in the future. Due to such quarterly fluctuations in operating results, quarter-to-quarter comparisons of GSI's operating results are not necessarily meaningful and should not be relied upon as indicators of likely future performance or annual operating results. GSI's limited operating history makes accurate prediction of future operating results difficult or impossible to make. There can be no assurance that in the future GSI will achieve sales growth or become profitable on a quarterly or annual basis, if at all, or that its growth, if any, will be consistent with predictions by securities analysts and investors. In such event, the price of GSI's common stock would likely be materially and adversely affected.

    RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY. GSI's success will depend on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and proprietary technology and to operate without infringing upon the patents or proprietary rights of third parties.

    In May 1996, Origin Medsystems, Inc., a unit of Guidant Corporation filed suit against GSI for infringement of U.S. Patent No. 5,520,609 in the United States District Court for the Northern District of California (C96-20424JW). In April 1998, GSI had obtained a summary judgment that the patent in suit, Moll et al Patent No. 5,520,609, was unenforceable because it had been obtained by misleading the Patent & Trademark Office, and an award of attorney's fees of $990,000. The appellate court subsequently vacated this decision because, in its view, there are factual issues which must be resolved in a trial on whether Origin misled the PTO. In July 1999, the case was returned to the district court for further proceedings.

    In June 1996, GSI filed an action against Origin in the U.S. District Court for the Northern District of California alleging that the use of Origin's products infringes GSI's U.S. Patent No. 5,514,153 (C96-20447JW). The case was decided in favor of GSI partly by summary judgment and partly by jury verdict, both during fiscal 1999. Patent 5,514,153 ("the '153 patent") was found to be valid, and Origin's infringement was found to be willful. Lost profits of approximately $12.9 million were awarded to GSI by the jury. Origin is appealing the infringement and willfulness findings (but not patent validity nor the amount of infringement damages), and GSI is appealing for enhanced damages, attorneys' fees and the failure to find infringement of additional claims. Resolution is expected in calendar year 2000. Following these findings, the Court has entered an injunction prohibiting sale in the United States of all of Origin's balloon dissection products, to become fully effective on November 15, 1999, and an immediate injunction against sales of all of Origin's balloon dissection products to any new customers in the United States.

    In September 1997, GSI filed an action against Origin alleging that the use of Origin's products infringes GSI's U.S. Patent No. 5,667,520 (C97-20944JW). Discovery is nearly complete in this case and the complaint has now been amended to add a claim of infringement of GSI's patent number 5,860,997. This case is now stayed pending the outcome of appeals in the '153 case.

    GSI is also involved in an interference proceeding in the U.S. Patent Office against Origin to determine whether certain subject matter was first invented by GSI and whether the disputed matter is patentable. In November 1998, binding arbitration determined that GSI was first to invent the disputed subject matter and therefore is the only party entitled to any patent. Additionally, the Patent Office Appeals Board found the subject matter to be patentable. This latter finding is being appealed by Origin to the Court of Appeals for the Federal Circuit. Resolution is expected in calendar year 2000.

    On April 9, 1999, a suit was filed against GSI in the United States District Court for the Southern District of Illinois. This suit, brought by Dr. Peter M. Bonutti and by Bonutti Research, Inc., seeks a 50 percent share of the $12.9 million damages judgment GSI obtained in its suit against Origin and seeks rescission of the 1995 agreement by which GSI obtained assignment of certain Bonutti technology. From this assigned technology, GSI prosecuted patent applications which became the '153 and other patents, which credit Dr. Bonutti as sole inventor. This case is in the discovery phase.

    Patent interference or infringement proceedings involve complex legal and factual issues and are highly uncertain, and there can be no assurance that any conclusion reached by GSI regarding patent interference or infringement will be consistent with the resolution of such issue by a court. In the event the Company's products are found to infringe patents held by competitors, there can be no assurance that GSI will be able to modify successfully its products to avoid infringement, or that any modified products will be commercially successful. Failure in such event to either develop a commercially successful alternative or obtain a license to such patent on commercially reasonable terms would have a material adverse effect on GSI's business, financial condition and results of operations. As discussed above, GSI is defending itself, and may in the future have to defend itself, in court against allegations of infringement of third-party patents. Patent litigation is expensive, requires extensive management time, and could subject GSI to significant liabilities, require disputed rights to be licensed from third parties or require GSI to cease selling its products.

    While GSI believes it will be successful in these proceedings, there can be no assurance of such success. Failure of GSI to prevail in such proceedings would have a material adverse effect on GSI's business, financial condition and results of operations.

    The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to GSI, that any of GSI's patents or patents to which it has licensed rights will be held valid under current challenges or if subsequently challenged or that persons or entities in addition to Origin will not claim rights in or ownership of the patents and other proprietary rights held or licensed by GSI or that GSI's existing patents will cover GSI's future products. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of GSI's products or design around any patents issued to or licensed by GSI or that may be issued in the future to GSI. Since patent applications in the United States are maintained in secrecy until patents issue, GSI also cannot be certain that others did not first file applications for inventions covered by GSI's pending patent applications, nor can GSI be certain that it will not infringe any patents that may issue to others on such applications.

    The patent laws of European and certain other foreign countries generally do not allow for the issuance of patents for methods of surgery on the human body. Accordingly, the ability of GSI to gain patent protection for its methods of tissue dissection will be significantly limited. As a result, there can be no assurance that GSI will be able to develop a patent portfolio in Europe or that the scope of any patent protection will provide competitive advantages to GSI.

    ROYALTY PAYMENT OBLIGATIONS. GSI has acquired rights to patents from third parties, including rights that apply to GSI's current surgical balloon dissectors. GSI has historically paid and is obligated to pay in the future to such third parties royalties equal to between one and four percent of sales of such products, which payments are expected to exceed minimum royalty payments due under agreements with such parties. The payment of such royalty amounts will have an adverse impact on GSI's gross profit and other results of operations. There can be no assurance that GSI will be able to continue to satisfy such royalty payment obligations in the future, and a failure to do so could have a material adverse effect on GSI's business, financial condition and results of operations.

    COMPETITION; UNCERTAINTY OF TECHNOLOGICAL CHANGE. Competition in the market for medical devices and tissue dissection products is intense and is expected to increase. GSI competes primarily with other producers of MIS tissue dissection products. Origin, which was a subsidiary of Guidant Corporation and has recently been purchased by Tyco, was previously, and will continue through November 15, 1999 (pending the outcome of current litigation), to be GSI's primary direct competition in the field of balloon dissection products. Other companies currently compete against GSI in the development, production and marketing of MIS tissue dissection instruments and technology, such as blunt dissectors, insufflation dissection and aqua irrigation with blunt dissection. To the extent that surgeons elect to use open surgical procedures rather than MIS, GSI also competes with producers of tissue dissection products used in open surgical procedures, such as blunt dissectors or graspers. A number of companies currently compete against GSI in the development, production and marketing of tissue dissection products and technology for open surgical procedures. In addition, GSI competes indirectly with producers of therapeutic drugs, when such drugs are used as an alternative to surgery. Many of GSI's competitors and potential competitors have substantially greater name recognition and capital resources than GSI and also have greater resources and expertise in the areas of research and development, the obtaining of regulatory approvals, and in manufacturing and marketing.

    GSI believes that the primary competitive factors in the market for tissue dissection products include safety, efficacy, ease of use, quality, reliability and cost effectiveness. In addition, the length of time required for products to be developed and to receive regulatory approval is an important competitive factor. GSI believes that it competes favorably with respect to these factors, although there can be no assurance that it will continue to do so.

    The market for tissue dissection products is characterized by rapid technical innovation. Product development involves a high degree of risk, and there can be no assurance that GSI's competitors and potential competitors will not succeed in developing and marketing technologies and products that are more effective than those developed and marketed by GSI or that would render GSI's technology and products obsolete or noncompetitive. The medical applications for which GSI's MIS tissue dissection products are used can also be addressed by other medical devices in either MIS or open surgical procedures, many of which are widely accepted in the medical community. There can be no assurance that a procedure using MIS balloon dissection technology will be able to replace such established products and procedures. Additionally, new surgical products or procedures could be developed that replace or reduce the importance of current procedures that use GSI's products.

    UNCERTAIN AVAILABILITY OF THIRD-PARTY REIMBURSEMENT. GSI's success will depend upon the ability of surgeons to obtain satisfactory reimbursement from healthcare payors for GSI's products. In the United States, hospitals, physicians and other healthcare providers that purchase medical devices generally rely on third-party payors, such as private health insurance plans, to reimburse all or part of the costs associated with the treatment of patients. Reimbursement in the United States for GSI's balloon dissection products is currently available from most third-party payors, including most major private health care insurance plans and Medicaid, under existing surgical procedure codes. GSI does not expect that third-party reimbursement in the United States will be available for use of some of its other products unless and until clearance or approval is received from the federal Food and Drug Administration. However, given the efforts to control and decrease health care costs in recent years, there can be no assurance that any reimbursement will be sufficient to permit GSI to increase revenues or achieve or maintain profitability. The unavailability of third-party or other adequate reimbursement in the United States could have a material adverse effect on GSI's business, financial condition and results of operations.

    Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Large-scale market acceptance of GSI's surgical balloon dissectors and other products will depend on the availability and level of reimbursement in international markets targeted by GSI. Failure to obtain such approvals for reimbursement in international markets could have a material adverse effect on GSI's business, financial condition and results of operations.

    Regardless of the type of reimbursement system, GSI believes that surgeon advocacy of its products will be required to obtain reimbursement. There can be no assurance that surgeons will support and advocate reimbursement for use of GSI's systems for all applications intended by GSI. Failure by surgeons, hospitals and other users of GSI's products to obtain sufficient reimbursement from health care payors or adverse changes in government and private third-party payors' policies toward reimbursement for procedures employing GSI's products could have a material adverse effect on GSI's business, financial condition and results of operations.

    GOVERNMENT REGULATION. GSI's products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. Under the federal Food, Drug, and Cosmetic Act, the FDA regulates the clinical testing, manufacture, labeling, packaging, marketing, distribution and record keeping for medical devices, in order to ensure that medical devices distributed in the United States are safe and effective for their intended use. Prior to commercialization, a medical device generally must receive FDA and foreign regulatory clearance or approval, which can be an expensive, lengthy and uncertain process. GSI is also subject to routine inspection by the FDA and state agencies, such as the California Department of Health Services ("CDHS"), for compliance with Good Manufacturing Practice requirements, Medical Device Reporting requirements and other applicable regulations. Noncompliance with applicable requirements can result in warning letters, import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow GSI to enter into supply contracts, and criminal prosecution. Delays in receipt of, or failure to obtain, regulatory clearances and approvals, if obtained, or any failure to comply with regulatory requirements could have a material adverse effect on GSI's business, financial condition and results of operations.

    Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. The SPACEMAKER-Registered Trademark- I platform, SPACEMAKER-Registered Trademark- II platform, SPACEMAKER-Registered Trademark-Plastics platform and SPACEMAKER-Registered Trademark-
SAPHtrak-Registered Trademark- platform each have received 510(k) clearance for use during general, endoscopic, laparoscopic and plastic and reconstructive surgery (including aesthetic), and certain vascular surgery (including saphenous vein procedures) when tissue dissection is required. Additionally, GSI has received clearance to market these products for thoracoscopic procedures involving exposure and dissection of structures external to the parietal pleura and procedures in the extraperitoneal space. GSI has also received clearance to market combined tissue dissection/expansion products. GSI has promoted these products for surgical applications (E.G., hernia repair, SEPS, breast augmentation and reconstruction, treatment of SUI and saphenous vein harvesting), and may in the future promote these products for the dissection required for additional selected applications (E.G., tissue dissection/expansion and a variety of procedures which require exposure to the anterior spine or for long-bone plating). For any medical device cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission. GSI has made modifications to its products which GSI believes do not affect the safety or effectiveness of the device or constitute a major change to the intended use and therefore do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA will agree with any of GSI's determinations not to submit a new 510(k) notice for any of these changes or will not require GSI to submit a new 510(k) notice for any of the changes made to the product. If such additional 510(k) clearances are required, there can be no assurance that GSI will obtain them on a timely basis, if at all, and delays in receipt of or failure to receive such approvals could have a material adverse effect on GSI's business, financial condition and results of operations. If the FDA requires GSI to submit a new 510(k) notice for any product modification, GSI may be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA.

    Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. GSI currently relies on its international distributors for the receipt of premarket approvals and compliance with clinical trial requirements in those countries that require them, and it expects to continue to rely on distributors in those countries where GSI continues to use distributors. In the event that GSI's international distributors fail to obtain or maintain premarket approvals or compliance in foreign countries where such approvals or compliance are required, GSI may be required to cause the applicable distributor to file revised governmental notifications, cease commercial sales of its products in the applicable countries or otherwise act so as to stop any ongoing noncompliance in such countries. Any enforcement action by regulatory authorities with respect to past or any future regulatory noncompliance could have a material adverse effect on GSI's business, financial condition and results of operations.

    LIMITED MANUFACTURING EXPERIENCE. GSI has only limited experience in manufacturing its products in commercial quantities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. Difficulties experienced by GSI in manufacturing scale-up and manufacturing difficulties could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that GSI will be successful in scaling up or that it will not experience manufacturing difficulties or product recalls in the future.

    DEPENDENCE ON SINGLE SOURCE SUPPLIERS; LACK OF CONTRACTUAL
ARRANGEMENTS. GSI currently relies upon single source suppliers for several components of its balloon dissection products, and in most cases there are no formal contracts with such suppliers. There can be no assurance that the component materials obtained from single source suppliers will continue to be available in adequate quantities or, if required, that GSI will be able to locate alternative sources of such component materials on a timely basis to market its products, if at all. In addition, there can be no assurance that the single source suppliers will meet GSI's future requirements for timely delivery of products of sufficient quality and quantity. The failure to obtain sufficient quantities and qualities of such component materials, or the loss of any of GSI's single source suppliers, could cause a delay in GSI's ability to fulfill orders while it attempts to identify and certify a replacement supplier and could have a material adverse effect on GSI's business, financial condition and results of operations.

    PRODUCT LIABILITY RISK AND PRODUCT RECALL; LIMITED INSURANCE
COVERAGE. GSI's business exposes it to potential product liability risks or product recalls that are inherent in the design, development, manufacture and marketing of medical devices, in the event the use of GSI's products cause or are alleged to have caused adverse effects on a patient or such products are believed to be defective. GSI's products are designed to be used in certain procedures where there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or may in the future receive, regulatory clearance for commercial sale. As a result, there can be no assurance that GSI's product liability insurance is adequate or that such insurance coverage will continue to be available on commercially reasonable terms or at all. Particularly given the lack of data regarding the long-term results of the use of balloon dissection products, there can be no assurance GSI will avoid significant product liability claims. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on GSI's business, financial condition and results of operations.

    DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL. GSI is dependent upon a limited number of key management and technical personnel. The loss of the services of one or more of such key employees could have a material adverse effect on GSI's business, financial condition, and results of operations. In addition, GSI's success will be dependent upon its ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. GSI faces intense competition in its recruiting activities and there can be no assurance that GSI will be able to attract and/or retain qualified personnel.

    POTENTIAL VOLATILITY OF STOCK PRICE. The market prices of GSI common stock and the stock of many other publicly held medical device companies have in the past been, and can in the future be expected to be, especially volatile. Announcements regarding competitive developments, product sales, clinical marketing trial results, release of reports by securities analysts, developments or disputes concerning patents or proprietary rights, regulatory developments, changes in regulatory or medical reimbursement policies, economic and other external factors, as well as period-to-period fluctuations in GSI's financial results, may have a significant impact on the market price of the common stock. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

    YEAR 2000 COMPLIANCE. The Year 2000 ("Y2K") issue arises from computer programs using two digits rather than four to define the applicable year. Such software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations leading to disruptions or delays in GSI's activities and operations. If GSI, its key customers or suppliers fail to make necessary modifications to their information technology or non-information technology systems on a timely basis, the Y2K issue could have a material adverse effect on GSI's operations. However, the impact cannot be quantified at this time.

    In January 1998 GSI began to evaluate and assess its information technology and non-information technology systems for compliance with the Y2K issue. GSI intends to fix or replace noncompliant software and systems by November 30, 1999, but there can be no assurance that such fixes or replacements will occur by such date. GSI is currently conducting testing and remediation activities on its systems, and intends to survey major customers and suppliers to assess their systems' compliance as well as their systems' compatibility with GSI's existing or projected compliant systems. There can be no assurance that there will not be an adverse material effect on GSI's business, financial condition or results of operations if GSI or its suppliers or customers do not convert or replace their systems in a timely manner to comply with the Y2K issue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management Information Systems".

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth the beneficial ownership of GSI common stock as of August 31, 1999 as to (i) each person who is known to GSI to beneficially own more than five percent of GSI common stock, (ii) each of GSI's directors,
(iii) each of the "named executive officers," and (iv) all directors and executive officers as a group.

                                                                                     SHARES BENEFICIALLY OWNED(1)
                                                                                   ---------------------------------
5% SHAREHOLDERS, DIRECTORS, NAMED EXECUTIVE OFFICERS,                                            PERCENT OF COMMON
AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP                                      NUMBER      STOCK OUTSTANDING
---------------------------------------------------------------------------------  ----------  ---------------------
Thomas J. Fogarty, M.D.(2) ......................................................   1,827,983             13.2%
3270 Alpine Road
Portola Valley, CA 94028
Brentwood Associates V, L.P. ....................................................   1,428,359             10.3%
1920 Main Street, Suite 820
Irvine, CA 92714
Norwest Equity Partners, IV .....................................................     921,505              6.7%
3000 Sand Hill Road
Building 3, Suite 245
Menlo Park, CA 94025
Hancock Venture Partners, IV ....................................................     799,640              5.8%
One Financial Center, 44th Floor
Boston, MA 02111
Mark A. Wan(3)(4) ...............................................................     626,903              4.5%
10460 Bubb Road
Cupertino, CA 95014
Roderick A. Young(5) ............................................................     276,665              2.0%
10460 Bubb Road
Cupertino, CA 95014
James E. Jervis(6) ..............................................................     142,128                *
10460 Bubb Road
Cupertino, CA 95014
Paul Goeld(7) ...................................................................      42,023                *
10460 Bubb Road
Cupertino, CA 95014
David W. Chonette(8) ............................................................   1,455,813             10.5%
10460 Bubb Road
Cupertino, CA 95014
James R. Sulat(9) ...............................................................      16,727                *
10460 Bubb Road
Cupertino, CA 95014
Gregory Casciaro(10) ............................................................     271,096              2.0%
10460 Bubb Road
Cupertino, CA 95014
Stephen Bonelli(11) .............................................................     138,645              1.0%
10460 Bubb Road
Cupertino, CA 95014
Ferolyn Powell(12) ..............................................................      87,439                *
10460 Bubb Road
Cupertino, CA 95014
All directors and executive officers as a group (10 persons)
(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13).........................................   4,885,422             35.3%

------------------------

* Less than 1%. As of August 31, 1999, 13,847,025 shares of GSI common stock were issued and outstanding.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of GSI common stock.

(2) Includes 462,586 shares held by the Thomas J. Fogarty Separate Property Trust, 988,045 shares held by the Fogarty Family Revocable Trust, and 285,982 shares held by Lincoln Trust Company FBO Thomas J. Fogarty IRA. Also includes 91,370 shares held by Fogarty Engineering, a California corporation of which Dr. Fogarty is a director. Because of his position with such entity, Dr. Fogarty may be deemed to be a beneficial owner of such shares but disclaims beneficial ownership of such shares, except to the extent of his interest in such entity. Does not include 47,086 shares held by Three Arch Associates, L.P. and 209,184 shares held by Three Arch Partners, L.P. Dr. Fogarty is a general partner of Three Arch Management, the general partner of both Three Arch Partners, L.P. and Three Arch Associates, L.P. As such, Dr. Fogarty may be deemed to be a beneficial owner of such shares, but disclaims beneficial ownership of such shares, except to the extent of his interest in such entities.

(3) Includes 47,086 shares held by Three Arch Associates, L.P. and 209,184 shares held by Three Arch Partners, L.P. Mark A. Wan is a general partner of Three Arch Management, the general partner of both Three Arch Partners, L.P. and Three Arch Associates, L.P., and may thereby be deemed to be a beneficial owner of such shares. Mr. Wan disclaims beneficial ownership of such shares, except to the extent of his interest in such entities. Includes 27,454 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(4) Excludes shares held by Brentwood Associates V, L.P. in which Mr. Wan has a carried interest. Mr. Wan is a Special Limited Partner of entities affiliated with Brentwood Associates and disclaims beneficial ownership of all shares held by such entities, except to the extent of his carried interest therein.

(5) Includes 124,007 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(6) Includes 67,921 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(7) Includes 27,023 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(8) Includes 1,428,359 shares held by Brentwood Associates V, L.P. Mr. Chonette is a general partner of Brentwood Associates V, L.P. and may thereby be deemed to be a beneficial owner of such shares. Mr. Chonette expressly disclaims beneficial ownership of such shares, except to the extent of his interest in such entity. Also includes 27,454 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(9) Includes 13,727 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(10) Includes 78,220 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(11) Includes 84,800 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(12) Includes 41,184 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

(13) Includes 491,790 shares issuable upon exercise of options exercisable within 60 days after August 31, 1999.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                        OF GSI AND SHAREHOLDERS OF TYCO

    GSI is a California corporation, and the rights of GSI's shareholders are governed by GSI's Amended and Restated Articles of Incorporation and Bylaws and by California law. Upon the consummation of the merger, shareholders of GSI will become shareholders of Tyco and their rights will be governed by Tyco's Memorandum of Association and Bye-laws and by Bermuda law.

    The following is a summary comparison of the material differences between the rights of a GSI shareholder and a Tyco shareholder arising from the differences between the corporate laws of California and of Bermuda and the governing instruments of the two companies. The summary is not a complete description of those laws or governing instruments.

    Copies of Tyco's Memorandum of Association and Bye-laws and GSI's Amended and Restated Articles of Incorporation and Bylaws have been filed with the SEC and will be sent to holders of GSI common stock upon request. See "Where You Can
Find More Information" on page   .

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------

                                         SPECIAL MEETINGS OF SHAREHOLDERS

- Under both California law and GSI's bylaws, a special   - Tyco shareholders holding at least 10% of the paid-up
  meeting of the shareholders may be called by the board    capital of Tyco may require Tyco to call a special
  of directors, the chairman of the board, the              meeting.
  president, the holders of shares entitled to cast not
  less than 10% of the votes at such meeting, and such
  other persons as are authorized to do so in the
  articles of incorporation or bylaws.

                                                      QUORUM

- Under both California law and GSI's bylaws, the         - The presence of any two Tyco shareholders at a
  presence in person or by proxy of a majority of the       shareholders meeting will generally constitute a
  shares entitled to vote constitutes a quorum;             quorum.
  provided, however, that in no event shall a quorum
  consist of less than one-third of the shares entitled
  to vote at the meeting.

                                                  VOTING RIGHTS

- GSI's bylaws provide that any proposal at a meeting     - Any proposal at a general meeting may be decided by a
  may be decided by a vote made by voice or ballot.         show of hands of the shareholders present in person or
  Shareholders are entitled to one vote for each share,     by proxy, unless a poll is demanded. Where a poll has
  regardless of class, held by the shareholder              been demanded, shareholders are entitled to one vote
                                                            for each common share held by the shareholder.

                                                          - The Tyco Bye-laws provide that a Tyco shareholder will
                                                            lose voting rights:

                                                           (1) for the period the shareholder fails to comply with
                                                               a notice from Tyco requesting specified information
                                                               regarding such person's interest in Tyco shares,
                                                               plus an additional ninety days;

                                                           (2) if such shareholder fails after notice by Tyco to
                                                               make a takeover offer in accordance with the City
                                                               Code on Takeovers and Mergers of the United Kingdom
                                                               as applied by or in accordance with the Tyco
                                                               Bye-laws;

                                                           (3) upon notice by the directors, for a period of 180
                                                               days if such shareholder acquires three percent or
                                                               more of the issued share capital of any class of
                                                               Tyco shares and fails to

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
                                                               notify Tyco of such acquisition within two days; or

                                                           (4) upon notice by the directors, for a period of 180
                                                               days if such shareholder holds three percent or
                                                               more of the issued share capital of any class of
                                                               Tyco shares and fails to notify Tyco of a change in
                                                               the shareholder's interests amounting to one
                                                               percent or more of the share capital of any class.

                                      SHAREHOLDER NOMINATIONS AND PROPOSALS

- GSI's bylaws provide that any shareholder who was a     - Any Tyco shareholder may nominate a director for
  shareholder at the time of giving of notice for the       election. Under Bermuda law, only Tyco shareholders
  meeting may nominate a director or submit a               holding not less than 1/20th of the total voting
  shareholder proposal, but only if they deliver notice     rights or 100 or more in number may require a proposal
  to the principal executive officer no less than 20        to be submitted to an annual general meeting. The Tyco
  days and no more than 90 days prior to the first          Board can waive these requirements, and the staff of
  anniversary of the preceding year's annual meeting of     the SEC has taken the position that the United States
  shareholders. If the date of the annual meeting is        proxy rules may require Tyco to include in its proxy
  more than 30 days prior to or more than 60 days after     materials proposals of shareholders who do not satisfy
  the anniversary date of the preceding year's meeting,     the requirements.
  notice of the shareholder's proposal must be delivered
  not earlier than the 90th day prior to such annual
  meeting and not later than the close of business on
  the later of the 20th day prior to such annual meeting
  or the 10th day following the day on which notice of
  the date of the meeting was publicly announced.

                                                DERIVATIVE ACTIONS

- Generally, under California law, a shareholder may      - Tyco shareholders may not generally initiate an action
  initiate an action for wrongdoing against the             for a wrongdoing to the company. In certain limited
  corporation if:                                           circumstances, however, Tyco shareholders may proceed
  1.  The shareholder was a shareholder of record at the    in a derivative action.
      time of the transaction or any part thereof;        - The Bermuda courts would ordinarily follow English
  2.  The shareholder has attempted to secure such          precedent, which permits a shareholder to commence a
      action by the board or there is a good reason that    derivative action only if:
      such an attempt would have been futile; and          (1) the act complained of is alleged to be beyond the
  3.  In certain circumstances, the shareholder has            corporate power of the company or illegal;
      posted a bond.                                       (2) the act complained of is alleged to constitute a
                                                               fraud against the minority

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
                                                               shareholders by the majority shareholders who have
                                                               used their controlling position to prevent the
                                                               company from taking action against the wrongdoers;

                                                           (3) an act requires approval by a greater percentage of
                                                               the company's shareholders than actually approved
                                                               it; or

                                                           (4) there is an absolute necessity to waive the general
                                                               rule that a shareholder may not bring a derivative
                                                               action so that the company's memorandum of
                                                               association or bye-laws are not violated.

                                                          - Under Bermuda law, a shareholder who complains that
                                                            the affairs of a company are being or have been
                                                            conducted in a manner oppressive or prejudicial to
                                                            some of the shareholders may petition the court for
                                                            relief, and the court has a wide discretion to grant
                                                            relief if it is satisfied that the complaint is so
                                                            justified and that:

                                                           (1) to wind up the company would not unfairly prejudice
                                                               those shareholders, but

                                                           (2) the facts otherwise justify a winding up order on
                                                               just and equitable grounds.

                                                              Traditionally, such relief has been granted in
                                                              relatively limited circumstances.

                                                BOARD OF DIRECTORS

- California law permits a classified board of directors  - The Tyco Bye-laws provide that the number of directors
  for corporations with outstanding shares listed on a      will be determined by the shareholders at a general
  national stock exchange, including Nasdaq.                meeting, provided that there are at least two
- GSI has two classes of directors.                         directors. The Tyco Bye-laws require a director to be
                                                            a shareholder.

- GSI's bylaws provide for a classified board of directors elected on a rotating basis every two years.
  This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of GSI a potentially lengthier and more difficult process.

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
                                               REMOVAL OF DIRECTORS

- California law permits removal of a director for cause  - A director of Tyco may be removed with or without
  by resolution of the other directors. California law      cause by the shareholders or by written resolution
  also permits removal of a director upon approval of       signed by all the other directors.
  the outstanding shares without cause, subject to
  certain limitations. California law also permits
  removal of a director by suit of the shareholders
  holding at least 10% of the number of outstanding
  shares of any class for fraudulent or dishonest acts
  or gross abuse of authority or discretion.

                                   AMENDMENTS TO CHARTER DOCUMENTS AND BY-LAWS

- California law provides that, unless otherwise          - Bermuda law provides that a company may alter its
  specified in a corporation's articles of incorporation    memorandum of association by resolution passed at a
  and except for certain amendments such as stock           general meeting of shareholders of which due notice
  splits, an amendment to the articles of incorporation     has been given and, where required, with the consent
  requires the approval of the board of directors and       of the Minister of Finance.
  the affirmative vote of a majority of the outstanding
  shares entitled to vote.

- GSI's articles of incorporation do not require a        - Holders of at least 20% of any class of the company's
  greater level of approval for an amendment to such        share capital may apply to the Bermuda Supreme Court
  articles than required under California law.              to annul any alteration. Upon such application, the
                                                            alteration will not have effect until it is confirmed
                                                            by the Court.

- Under California law and subject to certain             - The Tyco Bye-laws provide that, if Tyco has two or
  limitations, a corporation's bylaws may be adopted,       more classes of shares, the rights attached to any
  amended or repealed either by the board of directors      class of shares, unless otherwise provided by the
  of the shareholders of the corporation.                   terms of such class, may be varied either by the
                                                            consent in writing of the holders of three-fourths of
                                                            the shares of the class, or by a resolution passed at
                                                            a separate meeting of the holders of such class of
                                                            shares by holders of three-fourths of the shares of
                                                            such class voting at such separate meeting. Certain
                                                            procedural rules of such a separate meeting differ
                                                            from the rules of a Tyco general meeting.

- GSI's bylaws may be adopted, amended or repealed        - Pursuant to Bermuda law, holders of at least 10% of a
  either by the votes of the holders of a majority of       class of shares in a company in which the share
  the outstanding shares entitled to vote or by the         capital is divided into different classes may apply to
  board of directors; provided, however, that the board     the Bermuda Supreme Court to annul any variation in
  of directors may not                                      the rights attached to the

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
  amend the bylaws in order to change the authorized        class of shares. Upon such application, the variation
  number of directors.                                      will not have effect until it is confirmed by the
                                                            Court.

                                                          - The Tyco Bye-laws may only be amended by the Tyco
                                                            Board and such amendment will become effective only
                                                            after confirmation by the Tyco shareholders.

                                                 SHARE PURCHASES

- Generally, California law does not permit a             - Generally, Tyco may repurchase its shares for
  corporation to repurchase its shares unless:              cancellation.
  1.  The amount of the retained earnings of the          - A subsidiary of Tyco may also purchase Tyco shares.
  corporation immediately prior to the repurchase equals    Tyco shares owned by a subsidiary of Tyco may be voted
  or exceeds the amount of the proposed repurchase; or      on all matters on which shareholders are entitled to
  2.  If, following the repurchase, (i) the sum of the      vote and counted for quorum purposes.
      assets of the corporation would be at least equal
      to one and one quarter times its earnings and (ii)
      the current assets of the corporation would be at
      least equal to its current liabilities or, if the
      average of the earnings of the corporation before
      taxes and income and before interest expense for
      the two preceding fiscal years was less than the
      average of the interest expense of the corporation
      for those fiscal years, at least equal to one and
      one quarter times its current liabilities.

                                  SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS

- California law does not require the approval of the     - Under Bermuda law, a company's shareholders are not
  shareholders of the corporation for the corporation to    generally required to approve a sale, lease or
  sell, lease or transfer all of the corporation's          exchange of all or substantially all of a company's
  assets unless such sale, lease or transfer of all of      property and assets or the acquisition of another
  the corporation's assets is not in the ordinary course    company or its assets in a merger or similar
  of the corporation's business.                            transaction. However, Bermuda law requires
                                                            shareholders to approve certain forms of mergers and
                                                            reconstructions.

- California law requires that the principal terms of a   - A compromise or arrangement in connection with a
  merger be approved by the affirmative vote of a           scheme for the reconstruction of the company on terms
  majority of the outstanding shares of stock entitled      which include the transfer of all or part of the
  to vote on the merger, except that no shareholder vote    undertaking or the property of the company to another
  is required of a corporation that is to be the            company requires the approval of a majority in number
  surviving corporation in the                              representing

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
  merger, as long as the shareholders of such               three-fourths in value of the shareholders or class of
  corporation own, immediately after the merger, more       shareholders, as the case may be, present and voting
  than five-sixths of the voting power of the surviving     either in person or by proxy at the meeting, and the
  corporation.                                              sanction of the Bermuda Supreme Court.

- California law further requires the affirmative vote    - Pursuant to Bermuda law, the amalgamation of Tyco and
  of a majority of the outstanding shares entitled to       one or more companies requires the vote of
  vote in the merger if:                                    three-fourths of the shareholders of each such company
  1.  The surviving corporation's articles of               present and voting in person or by proxy at a meeting
      incorporation will be amended and would otherwise         called for the purpose. For purposes of approval
      require shareholder approval; or                          of an amalgamation, all shares, whether or not
  2.  Shareholders of the surviving corporation will            otherwise entitled to vote, carry the right to
      receive shares of a non-California corporation or         vote. A separate vote of a class of shares is
      shares of the surviving corporation having                required if the rights of such class would be
      different rights, preferences, privileges or              altered by virtue of the amalgamation.
      restrictions than the shares surrendered.

- GSI's articles of incorporation do not require a greater percentage vote than required under California law.

- Shareholder approval is not required under California law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding stock of each class of shares.

                         SHARE ACQUISITIONS, BUSINESS COMBINATIONS AND RELATED PROVISIONS

- Under California law, if an interested party proposes   - The Tyco Bye-laws permit the Tyco Board to make
  a tender offer, merger or reorganization, an              applicable to Tyco certain rules of the City Code on
  affirmative opinion as to the fairness of the             Takeovers and Mergers issued by the Panel on Takeovers
  consideration in the transaction must be delivered to:    and Mergers in the United Kingdom.
  1.  The Board of Directors, if consent of the           - The City Code on Takeovers and Mergers requires any
  shareholders is not required in connection with the       person or group acting in concert which acquires
  transaction; or                                           shares, which together with shares previously owned by
  2.  The shareholders, if consent of the shareholders      it, have 30% or more of the voting power of a company,
      is required in connection with the transaction.           to make an offer to purchase all equity shares of
                                                                the company and any of the company's voting
                                                                non-equity capital shares of the type held by such
                                                                person or group. The offer price must not be less
                                                                than the highest price paid in the preceding 12
                                                                months for shares of the same

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
                                                            class by such person or anyone in such group and must
                                                                be made in cash or include a cash alternative.

                                                          - If a person or group owns 30% or more of the Tyco
                                                            shares, and the Tyco board determines that an offer
                                                            under the City Code is not expedient or the person or
                                                            group is required to make such an offer but fails to
                                                            do so, the Tyco Board may by notice require such a
                                                            person or group to make an offer which:

                                                           (1) includes all shares of every class of share capital
                                                               of Tyco, and the Tyco Board may also require that
                                                               the offer include all securities of Tyco
                                                               convertible into Tyco shares;

                                                           (2) is in cash or includes a cash alternative;

                                                           (3) is made within 30 days of the Tyco Board's notice;

                                                           (4) remains open for at least 14 days after the offer
                                                               becomes unconditional;

                                                           (5) requires payment to be made within 21 days after
                                                               the offer becomes unconditional; and

                                                           (6) is at a price not less than that highest price paid
                                                               in the preceding 12 months for shares of the same
                                                               class by the person or any member of the group, or
                                                               if the price is unavailable or inappropriate, then
                                                               at a price fixed by the Tyco Board. The purchase
                                                               price for convertible securities must be on terms
                                                               the Tyco Board considers fair and reasonable.

                                                          - The Rules Governing Substantial Acquisitions of Shares
                                                            issued by the Takeover Panel provide, subject to
                                                            certain exceptions, that a person or group acting in
                                                            concert may not acquire in a period of seven days
                                                            shares representing 10% or more of the voting shares
                                                            of a company if those shares, when aggregated with
                                                            shares of the company already held by the person or
                                                            group, would carry more than 15%, but less than 30%,
                                                            of the total voting rights of the company. The Tyco
                                                            Board may require

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
                                                            compliance with these rules and may require any person
                                                            or group to dispose of any Tyco shares acquired in
                                                            violation of these rules.

                                                          - Under the Tyco Bye-laws, any person who acquires an
                                                            interest in three percent or more of the issued share
                                                            capital of any class of Tyco is required to notify
                                                            Tyco of that interest and of any change in that
                                                            person's interest amounting to one percent or more of
                                                            the issued capital of any class. Any such notification
                                                            must be made within two business days after the
                                                            relevant event. In determining the percentage interest
                                                            of any person for these and similar purposes,
                                                            interests of persons acting in concert may be
                                                            aggregated.

                                       REQUIRED PURCHASE AND SALE OF SHARES

- No similar provision.                                   - Pursuant to Bermuda law, where the transfer of shares
                                                            or any class of shares in a company to another
                                                            company, has, within four months after the making of
                                                            the offer in this regard by the transferee company,
                                                            been approved by the holders of not less than 90% in
                                                            value of the shares or class of shares for which the
                                                            offer was made, within two months after the expiration
                                                            of the four month period, the transferee company may
                                                            give notice to any dissenting shareholder that it
                                                            desires to acquire his or her shares. Such transferee
                                                            company will then be entitled and bound to acquire
                                                            such shares on the terms on which shareholders that
                                                            approved such scheme or contract transferred their
                                                            shares, unless the Bermuda Supreme Court orders
                                                            otherwise upon application by the dissenting
                                                            shareholder.

                                                          - Within one month of the transfer of 90% in value of
                                                            the transferor company's shares or class of shares to
                                                            the transferee company, or to its nominee, the
                                                            transferee company is required to notify the holders
                                                            of the remaining shares of such transfer. Within three
                                                            months of the giving of notice, any such remaining
                                                            holder of shares may require the transferee company to
                                                            acquire his or her shares on the same terms as
                                                            provided for in the scheme or contract, or upon such
                                                            terms as may be agreed, or upon such terms as the
                                                            Bermuda Supreme Court may determine

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
                                                            upon application of the transferee company or the
                                                            shareholder.

                                                          - Under Bermuda law, a holder or holders of not less
                                                            than 95% of the shares or any class of shares in a
                                                            Bermuda company may give notice to the remaining
                                                            shareholders or class of shareholders of the intention
                                                            to acquire their shares, on the terms set out in the
                                                            notice. Bermuda law provides that when such notice is
                                                            given the acquiring holder or holders shall be
                                                            entitled and bound to acquire the shares of the
                                                            remaining shareholders on the terms set out in the
                                                            notice, unless the remaining shareholders exercise
                                                            statutory appraisal rights.

                                                DISSENTER'S RIGHTS

- Under California law, if shareholder approval is        - Under Bermuda law, a properly dissenting shareholder
  required for a merger or reorganization, each             who did not vote in favor of an amalgamation and who
  shareholder who was entitled to vote in favor of the      is not satisfied that he or she has been offered fair
  reorganization may require the corporation to purchase    value for his or her shares may apply to the court to
  for cash at their fair market value the shares owned      appraise the fair value of his or her shares. If the
  by such shareholder.                                      court appraised value is greater than the value
                                                            received or to be received in the amalgamation, the
                                                            company must pay the court appraised value to the
                                                            dissenting shareholder within one month of the
                                                            appraisal.

- Appraisal rights are not available for shares listed    - Bermuda law additionally provides a right of appraisal
  on any national securities exchange certified by the      in respect of the situation discussed under "Required
  Commissioner of Corporations or listed on the list of     Purchase and Sale of Shares" above.
  OTC margin stocks issued by the Board of Governors of
  the Federal Reserve Systems, unless:
  1.  There exists with respect to such shares any
      restrictions on transfer imposed by the
      corporation or by any law or regulation; or
  2.  Demands for payment are made with respect to 5% or
      more of the outstanding shares of that class.

- Because GSI is listed on a national securities exchange, GSI shareholders will not have dissenters' rights, unless the provisions described in the immediately preceding

               CALIFORNIA LAW AND CURRENT                                 BERMUDA LAW AND CURRENT
               GOVERNING DOCUMENTS OF GSI                               GOVERNING DOCUMENTS OF TYCO
--------------------------------------------------------  --------------------------------------------------------
  paragraph exist at the time of a merger or
  reorganization to which GSI is a party.

                                             SHAREHOLDER RIGHTS PLAN

- GSI has adopted a shareholder rights plan which was     - Prior to the merger of Former Tyco and ADT on July 2,
  amended on August 23, 1999 to render the shareholder      1997, ADT (now Tyco) adopted a Shareholder Rights
  rights plan inapplicable to the merger agreement and      Plan. The plan was terminated by Tyco effective
  the transactions contemplated thereby.                    September 30, 1999.

                                 OTHER MATTERS

    It is not expected that any matters other than those described in this document will be brought before the GSI special meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with their discretion.

                                 LEGAL MATTERS

    The validity of the Tyco common shares to be issued to GSI shareholders in connection with the merger will be passed upon by Appleby, Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco. Certain other legal matters in connection with the merger will be passed upon for Tyco by Kramer Levin Naftalis & Frankel LLP, New York, New York, and by Appleby, Spurling & Kempe. Michael L. Jones, secretary of Tyco, is a partner in Appleby, Spurling & Kempe. Joshua M. Berman, a director and vice president of Tyco, is counsel to Kramer Levin Naftalis & Frankel LLP and beneficially owns 74,090 Tyco common shares. Certain legal matters in connection with the merger will be passed upon for GSI by Venture Law Group, A Professional Corporation, Menlo Park, California. Mark B. Weeks, secretary of GSI, is a director of Venture Law Group.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Tyco as of September 30, 1998 and 1997 and for the fiscal year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 included in Tyco's Current Report on Form 8-K filed on June 3, 1999 and incorporated by reference in this document, give retroactive effect to the mergers with US Surgical and AMP, and have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to certain subsidiaries its opinion is based upon the reports of other independent accountants, namely Arthur Andersen LLP (Houston), Deloitte & Touche LLP and Arthur Andersen LLP (Philadelphia). The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance on said reports given on the authority of such firms as experts in auditing and accounting.

    The combined financial statements of The Sherwood-Davis & Geck Group as of and for the year ended December 31, 1997 included in Tyco's Current Report on Form 8-K/A filed on May 13, 1998 and incorporated by reference in this document have been audited by Arthur Andersen LLP (Roseland), independent public accountants, as set forth in their report included therein, and have been so incorporated in reliance on the report of said firm given on the authority of said firm as experts in auditing and accounting.

    The financial statements included and incorporated in this document by reference from the GSI Annual Report on Form 10-K for the fiscal year ended June 30, 1999 have been so included and incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          FUTURE SHAREHOLDER PROPOSALS

    GSI does not currently expect to hold a 1999 Annual Meeting of Shareholders because upon consummation of the merger GSI will become an indirect wholly owned subsidiary of Tyco. In the event the merger is not consummated, proposals of GSI shareholders to be included in the proxy statement to be mailed to all GSI shareholders entitled to vote at the 1999 Annual Meeting of GSI shareholders must be received at GSI's principal executive offices not later than
            , 1999.

                          FINANCIAL STATEMENTS OF GSI

FINANCIAL STATEMENTS:
  Report of Independent Accountants...................................................         F-2
  Balance Sheets......................................................................         F-3
  Statements of Operations and Comprehensive Loss.....................................         F-4
  Statements of Shareholders' Equity..................................................         F-5
  Statements of Cash Flows............................................................         F-6
  Notes to Financial Statements.......................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of General Surgical Innovations, Inc.:

    In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive loss, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of General Surgical Innovations, Inc. at June 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

San Jose, California
July 23, 1999

                       GENERAL SURGICAL INNOVATIONS, INC.

                                 BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   JUNE 30,
                                                                                             --------------------
                                                                                               1999       1998
                                                                                             ---------  ---------
                                                     ASSETS
Current assets:
  Cash and cash equivalents................................................................  $   9,600  $  17,954
  Available-for-sale securities............................................................      8,699     10,743
  Accounts receivable, net of allowances of $350 in 1999 and $72 in 1998...................      2,550      1,043
  Inventories..............................................................................      2,532      1,284
  Prepaid expenses and other current assets................................................        489        733
                                                                                             ---------  ---------
    Total current assets...................................................................     23,870     31,757
  Available-for-sale securities, non-current...............................................        999      8,772
  Property and equipment, net..............................................................      3,052      2,101
  Intangible and other assets, net.........................................................        316        194
                                                                                             ---------  ---------
    Total assets...........................................................................  $  28,237  $  42,824
                                                                                             ---------  ---------
                                                                                             ---------  ---------
                                                   LIABILITIES
Current liabilities:
  Accounts payable.........................................................................  $   2,231  $     910
  Accrued liabilities......................................................................      1,440      1,316
  Capital leases...........................................................................         12         14
  Bank borrowings..........................................................................         82        103
                                                                                             ---------  ---------
    Total current liabilities..............................................................      3,765      2,343
Other long-term liabilities................................................................         37        149
Capital leases, less current portion.......................................................         --         12
Bank borrowings, less current portion......................................................         --         82
                                                                                             ---------  ---------
      Total liabilities....................................................................      3,802      2,586
                                                                                             ---------  ---------
Commitments and Contingencies (Note 5)

                                              SHAREHOLDERS' EQUITY
Preferred stock, $.001 par value:
  Authorized: 2,000 shares; issued and outstanding: none...................................         --         --
Common stock, $.001 par value:
  Authorized: 50,000 shares; issued and outstanding: 13,504 on June 30, 1999, and 13,435 on
    June 30, 1998..........................................................................         14         13
Additional paid-in capital.................................................................     65,446     65,290
Notes receivable from shareholders.........................................................        (85)       (87)
Deferred compensation, net.................................................................        (22)      (159)
Accumulated other comprehensive income (loss)..............................................        (12)        16
Accumulated deficit........................................................................    (40,906)   (24,835)
                                                                                             ---------  ---------
    Total shareholders' equity.............................................................     24,435     40,238
                                                                                             ---------  ---------
      Total liabilities and shareholders' equity...........................................  $  28,237  $  42,824
                                                                                             ---------  ---------
                                                                                             ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                       GENERAL SURGICAL INNOVATIONS, INC.

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      YEARS ENDED JUNE 30,
                                                                                ---------------------------------
                                                                                   1999        1998       1997
                                                                                -----------  ---------  ---------
Sales.........................................................................  $     6,876  $   5,193  $   4,090
Guaranteed payments...........................................................           --      1,635      4,896
                                                                                -----------  ---------  ---------
Total revenue.................................................................        6,876      6,828      8,986
Cost of sales.................................................................        5,212      3,565      2,385
                                                                                -----------  ---------  ---------
      Gross profit............................................................        1,664      3,263      6,601
                                                                                -----------  ---------  ---------
Operating expenses:
  Research and development....................................................        3,695      2,825      2,231
  Sales and marketing.........................................................        6,523      4,911      4,906
  General and administrative..................................................        9,058      6,932      3,878
                                                                                -----------  ---------  ---------
    Total operating expenses..................................................       19,276     14,668     11,015
                                                                                -----------  ---------  ---------
      Operating loss..........................................................      (17,612)   (11,405)    (4,414)
                                                                                -----------  ---------  ---------
Interest income...............................................................        1,574      2,308      2,572
Interest expense..............................................................          (19)       (38)       (47)
Other income (expense), net...................................................          (14)        (7)        13
                                                                                -----------  ---------  ---------
    Net loss..................................................................      (16,071)    (9,142)    (1,876)
Other comprehensive income (loss):
  Change in unrealized gain or loss on available-for-sale securities..........          (28)        54        (39)
                                                                                -----------  ---------  ---------
    Comprehensive loss........................................................  $   (16,099) $  (9,088) $  (1,915)
                                                                                -----------  ---------  ---------
                                                                                -----------  ---------  ---------
Net loss per common share and per common
  share-assuming dilution.....................................................  $     (1.19) $   (0.68) $   (0.14)
                                                                                -----------  ---------  ---------
                                                                                -----------  ---------  ---------
Shares used in computing net loss per common share and per common
  share-assuming dilution.....................................................       13,461     13,373     13,197
                                                                                -----------  ---------  ---------
                                                                                -----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                       GENERAL SURGICAL INNOVATIONS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                      ACCUMULATED
                                                                       NOTES                             OTHER
                                  COMMON STOCK        ADDITIONAL    RECEIVABLE                       COMPREHENSIVE
                            ------------------------    PAID-IN        FROM          DEFERRED           INCOME        ACCUMULATED
                              SHARES       AMOUNT       CAPITAL    SHAREHOLDERS    COMPENSATION         (LOSS)          DEFICIT
                            -----------  -----------  -----------  -------------  ---------------  -----------------  ------------
Balances, June 30, 1996...      13,133    $      13    $  64,885     $    (112)      $    (496)        $       1       $  (13,817)
  Exercise of stock
    options...............         148           --           67            --              --                --               --
  Exercise of stock
    options with notes
    receivable............          23           --           11           (11)             --                --               --
  Issuance of common stock
    in connection with
    employee stock
    purchase plan.........          18           --          135            --              --                --               --
  Repurchase of common
    stock.................         (31)          --           (9)            9              --                --               --
  Amortization of deferred
    compensation..........          --           --           --            --             199                --               --
  Change in unrealized
    loss on
    available-for-sale
    securities............          --           --           --            --              --               (39)              --
  Payment of shareholders'
    notes receivable......          --           --           --            27              --                --               --
  Net loss................          --           --           --            --              --                --           (1,876)
                            -----------       -----   -----------       ------          ------               ---      ------------
Balances, June 30, 1997...      13,291           13       65,089           (87)           (297)              (38)         (15,693)
  Exercise of stock
    options...............         128           --          129            --              --                --               --
  Issuance of common stock
    in connection with
    employee stock
    purchase plan.........          16           --           72            --              --                --               --
  Amortization of deferred
    compensation..........          --           --           --            --             138                --               --
  Change in unrealized
    gain on
    available-for-sale
    securities............          --           --           --            --              --                54               --
  Net loss................          --           --           --            --              --                --           (9,142)
                            -----------       -----   -----------       ------          ------               ---      ------------
Balances, June 30, 1998...      13,435           13       65,290           (87)           (159)               16          (24,835)
  Exercise of stock
    options...............          33           --           42            --              --                --               --
  Issuance of common stock
    in connection with
    employee stock
    purchase plan.........          36            1          114            --              --                --               --
  Amortization of deferred
    compensation..........          --           --           --            --             137                --               --
  Payment on shareholder
    notes receivable......          --           --           --             2              --                --               --
  Change in unrealized
    gain on
    available-for-sale
    securities............          --           --           --            --              --               (28)              --
  Net loss................          --           --           --            --              --                --          (16,071)
                            -----------       -----   -----------       ------          ------               ---      ------------
Balances, June 30, 1999...      13,504    $      14    $  65,446     $     (85)      $     (22)        $     (12)      $  (40,906)
                            -----------       -----   -----------       ------          ------               ---      ------------
                            -----------       -----   -----------       ------          ------               ---      ------------


                              TOTAL
                            ---------
Balances, June 30, 1996...  $  50,474
  Exercise of stock
    options...............         67
  Exercise of stock
    options with notes
    receivable............         --
  Issuance of common stock
    in connection with
    employee stock
    purchase plan.........        135
  Repurchase of common
    stock.................         --
  Amortization of deferred
    compensation..........        199
  Change in unrealized
    loss on
    available-for-sale
    securities............        (39)
  Payment of shareholders'
    notes receivable......         27
  Net loss................     (1,876)
                            ---------
Balances, June 30, 1997...     48,987
  Exercise of stock
    options...............        129
  Issuance of common stock
    in connection with
    employee stock
    purchase plan.........         72
  Amortization of deferred
    compensation..........        138
  Change in unrealized
    gain on
    available-for-sale
    securities............         54
  Net loss................     (9,142)
                            ---------
Balances, June 30, 1998...     40,238
  Exercise of stock
    options...............         42
  Issuance of common stock
    in connection with
    employee stock
    purchase plan.........        115
  Amortization of deferred
    compensation..........        137
  Payment on shareholder
    notes receivable......          2
  Change in unrealized
    gain on
    available-for-sale
    securities............        (28)
  Net loss................    (16,071)
                            ---------
Balances, June 30, 1999...  $  24,435
                            ---------
                            ---------

   The accompanying notes are an integral part of these financial statements.

                       GENERAL SURGICAL INNOVATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     YEARS ENDED JUNE 30,
                                                                             -------------------------------------
                                                                                1999         1998         1997
                                                                             -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................................  $   (16,071) $    (9,142) $    (1,876)
Adjustments to reconcile net loss to net cash used in operating activities:
    Amortization of deferred compensation..................................          137          138          199
    Depreciation and amortization..........................................          880        1,049          889
    Provision for uncollectable accounts and sales returns.................          659           25          (31)
    Loss on write-off of fixed assets......................................           20            7           38
    Provision for excess and obsolete inventory............................          417           43           57
    Forgiveness of related party note receivable...........................          107           --           --
    Changes in operating assets and liabilities:
      Accounts receivable..................................................       (2,166)       1,064       (1,227)
      Inventory............................................................       (1,665)         390       (1,074)
      Prepaid expenses and other current assets............................          244          238         (533)
      Intangible and other assets..........................................          (-1)          (5)         (69)
      Accounts payable.....................................................        1,321          406         (110)
      Accrued and other liabilities........................................           12          246          127
      Deferred revenue.....................................................           --           --         (100)
                                                                             -----------  -----------  -----------
        Net cash used in operating activities..............................      (16,106)      (5,541)      (3,710)
                                                                             -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities.................................       (3,811)     (22,766)     (54,335)
Proceeds from sales and maturities of available-for-sale securities........       13,500       38,792       39,467
Acquisition of property and equipment......................................       (1,679)        (450)      (2,018)
Disposal of fixed assets...................................................           --           --           63
                                                                             -----------  -----------  -----------
        Net cash provided by (used in) investing activities................        8,010       15,576      (16,823)
                                                                             -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of issuance costs..............          157          201          202
Proceeds from payment on shareholders' notes receivable....................            2           --           27
Payments on capital lease obligations......................................          (14)         (15)          --
Principal payments on bank borrowings......................................         (103)        (167)        (135)
Related party note receivable..............................................         (300)          --           --
                                                                             -----------  -----------  -----------
        Net cash provided by (used in) financing activities................         (258)          19           94
                                                                             -----------  -----------  -----------
Net increase (decrease) in cash and cash equivalents.......................       (8,354)      10,054      (20,439)
Cash and cash equivalents, beginning of year...............................       17,954        7,900       28,339
                                                                             -----------  -----------  -----------
Cash and cash equivalents, end of year.....................................  $     9,600  $    17,954  $     7,900
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Cash paid during the period for:
    Interest...............................................................  $        19  $        38  $        51
    Taxes..................................................................  $        --  $        --  $         1
NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for notes receivable..............................  $        --  $        --  $        11
Repurchase of common stock for notes receivable............................  $        --  $        --  $         9
Change in unrealized gain or loss in available-for-sale securities.........  $       (28) $        54  $        39
Property acquired under capital leases.....................................  $        --  $        40  $        --

   The accompanying notes are an integral part of these financial statements.

                       GENERAL SURGICAL INNOVATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. FORMATION AND BUSINESS OF GSI:

    General Surgical Innovations, Inc. ("GSI") was incorporated on April 13, 1992, to engage in the development, manufacturing and marketing of medical device surgical balloon dissectors which create new working spaces between natural tissue planes in the human body. GSI sells products in the United States, Europe, Australia and South America, through its direct sales force and key distributors. While GSI has developed or is developing surgical balloon dissectors for stress urinary incontinence, vascular and plastic surgery, sales of products for hernia repair are expected to provide a majority of GSI's revenues at least through fiscal 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    GSI considers investments with an original maturity of 90 days or less as of the date of purchase to be cash equivalents.

    AVAILABLE-FOR SALE SECURITIES:

    GSI has classified its investments as "available-for-sale." Such investments are recorded at fair value, and unrealized holding gains and losses are recorded net of related taxes as a separate component of shareholders' equity. Interest income is recorded using an effective interest rate, with associated premium or discount amortized to "investment income." Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method. All investments with maturity dates greater than 365 days are classified as non-current.

    INVENTORIES:

    Inventories are stated at the lower of cost or market. Cost is based on actual costs computed on a first-in, first-out basis.

    PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Furniture, fixtures, equipment and tooling are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease.

    INTANGIBLE ASSETS:

    Intangible assets include patents which are being amortized on a straight-line basis over five years. GSI periodically assesses the recoverability of intangible assets by determining whether amortization of the asset balance over the remaining life can be recovered through undiscounted future operating cash

                       GENERAL SURGICAL INNOVATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows and is recognized as a write down of the asset to net realizable value.

    EMPLOYEE STOCK PLANS:

    GSI accounts for its stock option plans and its employee stock purchase plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 establishes a fair value based method of accounting for stock-based plans and is effective for fiscal years beginning after December 15, 1995. GSI is continuing to account for its employee stock plans in accordance with the provisions of APB 25, and has provided pro forma disclosure in Note 6 as if the measurement provisions of SFAS 123 had been adopted.

    REVENUE RECOGNITION:

    GSI recognizes revenue from product sales upon shipment of product and when title passes to its customer. Allowances are provided for estimated returns. Revenue from guaranteed payments is recognized in the period received according to the terms and conditions of a distributor agreement.

    RESEARCH AND DEVELOPMENT:

    Research and development expenses are charged to operations as incurred.

    BUSINESS RISKS AND CREDIT CONCENTRATION:

    A substantial portion of GSI's sales have been derived from sales of its surgical balloon dissectors for hernia repair procedures. Failure of GSI to successfully develop and commercialize surgical balloon dissector products for applications other than hernia repair could have a material adverse effect on GSI's business, financial condition and results of operations.

    In March 1994, GSI entered into a distribution agreement with United States Surgical Corporation ("USSC") providing USSC with limited exclusive rights to distribute GSI's surgical balloon dissectors in the hernia repair market in both the United States and certain other countries. In fiscal 1997 and 1996, sales to USSC, which include sales to Autosuture, Inc., a subsidiary of USSC, represented approximately 27 percent and 92 percent, respectively, of GSI's sales. In November 1996, GSI terminated its distribution agreement with USSC; there were no sales to USSC in fiscal 1998. In September 1998, GSI signed two non-exclusive, three-year agreements with USSC. Under the terms of the first agreement, USSC has obtained non-exclusive rights to market and distribute GSI's SPACEMAKER(R) surgical balloon dissectors worldwide for use in hernia repair and stress urinary incontinence ("SUI") procedures. Under the terms of the second agreement, GSI has non-exclusive rights to market and distribute several products, including USSC's 5 mm mesh fixation device, the ProTack(TM), which is offered with GSI's balloon dissectors in the SPACEMAKER(R)Total Solution(TM) hernia repair kit. Sales to USSC in fiscal 1999 represented approximately three percent of GSI's total sales.

                       GENERAL SURGICAL INNOVATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In December 1996, GSI entered into a five year OEM supply agreement (the "EES Agreement") with Ethicon Endo-Surgery ("EES"), pursuant to which GSI granted EES exclusive worldwide sales and marketing rights to sell the SPACEMAKER(R) surgical balloon dissectors in the laparoscopic hernia repair and stress urinary incontinence ("SUI") markets. EES made guaranteed payments pursuant to the EES Agreement of $4.9 million in fiscal year 1997, and additional payments in lieu of product purchases pursuant to a mutual agreement in the amount of $1.6 million in fiscal year 1998. In February 1998, GSI and EES replaced the exclusive EES Agreement with a non-exclusive distribution agreement for the laparoscopic hernia repair and SUI markets. In fiscal year 1999, EES made no guaranteed payments or payments in lieu of product purchases. Sales and guaranteed payments from EES represented approximately 21 percent, 74 percent and 65 percent of GSI's 1999, 1998 and 1997 revenues, respectively.

    In May 1999, GSI signed a distribution agreement with Dexterity Surgical, Inc. ("Dexterity"). The terms of the agreement gave Dexterity rights to market and distribute GSI's SPACEMAKER(R) balloon dissector products for hernia repair and laparoscopic bladder neck suspension repair procedures in all or parts of 28 states. In fiscal year 1999, sales to Dexterity represented approximately 23 percent of total company sales.

    GSI maintains its cash balances in demand accounts primarily with one financial institution. For its accounts receivable, management of GSI performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts. Historically GSI has not experienced significant losses related to individual customers or groups of customers in any particular geographic area. At June 30, 1998 and 1997, one distributor accounted for approximately 46 percent and 93 percent, respectively, of accounts receivable. At June 30, 1999, another distributor accounted for approximately 46 percent of accounts receivable.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Carrying amounts of GSI's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to their short maturities. Based on the borrowing rates currently available to GSI for loans with similar terms, the carrying values of the equipment loan and line of credit approximate fair values. Estimated fair values for available-for-sale securities, which are separately disclosed elsewhere, are based on quoted market prices for the same or similar instruments.

    INCOME TAXES:

    GSI accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. GSI is required to adjust deferred tax liabilities in the period when tax rates or the provisions of the income tax laws change. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    COMPREHENSIVE INCOME:

    GSI has adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income." SFAS 130 establishes standards for reporting and display of

                       GENERAL SURGICAL INNOVATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) comprehensive income and its components for general-purpose financial statements. Comprehensive income is defined as net income plus all revenues, expenses, gains and losses from non-owner sources that are excluded from net income in accordance with generally accepted accounting principles.

    COMPUTATION OF NET LOSS PER COMMON SHARE AND PER COMMON SHARE-ASSUMING
     DILUTION:

    Net loss per common share and per common share-assuming dilution are computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options are excluded from the computation of net loss per common share-assuming dilution as their effect is antidilutive.

    Stock options to purchase 2,245,655, 1,816,906 and 1,363,447 shares of common stock at prices ranging from $0.09 to $9.75 per share were outstanding at June 30, 1999, 1998 and 1997, respectively, but were not included in the computation of net loss per common share-assuming dilution because they were antidilutive. The aforementioned stock options could potentially dilute earnings per share in the future.

    RECENT PRONOUNCEMENTS:

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, GSI has not engaged in derivative and hedging activities. SFAS 133 will be effective for fiscal years beginning after June 15, 2000.

3. BALANCE SHEET DETAIL:

    AVAILABLE-FOR-SALE SECURITIES:

    As of June 30, 1999, available-for-sale securities consisted of the following (IN THOUSANDS):

                                                                 AMORTIZED     UNREALIZED      ESTIMATED    MATURITY
                                                                   COST      GAINS (LOSSES)   FAIR VALUE     DATES
                                                                -----------  ---------------  -----------  ----------
Obligations of federal government agencies, short-term........   $   8,698      $       1      $   8,699    7/99-6/00
Corporate obligations, principally commercial paper and
  corporate notes, long-term..................................       1,012            (13)           999    7/00-4/01
                                                                -----------        ------     -----------
                                                                 $   9,710      $     (12)     $   9,698
                                                                -----------        ------     -----------
                                                                -----------        ------     -----------

                       GENERAL SURGICAL INNOVATIONS, INC.

3. BALANCE SHEET DETAIL: (CONTINUED)

    As of June 30, 1998, available-for-sale securities consisted of the following (IN THOUSANDS):

                                                                                 AMORTIZED   UNREALIZED    ESTIMATED
                                                                                   COST         GAINS     FAIR VALUE
                                                                                -----------  -----------  -----------
Corporate obligations, principally commercial paper and corporate notes,
  short-term..................................................................   $  10,729    $      14    $  10,743
Corporate obligations, principally commercial paper and corporate notes,
  long-term...................................................................       8,770            2        8,772
                                                                                -----------  -----------  -----------
                                                                                 $  19,499    $      16    $  19,515
                                                                                -----------  -----------  -----------
                                                                                -----------  -----------  -----------

    During 1999 and 1998, there were no realized gains or losses on the disposal of available-for-sale securities.

PROPERTY AND EQUIPMENT:

PROPERTY AND EQUIPMENT COMPRISE (IN THOUSANDS):

                                                                                                   JUNE 30,
                                                                                             --------------------
                                                                                               1999       1998
                                                                                             ---------  ---------
Equipment..................................................................................  $   1,612  $   1,238
Furniture and fixtures.....................................................................        380        437
Tooling....................................................................................      1,546        457
Leasehold improvements.....................................................................      1,233      1,192
                                                                                             ---------  ---------
                                                                                                 4,771      3,324
Less accumulated depreciation and amortization.............................................     (1,719)    (1,223)
                                                                                             ---------  ---------
                                                                                             $   3,052  $   2,101
                                                                                             ---------  ---------
                                                                                             ---------  ---------

INVENTORIES:

INVENTORIES COMPRISE (IN THOUSANDS):

                                                                                                       JUNE 30,
                                                                                                 --------------------
                                                                                                   1999       1998
                                                                                                 ---------  ---------
Raw materials..................................................................................  $   1,358  $     910
Work in progress...............................................................................         78         --
Finished goods.................................................................................      1,096        374
                                                                                                 ---------  ---------
                                                                                                 $   2,532  $   1,284
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                       GENERAL SURGICAL INNOVATIONS, INC.

3. BALANCE SHEET DETAIL: (CONTINUED)
INTANGIBLE AND OTHER ASSETS:

INTANGIBLE AND OTHER ASSETS COMPRISE (IN THOUSANDS):

                                                                                                       JUNE 30,
                                                                                                 --------------------
                                                                                                   1999       1998
                                                                                                 ---------  ---------
Patents........................................................................................  $     360  $     360
Related party note receivable..................................................................        193         --
Other..........................................................................................         81         80
                                                                                                 ---------  ---------
                                                                                                       634        440
Less accumulated amortization..................................................................       (318)      (246)
                                                                                                 ---------  ---------
                                                                                                 $     316  $     194
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

ACCRUED LIABILITIES:

ACCRUED LIABILITIES COMPRISE (IN THOUSANDS):

                                                                                                       JUNE 30,
                                                                                                 --------------------
                                                                                                   1999       1998
                                                                                                 ---------  ---------
Accrued payroll and related expenses...........................................................  $     463  $     391
Accrued legal expenses.........................................................................        536        660
Accrued other..................................................................................        441        265
                                                                                                 ---------  ---------
                                                                                                 $   1,440  $   1,316
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

4. BANK BORROWINGS:

    On March 25, 1996, GSI entered into a loan agreement with a financial institution which provides for an equipment loan of $700,000 with interest at the bank's prime rate plus 1.25 percent (9.00 percent at June 30, 1999). The note matures on June 30, 2000. Future minimum payments under the loan are $82,000 in the fiscal year ending June 30, 2000.

    The bank borrowings are collateralized by substantially all of GSI's assets. In addition, GSI is required to maintain certain restrictive financial covenants including minimum tangible net worth and a minimum quick ratio.

5. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASE AGREEMENTS:

    The Company leases its facilities under a non-cancelable operating lease that expires on April 1, 2004. The lease contains two options to extend the lease term, with each extended term to be for a

                       GENERAL SURGICAL INNOVATIONS, INC.

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED) period of five years. The Company is responsible for certain taxes, maintenance costs and insurance under the lease. Future minimum rental payments under the lease are as follows (IN THOUSANDS):

YEAR ENDING JUNE 30,
  2000...............................................................................        740
  2001...............................................................................        997
  2002...............................................................................      1,024
  2003...............................................................................      1,052
  2004...............................................................................        805
                                                                                       ---------
                                                                                       $   4,618
                                                                                       ---------
                                                                                       ---------

    Rent expense for the years ended June 30, 1999, 1998 and 1997 was $635,244, $625,488, and $600,645, respectively.

    CAPITAL LEASE AGREEMENTS:

    The Company has two capital lease agreements for office equipment. Amounts financed under these leases total approximately $41,000, with associated accumulated depreciation of $29,000. Future minimum lease payments under these capital leases are $12,000 in the fiscal year ending June 30, 2000.

    OTHER COMMITMENTS:

    The Company has entered into certain royalty agreements to obtain technology which provide for royalties ranging from one to four percent of the sales price for products which utilize this technology. Amounts charged to operations for the years ended June 30, 1999, 1998 and 1997 were $187,497, $289,255 and
$356,831, respectively.

    Also, in 1994 in conjunction with obtaining technology, GSI entered into a royalty agreement that provides for royalties of four percent of net sales for products which utilize this technology through 2001. Minimum royalties under the agreement are $75,000, $87,500 and $50,000 for the years ending June 30, 2000, 2001 and 2002, respectively.

    CONTINGENCIES:

    In May 1996, Origin Medsystems, Inc. ("Origin") a unit of Guidant Corporation filed suit against GSI for infringement of U.S. Patent No. 5,520,609 in the United States District Court for the Northern District of California (C96-20424JW). In April 1998, GSI obtained a summary judgment that the patent in suit, Moll et al Patent No. 5,520,609, was unenforceable because it had been obtained by misleading the Patent & Trademark Office, and an award of attorney's fees of $990,000. The appellate court subsequently vacated this decision because, in its view, there are factual issues which must be resolved in a trial on whether Origin misled the PTO. In July 1999, the case was returned to the district court for further proceedings.

    In June 1996, GSI filed an action against Origin in the U.S. District Court for the Northern District of California alleging that the use of Origin's products infringes GSI's U.S. Patent No. 5,514,153 (C96-20447JW). The case was decided in favor of GSI partly by summary judgment and partly by jury verdict, both during fiscal 1999. Patent 5,514,153 ("the '153 patent") was found to be valid, and Origin's infringement was found to be willful. Lost profits of approximately $12.9 million were awarded to GSI by the jury. Origin is appealing the infringement and willfulness findings (but not patent validity nor the amount of infringement damages), and GSI is appealing for enhanced damages,

                       GENERAL SURGICAL INNOVATIONS, INC.

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED) attorneys' fees and the failure to find infringement of additional claims. The Company has not recorded a receivable for this gain contingency. Resolution is expected in calendar year 2000. Following these findings, the Court has entered an injunction prohibiting sale in the United States of all of Origin's balloon dissection products, to become fully effective on November 15, 1999, and an immediate injunction against sales to any new customers.

    In September 1997, GSI filed an action against Origin alleging that the use of Origin's products infringes GSI's U.S. Patent No. 5,667,520 (C97-20944JW). Discovery is nearly complete in this case and the complaint has now been amended to add a claim of infringement of GSI's patent number 5,860,997. This case is now stayed pending the outcome of appeals in the '153 case.

    GSI is also involved in an interference proceeding in the U.S. Patent Office against Origin to determine whether certain subject matter was first invented by GSI and whether the disputed matter is patentable. In November 1998, binding arbitration determined that GSI was first to invent the disputed subject matter and therefore is the only party entitled to any patent. Additionally, the Patent Office Appeals Board found the subject matter to be patentable. This latter finding is being appealed by Origin to the Court of Appeals for the Federal Circuit. Resolution is expected in calendar year 2000.

    On April 9, 1999, a suit was filed against GSI in the United States District Court for the Southern District of Illinois. This suit, brought by Dr. Peter M. Bonutti and by Bonutti Research, Inc., seeks a 50 percent share of the $12.9 million damages judgment GSI obtained in its suit against Origin and seeks rescission of the 1995 agreement by which GSI obtained assignment of certain Bonutti technology. From this assigned technology, GSI prosecuted patent applications which became the '153 and other patents, which credit Dr. Bonutti as sole inventor. This case is in the discovery phase.

    While GSI believes it will be successful in these proceedings, there can be no assurance of such success. Failure of the Company to prevail in such proceedings would have a material adverse effect on GSI's business, financial condition and results of operations.

6. SHAREHOLDERS' EQUITY:

    PREFERRED STOCK:

    Under GSI's Articles of Incorporation, GSI's preferred stock is issuable in series and GSI's Board of Directors is authorized to determine the rights, preferences and terms of each series.

    During 1996, GSI amended its Articles of Incorporation to authorize 2,000,000 shares of undesignated preferred stock. Preferred stock may be issued from time to time in one or more series. As of June 30, 1999, the Company had no shares issued and outstanding.

    COMMON STOCK:

    The Company has issued through June 30, 1999, shares of its common stock to the founders and key employees of GSI under stock purchase agreements. Certain stock purchase agreements (the "Agreements") contain provisions for the repurchase of common stock by GSI in the event of termination of employment during the vesting period following the date of employment. Generally, 25 percent of the shares of common stock purchased under the Agreements are released from GSI's repurchase option at the end of twelve months from a participant's hiring date with the remaining shares being released from repurchase ratably over the next 36 months. At June 30, 1999, 14,897 shares are subject to repurchase under the Agreements. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of any class of outstanding stock having priority rights as to dividends.

                       GENERAL SURGICAL INNOVATIONS, INC.

6. SHAREHOLDERS' EQUITY: (CONTINUED)

    STOCK OPTION PLANS:

    1992 STOCK OPTION PLAN

    GSI has an Incentive Stock Option Plan (the "Plan") under which 1,715,895 shares of common stock were originally reserved for issuance. An additional 500,000 and 400,000 shares were reserved in November 1997 and November 1996, respectively, bringing the aggregate number of shares of common stock reserved for issuance to 2,615,895 as of June 30, 1998. In November 1998, the Plan was amended to: (i) increase the number of shares of common stock reserved for issuance thereunder on the date of each annual meeting of the shareholders during the period beginning on and including November 19, 1998 and ending September 14, 2002 (the date the 1992 Plan terminates) by an amount equal to the lesser of (x) four percent (four percent) of the total number of shares of GSI's common stock issued and outstanding as of the last business day immediately preceding the date of such annual meeting, or (y) 600,000 shares, and (ii) increase the total maximum number of shares subject to options that may be issued to any one employee during a fiscal year to 1,000,000 (effective as of July 1, 1998). The maximum aggregate number of shares of common stock that may be issued under the 1992 Plan is 5,015,895. At this time, an additional 438,773 shares were reserved, bringing the aggregate number of shares of common stock reserved for issuance to 3,054,668 as of June 30, 1999.

    Under the Plan, incentive options may be granted at prices not lower than fair market value at the date of grant or 110 percent of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10 percent or more of the voting power or value of all securities. Nonstatutory options may be granted at prices not lower than 85 percent of fair market value at the date of grant as determined by the Board of Directors. Options granted under the Plan are exercisable and vest at such times and under such conditions as determined by the Board. The options generally expire from five years to ten years from date of grant.

    1995 DIRECTORS' STOCK OPTION PLAN

    In November 1995, GSI adopted the Directors' Stock Option Plan ("the Directors' Plan"), under which 164,726 shares of common stock have been reserved for issuance. The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of GSI. The Directors' Plan provides an initial option to purchase 27,454 shares of common stock, which vests annually over four years, and beginning with the 1997 annual meeting, provides an additional annual option to purchase 6,864 shares of common stock.

    The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of GSI's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

    An additional 25,000 shares have been granted outside of the above stock options plans.

                       GENERAL SURGICAL INNOVATIONS, INC.

6. SHAREHOLDERS' EQUITY: (CONTINUED)
    Stock option activity is set forth below (IN THOUSANDS, EXCEPT PER SHARE
DATA):

                                                                                     OUTSTANDING OPTIONS
                                                                      --------------------------------------------------
                                                                                                 WEIGHTED
                                                                        SHARES                    AVERAGE     AGGREGATE
                                                                       AVAILABLE    NUMBER OF    PRICE PER    PRICE IN
                                                                       FOR GRANT     SHARES        SHARE       DOLLARS
                                                                      -----------  -----------  -----------  -----------
Balances, June 30, 1996.............................................         696        1,096    $    1.21    $   1,322
    Increase in shares reserved.....................................         400           --           --           --
    Options granted.................................................        (497)         497         8.65        4,299
    Options exercised...............................................          --         (172)         .45          (78)
    Options terminated..............................................          58          (58)        2.21         (128)
                                                                      -----------  -----------               -----------
Balances, June 30, 1997.............................................         657        1,363         3.97        5,415
    Increase in shares reserved.....................................         525           --           --           --
    Options granted.................................................      (1,153)       1,153         4.47        5,159
    Options exercised...............................................          --         (128)        1.00         (129)
    Options terminated..............................................         571         (571)        6.40       (3,655)
                                                                      -----------  -----------               -----------
Balances, June 30, 1998.............................................         600        1,817         3.74        6,790
    Increase in shares reserved.....................................         439           --           --           --
    Options granted.................................................      (1,757)       1,757         2.29        4,031
    Options exercised...............................................          --          (33)        1.26          (42)
    Options terminated..............................................       1,295       (1,295)        4.69       (6,077)
                                                                      -----------  -----------       -----   -----------
Balances, June 30, 1999.............................................         577        2,246    $    2.09    $   4,702
                                                                      -----------  -----------       -----   -----------
                                                                      -----------  -----------       -----   -----------

    At June 30, 1999, stock options outstanding are as follows (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                           OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                             -----------------------------------------------  ----------------------------
                                                          WEIGHTED AVERAGE      WEIGHTED                      WEIGHTED
                 RANGE OF                      NUMBER         REMAINING          AVERAGE        NUMBER         AVERAGE
              EXERCISE PRICES                 OF SHARES   CONTRACTUAL LIFE   EXERCISE PRICE    OF SHARES   EXERCISE PRICE
-------------------------------------------  -----------  -----------------  ---------------  -----------  ---------------
$0.0874 - $1.5600..........................         584             5.8         $    0.94            550      $    0.92
$1.5601 - $4.0000..........................       1,552             8.7         $    2.25             73      $    2.39
$4.0001 - $9.7500..........................         110             8.6         $    5.96             22      $    8.02
                                                  -----                                            -----
                                                  2,246             7.9         $    2.09            645      $    1.33
                                                  -----                                            -----
                                                  -----                                            -----

    At June 30, 1998 and 1997, options to purchase 679,327 and 434,609 shares were exercisable at a weighted average exercise price of $2.49 and $1.60 per share, respectively.

    Compensation of approximately $600,000 has been attributed to stock options granted after May 1995 and prior to the sale of GSI's common stock in an initial public offering. The deferred compensation is being recognized as a charge to income over the period for which the related stock options become exercisable, which is generally four years. Amortization of the deferred compensation was approximately $137,000, $138,000 and $199,000 during the years ended June 30, 1999, 1998 and 1997, respectively.

                       GENERAL SURGICAL INNOVATIONS, INC.

6. SHAREHOLDERS' EQUITY: (CONTINUED)
    On August 5, 1997, GSI repriced 357,034 options, ranging in price from $5.63 to $22.25 per share, to the fair market value on that date of $4.38 per share.

    GSI implemented a stock option exchange program effective October 6, 1998, pursuant to which all holders of options issued under the 1992 Plan may surrender for cancellation all options granted after May 10, 1996 (the date of GSI's initial public offering) with a price above $1.5601, the fair market value on the effective date. GSI cancelled 1,127,876 options, ranging in price from $2.00 to $9.75, and reissued the same number of new options for an exercise price of $1.5601. The new options were subject to a nine month restriction on exercise (until July 6, 1999), subject to certain exceptions. All executive officers of GSI were eligible to participate in the option exchange program.

    PRO FORMA INFORMATION:

    Had compensation costs for options awarded in fiscal 1999, 1998 and 1997 been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, GSI's net loss and net loss per share would have resulted in the pro forma amounts indicated in the following (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                                                            JUNE 30,
                                                                               -----------------------------------
                                                                                  1999         1998        1997
                                                                               -----------  -----------  ---------
Actual net loss..............................................................  $   (16,071) $    (9,142) $  (1,876)
Pro forma net loss...........................................................  $   (18,819) $   (10,511) $  (2,661)
Actual net loss per share....................................................  $     (1.19) $      (.68) $    (.14)
Pro forma net loss per share.................................................  $     (1.40) $      (.79) $    (.20)

    The above pro forma disclosures are not necessarily representative of the effects on reported net income (loss) in future years.

    In fiscal 1999, 1998 and 1997, the weighted-average fair value of options granted during the year was $1.74, $2.61 and $5.12, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                                                                                              JUNE 30,
                                                                                   -------------------------------
                                                                                     1999       1998       1997
                                                                                   ---------  ---------  ---------
Dividend yield...................................................................      0.00%      0.00%      0.00%
Expected volatility..............................................................     97.00%     62.00%     62.00%
Risk-free interest rate..........................................................      5.58%      5.93%      6.69%
Expected term....................................................................    5 Years    5 Years    5 Years

    EMPLOYEE STOCK PURCHASE PLAN:

    In March 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "ESPP") and reserved 274,543 shares of common stock for issuance. The purpose of the ESPP is to provide eligible employees of GSI with a means of acquiring common stock of GSI through payroll deductions. The purchase price of such stock under the ESPP cannot be less than 85 percent of the

                       GENERAL SURGICAL INNOVATIONS, INC.

6. SHAREHOLDERS' EQUITY: (CONTINUED)
lower of the fair market value on the specified purchase date or at the beginning of the offering period. At June 30, 1999, 69,670 shares had been issued under the ESPP.

    COMMON STOCK PURCHASE RIGHTS:

    In May 1997, GSI distributed a dividend to shareholders comprised of a right to purchase one share of common stock (a "Right") for each outstanding share of common stock of GSI they hold. These Rights do not become exercisable or transferable apart from the common stock until the Distribution Date which is the tenth day after a person or group either (a) acquires beneficial ownership of 15 percent or more of GSI's common stock or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15 percent or more of GSI's common stock. After the Distribution Date, each Right will entitle the holder to purchase from GSI one share of common stock at a price of $35 per share.

    If GSI is acquired in a merger or other business combination transaction, or if 50 percent or more of its assets or earnings power is sold, each Right will entitle the holder to purchase at the exercise price that number of shares of the acquiring company having a then current market value of two times the exercise price of the Right. In the event that GSI is the surviving corporation in a merger and GSI's common stock remains outstanding, or in the event that an acquiring party engages in certain self-dealing transactions, each Right not owned by the acquiring party will entitle the holder to purchase at the exercise price that number of shares of GSI's common stock having a then current market value of two times the exercise price of the Right.

    The Rights are redeemable at GSI's option for $.01 per Right prior to becoming exercisable, may be amended at GSI's option on or prior to the Distribution Date and expire on May 8, 2007.

7. EMPLOYEE BENEFIT PLAN:

    GSI has a qualified 401(k) plan available to substantially all employees over the age of 21. Participants may contribute up to 20 percent of their annual compensation to the plan, limited to a maximum amount set by the Internal Revenue Service. GSI may make contributions to the 401(k) plan at the discretion of the Board of Directors. No Company contributions have been made to the plan since inception.

8. INCOME TAXES:

    At June 30, 1999, GSI had federal and state net operating loss carryforwards of $37.3 million and $11.5 million, respectively, which expire in the years 1999 -2019.

    As a result of a change in ownership, as defined, federal and state net operating loss carryforwards are subject to an annual limitation of $400,000.

                       GENERAL SURGICAL INNOVATIONS, INC.

8. INCOME TAXES: (CONTINUED)
    Temporary differences and carryforwards that gave rise to significant portions of deferred tax assets and liabilities are as follows (IN THOUSANDS):

                                                                                                   JUNE 30,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            -----------  ---------
Deferred tax assets:
    Net operating loss carryforwards......................................................  $    13,364  $   7,657
    Capitalized research expenses.........................................................          433        370
    Research and development credit carryforward..........................................          665        421
    Accrued liabilities and other.........................................................          335        240
    Valuation allowance...................................................................      (14,797)    (8,688)
                                                                                            -----------  ---------
                                                                                            $        --  $      --
                                                                                            -----------  ---------
                                                                                            -----------  ---------

    In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is more likely than not that a tax benefit will not be realized from the asset in the future. GSI has established a valuation allowance to the extent of its deferred tax assets since it is more likely than not that a benefit will not be realized in the future due to GSI's recurring operating losses.

    GSI's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule:

                                                                                                      JUNE 30,
                                                                                                 ------------------
                                                                                                 1999   1998   1997
                                                                                                 ----   ----   ----
Income tax benefit at statutory rate...........................................................  (34)%  (34)%  (34)%
Net operating loss not benefited...............................................................   34     34     34
Total..........................................................................................   --     --     --
                                                                                                 ----   ----   ----
                                                                                                 ----   ----   ----
Effective tax rate.............................................................................   0%     0%     0%
                                                                                                 ----   ----   ----
                                                                                                 ----   ----   ----

9. RELATED PARTY TRANSACTIONS:

    GSI entered into certain product development arrangements and royalty agreements with a sole proprietorship which is owned by a director of GSI. Under these agreements, GSI pays royalties of one to four percent of the sales price for products which utilize the technology obtained. GSI has paid this sole proprietorship $88,030, $111,536 and $190,485 in fiscal years 1999, 1998 and 1997, respectively.

    GSI has a note receivable for $300,000 from an officer of GSI. The note accrues interest at 5.42% per annum. The principal and accrued interest will be forgiven monthly in the form of bonus payments of $68,750 on September 3, 1998 and monthly over a 53 month period thereafter provided the officer is an employee of GSI. In the event of termination of the officer's employment with GSI without cause, the aggregate amount of all bonus payments that would have been otherwise received will be paid by GSI in one bonus payment. At June 30, 1999, the note receivable from related party was $193,405.

                       GENERAL SURGICAL INNOVATIONS, INC.

10. SEGMENT INFORMATION:

    GSI, which operates in a single industry segment, designs, manufactures and markets balloon dissection systems and related minimally invasive surgical instruments and sells its products globally. The following is a summary of GSI's geographic operations (IN THOUSANDS):

                                                                                         1999       1998       1997
                                                                                       ---------  ---------  ---------
Domestic.............................................................................  $   6,328  $   6,618  $   8,944
International........................................................................        548        210         42
                                                                                       ---------  ---------  ---------
  Total revenue                                                                        $   6,876  $   6,828  $   8,986
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    GSI's assets are located in the United States. GSI does not segregate information related to operating income generated by its export sales.

11. SUBSEQUENT EVENTS (UNAUDITED):

    TYCO MERGER:

    In August 1999, GSI and Tyco International Ltd. ("Tyco") entered into a definitive agreement pursuant to which TYCO will acquire GSI. GSI shareholders will receive a fraction of a TYCO common share valued at $7.50 per common share for each common share of GSI. The transaction is valued at approximately $100 million. The closing of this deal is contingent upon shareholder approval of GSI.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           GENERAL ACQUISITION CORP.,

                         GENERAL SUB ACQUISITION CORP.

                                      AND

                       GENERAL SURGICAL INNOVATIONS, INC.

                                   INCLUDING

                                   GUARANTEE

                                       OF

                            TYCO INTERNATIONAL LTD.

                          DATED AS OF AUGUST 23, 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
                                                      ARTICLE I
THE MERGER................................................................................................        A-1
  SECTION 1.01. The Merger................................................................................        A-1
  SECTION 1.02. Effective Time............................................................................        A-2
  SECTION 1.03. Effect of the Merger......................................................................        A-2
  SECTION 1.04. Articles of Incorporation; By-laws........................................................        A-2
  SECTION 1.05. Directors and Officers....................................................................        A-2
  SECTION 1.06. Effect on Securities, Etc.................................................................        A-3
  SECTION 1.07. Exchange of Certificates..................................................................        A-4
  SECTION 1.08. Dissenting Shares.........................................................................        A-5
  SECTION 1.09. Stock Transfer Books......................................................................        A-5
  SECTION 1.10. No Further Ownership Rights in Company Common Stock.......................................        A-5
  SECTION 1.11. Lost, Stolen or Destroyed Certificates....................................................        A-6
  SECTION 1.12. Tax Consequences..........................................................................        A-6
  SECTION 1.13. Taking of Necessary Action; Further Action................................................        A-6
  SECTION 1.14. Material Adverse Effect...................................................................        A-6

                                                     ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................................        A-6
  SECTION 2.01. Organization and Qualification; Subsidiaries..............................................        A-6
  SECTION 2.02. Articles of Incorporation and By-laws.....................................................        A-7
  SECTION 2.03. Capitalization............................................................................        A-7
  SECTION 2.04. Authority Relative to this Agreement......................................................        A-8
  SECTION 2.05. No Conflict; Required Filings and Consents................................................        A-8
  SECTION 2.06. Compliance; Permits.......................................................................        A-9
  SECTION 2.07. SEC Filings; Financial Statements.........................................................       A-10
  SECTION 2.08. Absence of Certain Changes or Events......................................................       A-10
  SECTION 2.09. No Undisclosed Liabilities................................................................       A-10
  SECTION 2.10. Absence of Litigation.....................................................................       A-10
  SECTION 2.11. Employee Benefit Plans; Employment Agreements.............................................       A-11
  SECTION 2.12. Employment and Labor Matters..............................................................       A-13
  SECTION 2.13. Registration Statement; Proxy Statement/Prospectus........................................       A-15
  SECTION 2.14. Restrictions on Business Activities.......................................................       A-15
  SECTION 2.15. Title to Property.........................................................................       A-15
  SECTION 2.16. Taxes.....................................................................................       A-16
  SECTION 2.17. Environmental Matters.....................................................................       A-16
  SECTION 2.18. Brokers...................................................................................       A-18
  SECTION 2.19. Intellectual Property.....................................................................       A-18
  SECTION 2.20. Interested Party Transactions.............................................................       A-19
  SECTION 2.21. Insurance.................................................................................       A-19
  SECTION 2.22. Product Liability and Recalls.............................................................       A-19
  SECTION 2.23. Opinion of Financial Advisor..............................................................       A-19
  SECTION 2.24. Rights Agreement..........................................................................       A-20

                                                     ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...................................................       A-20
  SECTION 3.01. Organization and Qualification; Subsidiaries..............................................       A-20
  SECTION 3.02. Capitalization............................................................................       A-20
  SECTION 3.03. Authority Relative to this Agreement......................................................       A-21
  SECTION 3.04. No Conflicts; Required Filings and Consents...............................................       A-21

                                                                                                              PAGE
                                                                                                            ---------
  SECTION 3.05. Compliance................................................................................       A-22
  SECTION 3.06. SEC Filings; Financial Statements.........................................................       A-22
  SECTION 3.07. Absence of Certain Changes or Events......................................................       A-22
  SECTION 3.08. No Undisclosed Liabilities................................................................       A-23
  SECTION 3.09. Absence of Litigation.....................................................................       A-23
  SECTION 3.10. Registration Statement; Proxy Statement/Prospectus........................................       A-23
  SECTION 3.11. Brokers...................................................................................       A-24
  SECTION 3.12. Ownership of Merger Sub; No Prior Activities..............................................       A-24

                                                     ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER....................................................................       A-24
  SECTION 4.01. Conduct of Business by the Company Pending the Merger.....................................       A-24
  SECTION 4.02. No Solicitation...........................................................................       A-26
  SECTION 4.03. Conduct of Business by Guarantor Pending the Merger.......................................       A-27

                                                      ARTICLE V
ADDITIONAL AGREEMENTS.....................................................................................       A-28
  SECTION 5.01. Proxy Statement/Prospectus; Registration Statement........................................       A-28
  SECTION 5.02. Company Shareholders Meeting..............................................................       A-28
  SECTION 5.03. Access to Information; Confidentiality....................................................       A-29
  SECTION 5.04. Consents; Approvals.......................................................................       A-29
  SECTION 5.05. Agreements with Respect to Affiliates.....................................................       A-29
  SECTION 5.06. Indemnification and Insurance.............................................................       A-29
  SECTION 5.07. Notification of Certain Matters...........................................................       A-30
  SECTION 5.08. Further Action/Tax Treatment..............................................................       A-31
  SECTION 5.09. Public Announcements......................................................................       A-31
  SECTION 5.10. Guarantor Common Shares...................................................................       A-31
  SECTION 5.11. Conveyance Taxes..........................................................................       A-31
  SECTION 5.12. Option Plans and Benefits, etc............................................................       A-32
  SECTION 5.13. Rights Agreement..........................................................................       A-32
  SECTION 5.14. Accountant's Letters......................................................................       A-32
  SECTION 5.15. Compliance with State Property Transfer Statutes..........................................       A-32

                                                     ARTICLE VI
CONDITIONS TO THE MERGER..................................................................................       A-32
  SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger...............................       A-32
  SECTION 6.02. Additional Conditions to Obligations of Parent and Merger Sub.............................       A-33
  SECTION 6.03. Additional Conditions to Obligation of the Company........................................       A-34

                                                     ARTICLE VII
TERMINATION...............................................................................................       A-34
  SECTION 7.01. Termination...............................................................................       A-34
  SECTION 7.02. Effect of Termination.....................................................................       A-36
  SECTION 7.03. Fees and Expenses.........................................................................       A-36

                                                    ARTICLE VIII
GENERAL PROVISIONS........................................................................................       A-38
  SECTION 8.01. Effectiveness of Representations, Warranties and Agreements...............................       A-38
  SECTION 8.02. Notices...................................................................................       A-38
  SECTION 8.03. Certain Definitions.......................................................................       A-39
  SECTION 8.04. Amendment.................................................................................       A-39
  SECTION 8.05. Waiver....................................................................................       A-39
  SECTION 8.06. Headings..................................................................................       A-40
  SECTION 8.07. Severability..............................................................................       A-40

                                                                                                              PAGE
                                                                                                            ---------
  SECTION 8.08. Entire Agreement..........................................................................       A-40
  SECTION 8.09. Assignment................................................................................       A-40
  SECTION 8.10. Parties in Interest.......................................................................       A-40
  SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative.....................................       A-40
  SECTION 8.12. Governing Law; Jurisdiction...............................................................       A-40
  SECTION 8.13. Counterparts..............................................................................       A-41
  SECTION 8.14. WAIVER OF JURY TRIAL......................................................................       A-41

GUARANTEE

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of August 23, 1999 (this "AGREEMENT"), among General Acquisition Corp. ("PARENT"), a Nevada corporation and a direct, wholly-owned subsidiary of Tyco International Ltd. ("GUARANTOR"), General Sub Acquisition Corp., a California corporation and a direct, wholly-owned subsidiary of Parent ("MERGER SUB"), and General Surgical Innovations, Inc., a California corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders, and consistent with and in furtherance of their respective business strategies and goals, for Parent to acquire all of the outstanding shares of the Company through the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the applicable provisions of the California General Corporation Law (the "CGCL"), and upon the terms and subject to the conditions set forth herein;

    WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

    WHEREAS, pursuant to the Merger, each outstanding share (together with the common stock purchase right associated therewith, a "SHARE") of the Company's common stock, par value $0.001 per share (the "COMPANY COMMON STOCK"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

    WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company's willingness to enter into this Agreement, Guarantor has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Parent and Merger Sub in this Agreement (the "GUARANTEE"); and

    WHEREAS, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with each of certain shareholders of the Company (each, a "SELLING SHAREHOLDER"), in the form of EXHIBIT A hereto (the "VOTING AGREEMENT") pursuant to which, among other things, such Selling Shareholder has agreed to vote the shares of Company Common Stock owned by such Selling Shareholder in favor of this Agreement and the Merger provided for herein;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. (a) At the Effective Time (as defined in Section 1.02), and subject to and upon the terms and conditions of this Agreement and the CGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

    SECTION 1.02. EFFECTIVE TIME. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a properly executed agreement or certificate of merger as contemplated by the CGCL (the "CERTIFICATE OF MERGER"), together with any required related certificates, with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL. The Merger shall become effective at the time of such filing or at such later time, which will be as soon as reasonably practicable, specified in the Certificate of Merger (the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.04. ARTICLES OF INCORPORATION; BY-LAWS. (a) ARTICLES OF INCORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and such Articles of Incorporation; PROVIDED, HOWEVER, that Article III of the Surviving Corporation's Articles of Incorporation shall be amended and restated in the Merger to read in its entirety as follows: "ARTICLE III. The aggregate number of shares authorized is 1,000 shares of common stock, par value $0.01 per share."

    (b) BY-LAWS. The Amended and Restated By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by the CGCL, the Articles of Incorporation of the Surviving Corporation and such By-laws; PROVIDED, HOWEVER, that Section 3.2 of the Surviving Corporation's By-laws shall be amended and restated in the Merger to read in its entirety as follows: "The number of directors of the corporation shall be three (3). The number of directors may be changed by an amendment to this Section 3.2 duly adopted by the board of directors."; PROVIDED, FURTHER, that Section 3.3 of the Surviving Corporation's By-laws shall be amended and restated in the Merger to read in its entirety as follows: "Directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which such director was elected and until a successor has been elected and qualified."

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    SECTION 1.06. EFFECT ON SECURITIES, ETC. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

    (a) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares) shall be converted, subject to Sections 1.06(e), 1.06(f) and 7.01(j), into the right to receive from Parent a fraction of a validly issued, fully paid and nonassessable common share, par value $0.20 per share, of Guarantor (a "GUARANTOR COMMON SHARE") such fraction to be in the ratio (the "EXCHANGE RATIO") of $7.50 divided by the Average Share Price.

    "AVERAGE SHARE PRICE" means the average of the Daily Per Share Prices (as hereinafter defined) for the five consecutive trading days ending on the fourth trading day prior to date of the Company Shareholders Meeting (as defined in Section 2.13). The "DAILY PER SHARE PRICE" for any trading day means the volume-weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Guarantor Common Shares (as reported in the NYSE Composite Transaction Tape) for that day.

    (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect, wholly-owned subsidiary of the Company or Guarantor immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) STOCK OPTIONS. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, each outstanding option to purchase shares of Company Common Stock (collectively, the "COMPANY STOCK OPTIONS"), whether or not then vested or exercisable, shall constitute the right to receive an amount in cash equal to the positive difference, if any, between (i) the product of the Exchange Ratio and the Average Share Price, multiplied by the number of shares of Company Common Stock for which the Company Stock Option was exercisable immediately prior to the Effective Time and (ii) the aggregate exercise price of the Company Common Stock purchasable pursuant to such Company Stock Option. Any Company Stock Option the exercise price of which as of the Effective Time equals or exceeds the amount equal to the product of the Exchange Ratio and the Average Share Price shall be cancelled and be of no further force and effect as of the Effective Time.

    (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

    (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Guarantor Common Shares or Company Common Stock), distribution, exercise or exchange of Rights (as defined in Section 4.02(d)) or such Rights becoming exercisable, reorganization, recapitalization, split up, combination or exchange of shares or other like event with respect to Guarantor Common Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

    (f) FRACTIONAL SHARES. No certificates or scrip representing less than one Guarantor Common Share shall be issued upon the surrender for exchange of a certificate or certificates or other evidence for shares issued pursuant to the Company's direct registration system which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Guarantor Common Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the last reported sale price per Guarantor Common Share on the NYSE Composite Transaction Tape on the last trading day prior to the date of the Effective Time.

    SECTION 1.07. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Parent shall cause to be supplied to or for such bank or trust company as shall be designated by Parent and shall be reasonably acceptable to the Company (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, as needed for exchange in accordance with this Section 1.07 through the Exchange Agent, certificates evidencing the Guarantor Common Shares issuable pursuant to
Section 1.06(a) and the cash to be paid in lieu of fractional shares in exchange for outstanding Shares.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Guarantor Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor solely (A) certificates evidencing that number of whole Guarantor Common Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate and (B) cash in respect of fractional shares as provided in Section 1.06(f) (the Guarantor Common Shares and cash in respect of fractional shares being, collectively, the "MERGER CONSIDERATION"). The holder of such Certificate, upon its exchange for Guarantor Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c). Certificates surrendered pursuant to this Section 1.07(b) shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Merger Consideration, dividends or distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full Guarantor Common Shares, and cash in respect of fractional shares, into which such Shares of Company Common Stock shall have been so converted.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Guarantor Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Guarantor Common Shares he is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Guarantor Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Guarantor Common Shares.

    (d) TRANSFERS OF OWNERSHIP. If any certificate for Guarantor Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Guarantor Common Shares in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (e) ESCHEAT. Neither Parent, Merger Sub nor the Company nor any of their respective affiliates shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) WITHHOLDING RIGHTS. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and from any cash dividends or other distributions that the holder is entitled to receive under Section 1.07(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 1.07(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

    (g) UNDISTRIBUTED CERTIFICATES. Any portion of the certificates evidencing the Guarantor Common Shares and the cash to be paid in lieu of fractional shares supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.07 shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Guarantor Common Shares.

    SECTION 1.08. DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any Shares outstanding immediately prior to the Effective Time that were not voted in favor of the Merger and are held by shareholders who have complied with the applicable provisions of Chapter 13 of the CGCL (the "DISSENTING SHARES") shall not be converted into or represent the right to receive Guarantor Common Shares in accordance with Section 1.06(a) (or cash in lieu of fractional shares in accordance with Section 1.06(f)), and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder under Chapter 13 of the CGCL. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of Guarantor. If any holder of Dissenting Shares shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under Chapter 13 of the CGCL, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Certificate(s) previously representing such Shares) Guarantor Common Shares in accordance with Section 1.06(f) (and cash in lieu of any fractional share in accordance with Section 1.06(f)). In no event shall Guarantor, Parent or any of their respective affiliates (other than a subsidiary of the Company) reimburse the Company for any payment with respect to the Dissenting Shares.

    SECTION 1.09. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

    SECTION 1.10. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    SECTION 1.11. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Guarantor Common Shares as may be required pursuant to Section 1.06(a); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Guarantor, Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    SECTION 1.12. TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and the regulations promulgated thereunder. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    SECTION 1.13. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    SECTION 1.14. MATERIAL ADVERSE EFFECT. When used in connection with the Company or any of its subsidiaries or Guarantor or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Guarantor and its subsidiaries, as the case may be, in each case taken as a whole; PROVIDED, HOWEVER, that effects of changes that are applicable to (A) the United States economy generally, (B) the United States securities markets generally, (C) the healthcare or medical device industries generally, or (D) with respect to the Company, changes or developments in any of the Company's pending litigation matters set forth in Section 1.14 of the written disclosure schedule previously delivered by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE") shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub as follows:

    SECTION 2.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the

Company's "significant" subsidiaries, as defined in Regulation S-X, is included as an exhibit to the Company's 1998 Annual Report on Form 10-K (the "COMPANY SIGNIFICANT SUBSIDIARIES"). The Company has furnished or will furnish to Parent a list of all subsidiaries of the Company together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company in Section 2.01 of the Company Disclosure Schedule. Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Documents (as defined in Section 2.07 below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company has invested (and currently owns) or is required to invest $100,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

    SECTION 2.02. ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a complete and correct copy of its Amended and Restated Articles of Incorporation and By-laws as amended to date (the "COMPANY CHARTER DOCUMENTS"), and will make available to Parent, as promptly as practicable, the Articles of Incorporation and By-laws (or equivalent organizational documents) of each of its subsidiaries reasonably requested by Parent (the "SUBSIDIARY DOCUMENTS"). Such Company Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

    SECTION 2.03. CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share (the "COMPANY PREFERRED STOCK"). As of July 31, 1999, (i) 13,546,347 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding shares which are issued but not outstanding all of which are not entitled to vote), (ii) no shares of Company Common Stock were held by subsidiaries of the Company, (iii) 2,115,838 shares of Company Common Stock were reserved for existing grants and 780,531 shares were reserved for future grants pursuant to (A) the Company's 1992 Stock Option Plan, as amended, (B) the Company's 1995 Directors' Stock Option Plan, as amended, or (C) any other stock option plan or agreement of the Company (collectively, the "COMPANY STOCK OPTION PLANS"), and (iv) 204,873 shares of Company Common Stock were reserved and available for future issuance pursuant to the Company's 1996 Employee Stock Purchase Plan (the "COMPANY STOCK PURCHASE PLAN"). There are no outstanding shares of Company Preferred Stock. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since July 31, 1999, except for changes resulting from the exercise of Company Stock Options. Except as set forth in Section 2.01, this Section 2.03 or Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the

Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business and other than obligations in amounts less than $50,000 individually and $250,000 in the aggregate. Except as set forth in Sections 2.01 and 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares (other than directors' qualifying shares and a DE MINIMIS number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

    SECTION 2.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger and this Agreement by the Company's shareholders in accordance with the CGCL and the Company's Charter Documents). As of the date hereof, the Board of Directors of the Company has (a) unanimously determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (b) unanimously approved this Agreement and the Merger in accordance with the applicable provisions of the CGCL, and (c) unanimously recommended the adoption and approval of this Agreement and the Merger by holders of the Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor, Parent and Merger Sub of such agreement and/or the Guarantee thereof, as applicable, constitutes a legal, valid and binding obligation of the Company.

    SECTION 2.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $150,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contact, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $150,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and
(iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "EXCHANGE ACT") but have not been so filed with the SEC.

    (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Amended and Restated Articles of Incorporation or

By-laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each, a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder (the "SECURITIES ACT"), the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), filings and consents under any applicable foreign laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("FOREIGN MONOPOLY LAWS"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the CGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

    SECTION 2.06. COMPLIANCE; PERMITS. (a) Except as disclosed in Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the

Company Permits, except as described in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since June 30, 1996 (collectively, the "COMPANY SEC DOCUMENTS"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule, the Company SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Documents), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    SECTION 2.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 2.08 of the Company Disclosure Schedule or the Company SEC Documents, since June 30, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Amended and Restated Articles of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(iv) any material change by the Company in its accounting methods, principles or practices; or (v) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

    SECTION 2.09.  NO UNDISCLOSED LIABILITIES.  Except as set forth in Section
2.09 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of March 31, 1999 included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "1999 BALANCE SHEET"),
(b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1999 Balance Sheet, (c) incurred since March 31, 1999 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.10. ABSENCE OF LITIGATION. Except as set forth in Section 2.10 and Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Documents, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.11. EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.(a) Section 2.11(a) of the Company Disclosure Schedule lists all "employee pension benefit plans" ("Pension Plans") (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (a "COMPANY ERISA AFFILIATE"), or any subsidiary of the Company, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 2.11, the "COMPANY EMPLOYEE PLANS"). The Company has made available to Parent prior to the date of this Agreement, or with respect to each Company Employee Plan covering non-U.S. employees (a "Non-U.S. Company
Plan) that is not a Pension Plan, not later than 30 days after the date of this Agreement, copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants (including but not limited to any communications that have not expressly reserved the right of the Company to amend, terminate or otherwise modify any Company Employee Plan), (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the Department of Labor with respect to each Company Employee Plan required to make such filing and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

    (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company terminates, other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter "COBRA"), or any similar state laws (ii) none of the Company Employee Plans is a "multiemployer plan" as such term is defined in
Section 3(37) of ERISA; (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company, any Company ERISA Affiliate or any subsidiary thereof; (v) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements of applicable law (including but not limited to the applicable notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and

Cancer Rights Act of 1998), and may by their terms be amended and/or terminated at any time subject to applicable law and the terms of each Company Employee Plan, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and, to the Company's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made on or before their due dates (including any extensions thereof); (viii) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to the Company or any Company ERISA Affiliate nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day requirement has not been waived; (ix) none among the Company, any Company ERISA Affiliate or any subsidiary thereof has incurred or reasonably expects to incur any material liability under Title IV of ERISA including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course); (x) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, there are no pending, nor to the Company's knowledge any threatened, claims, investigations or causes of action with respect to any Company Employee Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company, any Company director, officer or employee, any Company Employee Plan, or any fiduciary of a Company Employee Plan.

    (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right.

    (d) To the extent not already included and so labelled in Section 2.11(a) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers or employees of the Company or any of its subsidiaries; (ii) all agreements with consultants; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Company Employee Plans; (iv) all officers or other employees of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (v) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees; and (vi) all plans, programs, agreements and other arrangements of the Company which contain change of control provisions.

    (e) Except as set forth in Section 2.11(e) of the Company Disclosure
Schedule: (i) the PBGC has not instituted proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "COMPANY DEFINED BENEFIT PLAN"); (ii) no Company Defined Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA been applied for with respect thereto; (iii) the present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of each Company Defined Benefit Plan, determined on an ongoing basis using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, does not exceed the value of that Company Defined Benefit Plan's assets and to the knowledge of the Company, nothing has occurred since the end of the most recently completed fiscal year that would adversely affect the funding status of such plans; (iv) all applicable premiums required to be paid to the PBGC with respect to the Company Defined Benefit Plans have been paid; (v) no facts or circumstances exist with respect to any Company Defined Benefit Plan which would give rise to a lien on the assets of the Company under Section 4068 of ERISA or otherwise; and (vi) as of the date hereof, substantially all of the assets of the Company Defined Benefit Plans are readily marketable securities or insurance contracts.

    (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in, provides for investment in or provides benefits in or by reference to the value of Company stock; and (ii) since June 30, 1999, the Company has not announced, proposed nor agreed to any increase in benefits under any Company Employee Plan (or to the creation of new benefits or new plans) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan.

    (g) The consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company, or (iv) result in any "parachute payment" under Section 280G of the Code, whether or not such amount may be considered reasonable compensation for personal services rendered.

    (h) Each Non-U.S. Company Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such Non-U.S. Company Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. Except as set forth on Section 2.11(h) of the Company Disclosure Schedule, the fair market value of the assets of each funded Non-U.S. Company Plan, if any, (or the liability of each funded Non-U.S. Company Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Non-U.S. Company Plan.

    (i) The Company has fiduciary liability insurance of at least $1,000,000 in effect covering the fiduciaries of the Company Employee Plans (including the Company) with respect to whom the Company may have liability.

    SECTION 2.12. EMPLOYMENT AND LABOR MATTERS. (a) The Company has, as of the date hereof, a total of 83 full-time employees, one part-time employee and one consultant and has good relationships with such employees.

    (b) The Company is in all material respects in compliance with all applicable laws (including any legal obligation to engage in affirmative action), agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of

Section 414(n) of the Code) of the Company including all such laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant governmental authority. The Company is not engaged in any unfair labor practice.

    (c) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. The Company has no obligation to negotiate any such collective bargaining agreement, and, to the best knowledge of the Company, there is no indication that the employees of the Company desire to be covered by a collective bargaining agreement.

    (d) No strike, slowdown or work stoppage has occurred or, to the best knowledge of the Company, been threatened with respect to the employees of the Company, nor has any such strike, slowdown or work stoppage occurred or, to the best knowledge of the Company, been threatened within five years prior to the date hereof.

    (e) There is no representation claim or petition pending before the United States National Labor Relations Board or any similar foreign, state or local labor agency of which the Company has been notified and, to the best knowledge of the Company, no question concerning representation has been raised or threatened respecting the employees of the Company.

    (f) No notice has been received by the Company of any complaint filed against the Company claiming that the Company has violated any applicable employment standards, human rights or other labor legislation or any complaints or proceedings of any kind involving the Company or, to the best knowledge of the Company, against any of the employees of the Company or threatened to be filed against the Company before any federal, state, local or foreign agency or labor relations board, including without limitation the National Labor Relations Board and the Equal Employment Opportunity Commission. No notice has been received by the Company of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company, and, to the best knowledge of the Company, no such investigation is in progress.

    (g) There are no outstanding orders or charges against the Company under any occupational health or safety legislation and to the best knowledge of the Company none have been threatened. All material levies, assessments and penalties made against the Company pursuant to all applicable workers compensation legislation as of the date of the Balance Sheet have been paid or have been reserved for or properly accrued on the books of the Company and the Company has not, as of the Closing Date, been reassessed under any such legislation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there are no outstanding material levies, assessments or penalties against the Company.

    (h) A salary review schedule listing, as of August 10, 1999, the annual base salary or annualized wages and any guaranteed bonus amounts of each employee of the Company, has been delivered to Parent. Section 2.11(d) of the Company Disclosure Schedule accurately sets forth a complete and correct list of all employment, management, consulting or other agreements with any person employed or retained by the Company (including independent consultants and commission agents), complete and correct copies of which have been delivered to Parent.

    (i) Section 2.12(i) of the Company Disclosure Schedule accurately sets forth all unpaid severance or continuing payments of any kind (other than pursuant to a plan or program described in Section 2.11 hereof) which, as of the date of this Agreement, is due or claimed in writing to be due from the Company to any person whose employment with the Company was terminated.

    (j) Section 2.12(j) of the Company Disclosure Schedule accurately sets forth all accrued, but unused, vacation of all employees of the Company and the Company policy with respect thereto.

    (k) The Company has made no statements or representations or distributed any written material to any Company employees regarding continued employment of the Company's employees subsequent to the date hereof or the Effective Time.

    (l) To the best knowledge of the Company, no contractor, manufacturer or upplier used by or under contract with the Company is in material violation of any law relating to labor or employment matters.

    SECTION 2.13. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of Parent in Section 3.10, the information supplied by the Company in writing specifically for inclusion in the Registration Statement (as defined in Section 3.10) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "COMPANY SHAREHOLDERS MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Company Shareholders Meeting contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Guarantor, Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Proxy Statement/Prospectus.

    SECTION 2.14. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Documents, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.15. TITLE TO PROPERTY. Except as set forth in Sections 2.15 and 2.19(b) of the Company Disclosure Schedule, the Company and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1999 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.16. TAXES. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

    (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 1999 Balance Sheet have been established or which are being contested in good faith. Except as set forth in
Section 2.16(a) of the Company Disclosure Schedule, there are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 1999 Balance Sheet have been established or which are being contested in good faith). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule, there are no outstanding powers of attorney enabling any party to represent the Company or any subsidiary with respect to Taxes.

    (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, state, local, non-United States or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

    SECTION 2.17. ENVIRONMENTAL MATTERS. (a) Except as set forth in Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with the Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

    (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

    (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Documents, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

    (e) For purposes of this Agreement:

        (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

        (ii) "Environmental Laws" means all United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., Toxic Substances Control Act ("TSCA"), 15 U.S.C. 2601 et seq., Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 651 et seq., the Clean Air Act, 33 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., each as amended or supplemented, and any applicable transfer statutes or laws.

        (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

    SECTION 2.18. BROKERS. No broker, finder or investment banker (other than ING Barings LLC (the "COMPANY FINANCIAL ADVISOR"), the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

    SECTION 2.19. INTELLECTUAL PROPERTY. (a) As used herein, the term "INTELLECTUAL PROPERTY ASSETS" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks and copyrights, and registrations and applications therefor, trade names, know-how, trade secrets, computer software programs and proprietary information. As used herein, "COMPANY INTELLECTUAL PROPERTY ASSETS" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

    (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property Assets that are used in and otherwise material to the business of the Company and its subsidiaries as currently conducted, without conflict with the rights of others.

    (c) Except as disclosed in Section 2.19(c) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of the Company, are threatened by any person with respect to the Company Intellectual Property Assets, or (ii) are, to the knowledge of the Company, currently pending or threatened by any person with respect to the Intellectual Property Assets of a third party (the "THIRD PARTY INTELLECTUAL PROPERTY ASSETS") to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

    (d) Except as disclosed in Section 2.19(d) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries knows of any valid grounds for any bona fide claim to the effect that the manufacture, sale, licensing or use of any product, system or method now used, sold or licensed or proposed for use, sale, license by the Company or any of its subsidiaries infringes on any Third Party Intellectual Property Assets.

    (e) Section 2.19(e) of the Company Disclosure Schedule sets forth or will set forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company and/or each of its subsidiaries worldwide; (iii) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; and (iv) all licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 2.19(e) of the Company Disclosure Schedule; or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company except for any licenses of software programs that are commercially available "off the shelf." Except as disclosed in Section 2.19(e)(v) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses set forth in Section 2.19(e) of the Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (f) To the knowledge of the Company, except as set forth in Section 2.19(e)(v) or 2.19(f) of the Company Disclosure Schedule or the Company SEC
Documents: (i) each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each material license of Company Intellectual Property Assets listed on Section 2.19(e) of the Company Disclosure
Schedule is valid, subsisting and enforceable.

    (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

    (h) Except as set forth in Section 2.19(h) of the Company Disclosure Schedule, the disclosure under the heading "YEAR 2000 COMPLIANCE" contained in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999 is accurate and in compliance with applicable law in all material respects.

    SECTION 2.20. INTERESTED PARTY TRANSACTIONS. Except as set forth in Section
2.20 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $100,000, since the Company's proxy statement dated October 19, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    SECTION 2.21. INSURANCE. Except as disclosed in Section 2.21 of the Company Disclosure Schedule or the Company SEC Documents, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.22. PRODUCT LIABILITY AND RECALLS. (a) Except as disclosed in
Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Documents, the Company is not aware of any claim, pending or threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Documents, there is no pending or, to the knowledge of the Company, overtly threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 2.23. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the consideration to be received by the equity holders of the Company is fair, from a financial point of view, to such equity holders.

    SECTION 2.24. RIGHTS AGREEMENT. The Board of the Directors of the Company has authorized and approved an amendment to the Rights Agreement (as defined in Section 4.02(d)) to the effect that (i) none of Parent, Merger Sub and their affiliates, either individually or as a group, shall become an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same, (ii) no Distribution Date,
Section 13 Event, Shares Acquisition Date or Triggering Event (as each such term is defined in the Rights Agreement) (each a "RIGHTS EVENT") shall occur by virtue of the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same, and (iii) the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same shall be deemed a Permitted Offer (as defined in the Rights Agreement). The Company and the Rights Agent (as defined in the Rights Agreement) shall execute such amendment to the Rights Agreement no later than the second business day following the date hereof.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of Guarantor, Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all government licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Guarantor. Parent has heretofore made available to the Company true and complete copies of Guarantor's Memorandum of Association and Bye-Laws, as amended to date (the "GUARANTOR CHARTER DOCUMENTS").

    (b) Each subsidiary of Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Guarantor. Each subsidiary of Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Guarantor. Except as set forth in Section 3.01(b) of the written disclosure schedule previously delivered by Parent to the Company (the "PARENT DISCLOSURE SCHEDULE"), all of Guarantor's "significant" subsidiaries, as defined in Regulation S-X, and their respective jurisdictions of incorporation are identified in the Guarantor 1998 Form 10-K or in any of Guarantor's quarterly reports on Form 10-Q filed with respect to any quarter of the 1999 fiscal year.

    SECTION 3.02. CAPITALIZATION. (a) The authorized capital stock of Guarantor consists of 2,500,000,000 Guarantor Common Shares and 125,000,000 Preference Shares, par value $1.00 per share ("GUARANTOR PREFERRED SHARES"). As of August 12, 1999, (i) 843,921,601 Guarantor Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no Guarantor Preferred Shares were outstanding and (iii) no more than 10,000,000 Guarantor Common Shares and no Guarantor Preferred Shares were held by subsidiaries of Guarantor. As of August 12, 1999, 63,629,641 Guarantor Common Shares were reserved for issuance upon exercise of stock options issued under Guarantor's stock option plans.

    (b) Except as set forth in this Section 3.02(b), except for changes since August 12, 1999 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees or from the issuance of stock in connection with a merger or other acquisition or business combination determined by Guarantor's Board of Directors to be in the best interests of Guarantor and its shareholders, including, without limitation, the acquisition of Raychem Corporation, and except for the previously declared two-for-one stock split to be effected in the form of a stock dividend, there are no outstanding
(i) shares of capital stock or voting securities of Guarantor, (ii) securities of Guarantor convertible into or exchangeable for shares of capital stock or voting securities of Guarantor or (iii) options or other rights to acquire from Guarantor or other obligation of Guarantor to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guarantor. There are no outstanding obligations of Guarantor or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

    (c) The Guarantor Common Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

    SECTION 3.03. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Guarantor, Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, and the Guarantee constitutes a valid and binding agreement of Guarantor.

    (b) At a meeting duly called and held, or by written consent in lieu of meeting, Parent's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the sole shareholder of Parent and (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby. At a meeting duly called and held, Guarantor's Board of Directors has (i) determined that the Guarantee and the transactions contemplated thereby are fair to and in the best interests of Guarantor's shareholders and (ii) approved and adopted the Guarantee and the transactions contemplated thereby.

    SECTION 3.04. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a Certificate of Merger with respect to the Merger with the Secretary of State of the State of California, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any applicable state securities laws, (iv) compliance with the Environmental Law of any state relating to the transfer of ownership or control of property located in that state and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Guarantor or Parent or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the ability of Guarantor to fulfill its obligations under the Guarantee.

    (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Guarantor Charter Documents or the certificate of incorporation or by-laws of Parent or Merger Sub (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 3.04(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Guarantor or any of its subsidiaries, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Guarantor or any of its subsidiaries is entitled under any provision of any Material Agreement or instrument binding upon Guarantor or any of its subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its subsidiaries, PROVIDED that, for purposes of this subsection 3.04(b)(iii), "MATERIAL AGREEMENT" shall mean any agreement identified in Guarantor's Annual Report on Form 10-K for the year ended September 30, 1998 (the "GUARANTOR 1998 FORM 10-K") or in any of Guarantor's quarterly reports on Form 10-Q filed with respect to any quarter of the 1999 fiscal year or any agreement entered into since the date of Guarantor's latest quarterly report on Form 10-Q that would be required to be so identified in Guarantor's Annual Report on Form 10-K for the year ended September 30, 1999 or (iv) result in the creation or imposition of any encumbrance on any material asset of Guarantor or any of its subsidiaries.

    SECTION 3.05. COMPLIANCE. Except as disclosed in Section 3.05 of the Parent Disclosure Schedule or the Guarantor SEC Documents (as defined below), neither Guarantor nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Guarantor or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Guarantor or any of its subsidiaries is a party or by which Guarantor or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Guarantor.

    SECTION 3.06. SEC FILINGS; FINANCIAL STATEMENTS. (a) Guarantor has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1996 (collectively, the "GUARANTOR SEC DOCUMENTS"). Except as disclosed in Section 3.06 of the Parent Disclosure Schedule, (i) each Guarantor SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, as the case may be; and (ii) each Guarantor SEC Document filed pursuant to the Securities Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Guarantor included in the Guarantor SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Guarantor and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 3.07 of the Parent Disclosure Schedule, since June 30, 1999, the business of Guarantor and its subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

        (i) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Guarantor; or

        (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Guarantor other than Guarantor's regular quarterly cash dividends, or any repurchase, redemption or other acquisition by Guarantor or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Guarantor or any of its subsidiaries (other than direct or indirect wholly-owned subsidiaries of Guarantor).

    SECTION 3.08. NO UNDISCLOSED LIABILITIES. There are no liabilities or obligations of Guarantor or any of its subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (i) liabilities or obligations disclosed and provided for in Guarantor's unaudited balance sheet (including any related notes thereto) as of June 30, 1999 included in Guarantor's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 1999 or in the Guarantor SEC Documents filed prior to the date hereof;

        (ii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Guarantor; and

        (iii) liabilities or obligations incurred in connection with this Agreement.

    SECTION 3.09. ABSENCE OF LITIGATION. Except as set forth in the Guarantor SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Guarantor, any of its subsidiaries, any present or former officer, director or employee of Guarantor or any of its subsidiaries or any other Person for whom Guarantor or any subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, United States or non-United States, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Guarantor or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

    SECTION 3.10. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. (a) The information to be supplied by Guarantor or Parent for inclusion or incorporation by reference in the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "REGISTRATION STATEMENT") pursuant to which the Guarantor Common Shares to be issued in connection with the Merger will be registered with the SEC will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (including any amendments or supplements thereto), when filed, will comply as to form in all material respects with the requirements of the Securities Act.

    (b) The information to be supplied by Guarantor or Parent for inclusion or incorporation in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

    (c) Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

    SECTION 3.11. BROKERS. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Guarantor who might be entitled to any fee or commission from Parent, Guarantor or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

    SECTION 3.12. OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) Except for obligations or liabilities incurred by Merger Sub in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 4.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which, in the case clauses (c), (d)(iv), (e), (f), (h), (i) or (j),will not be unreasonably withheld or delayed:

        (a) amend or otherwise change the Company's Amended and Restated Articles of Incorporation or By-Laws;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options under the Company Stock Option Plans, which options are outstanding on the date hereof, or pursuant to the Company Stock Purchase Plan as in effect on the date hereof);

        (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $200,000 in the aggregate);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, except in no case may the Company or any subsidiary declare or pay any intercompany cross-border dividends), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a shareholder equity interest in the Company;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (other than in the case of loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase shares of the Company Common Stock) in the ordinary course of business consistent with past practice; or (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $2,500,000 over the next 12 month period; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

        (f) except as set forth in Section 4.01(f) of the Company Disclosure Schedule, increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practices, or grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan (within the meaning of Section 2.11 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement.

        (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

        (h) make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

        (j) enter into, modify or renew any contract, agreement or arrangement, whether or not in writing, for the distribution of the Company's products; or

        (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    SECTION 4.02. NO SOLICITATION. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined in Section 7.01) (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a BONA FIDE Acquisition Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, PROVIDED that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and a subsidiary of Guarantor or (ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; PROVIDED, HOWEVER, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the Company Shareholders Meeting and (y) the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Venture Law Group), that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (i) (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Parent and (ii) to be more favorable to the Company than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of the Company under the laws of the State of California; PROVIDED, HOWEVER, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

    (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition

Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also immediately notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

    (c) Except to the extent the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Venture Law Group) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties (and, with respect to the approval, recommendation or entering into any, Acquisition Proposal, it may take such contrary action only after the second business day following Parent's and Merger Sub's receipt of written notice of the Board of Directors' intention to do so), neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by such Board of Directors of this Agreement or the Merger; PROVIDED, HOWEVER, that in all events, unless this Agreement has been terminated in accordance with its terms, the Merger and this Agreement shall be submitted for approval and adoption by the Company's shareholders at the Company Shareholders Meeting and the Board of Directors shall not recommend that shareholders vote against approval of the Merger and adoption of this Agreement.

    (d) The Company and the Board of Directors of the Company shall not (i) redeem the rights (the "RIGHTS") issued under the Preferred Shares Rights Agreement, dated as of May 9, 1997, as amended, between the Company and The U.S. Stock Transfer Corporation, as Rights Agent (the "RIGHTS AGREEMENT"), or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms. It is understood and agreed that a deferral of the distribution of Rights following the commencement of a tender offer or exchange offer shall not be prohibited hereunder.

    (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation.

    (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

    (g) The Company shall ensure that the officers and directors of the Company and the Company Significant Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

    SECTION 4.03. CONDUCT OF BUSINESS BY GUARANTOR PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, except as set forth in Section 4.03 of the Parent Disclosure Schedule or unless the Company shall otherwise agree in writing, Parent shall take all action necessary so that (i) Guarantor shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Guarantor or its subsidiaries in contemplation of the Merger, and (ii) Guarantor shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

        (a) amend or otherwise change Guarantor's Charter Documents;

        (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

        (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Guarantor may declare and pay a dividend to its parent, and except that Guarantor may effect a previously declared two-for-one stock split in the form of a stock dividend and may declare and pay quarterly cash dividends on the Guarantor Common Shares of $0.025 per share (on a pre-split basis) consistent with past practice;

        (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof; or

        (e) take or agree in writing or otherwise to take any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Company shall, and Parent shall cause Guarantor to, prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and, if the parties so agree at the time, the Registration Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Guarantor of all information required to be contained therein, the Company shall, and Parent shall cause Guarantor to, file with the SEC the definitive Proxy Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the shareholders of the Company, and the payment of the Merger Consideration in the form of Guarantor Common Shares, pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and the Company shall mail the Proxy Statement/ Prospectus to its shareholders, as soon thereafter as practicable.

    SECTION 5.02. COMPANY SHAREHOLDERS MEETING. The Company shall call the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger. The Company shall solicit from its shareholders proxies in favor of approval of this Agreement and the Merger and shall take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval. Notwithstanding anything to the contrary herein, the Company shall not be obligated to take any of the actions set forth in the two preceding sentences of this Section 5.02 (but not the first sentence of this Section 5.02) to the extent that the Board of Directors of the Company reasonably determines (after due consultation with independent counsel, which may be Venture Law Group) that it is or is reasonably likely that any such action is inconsistent with the proper discharge of its fiduciary duties; PROVIDED, HOWEVER, that in no event shall the Board of Directors recommend that the Company's shareholders vote against approval of the Merger and adoption of this Agreement at the Company Shareholders Meeting.

    SECTION 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause its subsidiaries to) and Parent shall take all action necessary such that Guarantor shall (i) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to its properties, books, contracts, commitments and records and, (ii) during such period, furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality agreement, dated July 13, 1999 (the "CONFIDENTIALITY AGREEMENT"), between a subsidiary of the Guarantor and the Company.

    SECTION 5.04. CONSENTS; APPROVALS. The Company and Parent shall each use its reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Parent shall make (or Parent shall take all action necessary such that Guarantor will make) all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Proxy Statement/ Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

    SECTION 5.05. AGREEMENTS WITH RESPECT TO AFFILIATES. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "COMPANY AFFILIATE LETTER") identifying all persons who are anticipated to be "affiliates" of the Company at the time of the Company Shareholders Meeting for purposes of Rule 145 under the Securities Act ("RULE 145"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the date of the Company Shareholders Meeting, a written agreement (an "AFFILIATE AGREEMENT") restricting the sales of securities by such affiliates in accordance with the restrictions on affiliates under Rule 145, in a form mutually agreeable to the Company and Parent.

    SECTION 5.06. INDEMNIFICATION AND INSURANCE. (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Amended and Restated Articles of Incorporation and the By-laws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

    (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Amended and Restated Articles of Incorporation or By-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

    (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "OFFICER EMPLOYEES") with the Company's directors and officers existing at or before the Effective Time.

    (d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    (e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.07.

    (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

    SECTION 5.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED FURTHER that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

    SECTION 5.08. FURTHER ACTION/TAX TREATMENT. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Guarantor to agree to divest, abandon, license, enter into, modify, maintain or renew any contract arrangement regarding or take similar action with respect to any assets (tangible or intangible) of Guarantor or the Company or any of their subsidiaries. Each of Parent, Merger Sub and the Company shall, and Parent shall use its reasonable best efforts to cause Guarantor to, use its reasonable best efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) take any actions, or fail to take any action, that might reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation
Section 1.367(a)-3(c)(5)(ii)). Parent shall, and shall use its reasonable best efforts to cause the Surviving Corporation and Guarantor, to report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of
Section 368 of the Code.

    SECTION 5.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE or The Nasdaq Stock Market if it has used all reasonable efforts to consult with the other party.

    SECTION 5.10. GUARANTOR COMMON SHARES. (a) Prior to the Effective Time, Parent shall take all action necessary so that Guarantor shall transfer to Parent the Guarantor Common Shares to be delivered by Parent to the holders of Company Common Stock in the Merger.

    (b) Parent will take all action necessary so that Guarantor will use its best efforts to cause the Guarantor Common Shares to be delivered by Parent to the holders of Company Common Stock in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

    SECTION 5.11. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees. In no event shall Parent or any affiliate thereof (other than a subsidiary of the Company) reimburse the Company for the payment of such taxes and fees.

    SECTION 5.12. OPTION PLANS AND BENEFITS, ETC. (a) Prior to the Effective Time, the parties to this Agreement shall take all such actions as shall be necessary to effectuate the provisions of Section 1.06(c).

    (b) The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company Stock Purchase Plan to be prior to the Effective Time and to terminate such plan as of the Effective Time.

    SECTION 5.13. RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 2.24), if any, necessary in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

    SECTION 5.14. ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, the Company shall use its best efforts to cause PricewaterhouseCoopers LLP to deliver to Parent, and Parent shall use its best efforts to cause PricewaterhouseCoopers LLP to deliver to the Company, a letter covering such matters as are reasonably requested by Parent or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

    SECTION 5.15. COMPLIANCE WITH STATE PROPERTY TRANSFER STATUTES. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Parent, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Parent with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Parent's prior consent, which consent shall not be unreasonably withheld or delayed. Parent shall provide, and shall take all action necessary such that Guarantor shall provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    SECTION 6.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy
    Statement/Prospectus shall have been initiated or threatened by the SEC;

        (b) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company;

        (c) ANTITRUST. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Foreign Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Foreign Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Guarantor or Guarantor's healthcare product business;

        (d) GOVERNMENTAL ACTIONS. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in an order, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Guarantor or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling or seeking to compel Guarantor or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Guarantor or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

        (e) ILLEGALITY. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (f) TAX OPINIONS. The Company shall have received a written opinion of Venture Law Group, and Parent shall have received a written opinion of PricewaterhouseCoopers LLP, in form and substance reasonably satisfactory to each of them and delivered as of the date of the Effective Time, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) the transfer of Company Common Stock by Company shareholders pursuant to the Merger, other than Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will qualify for an exception under Treasury Regulation Section 1.367(a)-3 and, accordingly, Guarantor will be treated as a corporation for United States federal income tax purposes. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions.

    SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement,
    (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company, Parent or Guarantor;

        (d) AFFILIATE AGREEMENTS. Guarantor shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect; and

        (e) RIGHTS AGREEMENT. A Distribution Date shall not have occurred under the Rights Agreement.

    SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct could not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Parent;

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent;

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company, Parent or Guarantor; and

        (d) LISTING. The Guarantor Common Shares issuable in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

                                  ARTICLE VII
                                  TERMINATION

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

        (b) by either Parent or the Company if the Merger shall not have been consummated by February 28, 2000 (other than for the reasons set forth in clause (d) below); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

        (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by either Parent or the Company if the shareholders of the Company shall not have approved the Merger and this Agreement at the Company Shareholders Meeting; PROVIDED, HOWEVER, that the Company may not terminate pursuant to this clause if the Company has not complied with its obligations under Section 5.02; or

        (e) by Parent, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (x) (i) withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent, (ii) approve or recommend to the shareholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the shareholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any position or make any disclosures to the Company's shareholders permitted pursuant to Section 4.02(e) which has the effect of any of the foregoing; or

        (f) by Parent or the Company, if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "TERMINATING MISREPRESENTATION"); PROVIDED that if such Terminating Misrepresentation is curable prior to February 28, 2000 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

        (g) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied, or by the Company, if any representation or warranty of Parent and Merger Sub shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied (in either case, a "TERMINATING CHANGE"), in either case other than by reason of a Terminating Breach (as hereinafter defined); PROVIDED that if any such Terminating Change is curable prior to February 28, 2000 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

        (h) by Parent or the Company, upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "TERMINATING BREACH"); PROVIDED that, except for any breach of the Company's obligations under
    Section 4.02, if such Terminating Breach is curable prior to February 28, 2000 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

        (i) by the Company, if (w) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, including Section 4.02, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching a summary of the material terms thereof, (x) Parent shall not have made, within two full business days (disregarding any partial business days) of receipt of the Company's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal, (y) the Company prior to such termination pursuant to this clause (i) shall have paid to Parent in immediately available funds the Fee and the Expenses required to be paid pursuant to Section 7.03(b), and (z) this Agreement shall not theretofore have been approved at the Company Shareholders Meeting; or

        (j) by Parent prior to the time of the Company Shareholders Meeting, if
    (x) the Average Share Price is less than $82.15 and (y) on or before the second trading day prior to the date of the Company Shareholders Meeting, the Company has not agreed by notice to Parent in writing to an Exchange Ratio equal to 0.0913; PROVIDED that, in the event of such notice, the Exchange Ratio shall thereafter, for all purposes of this Agreement, be deemed to be such ratio.

    As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 30% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 30% of the outstanding equity securities of the Company or the entity surviving such merger or business combination (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 30% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Significant Subsidiaries, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

    SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders (i) except that the Company or Parent or Merger Sub may have liability as set forth in Section 7.03 and Section
8.01 hereof, and (ii) nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful material breach hereof (it being understood that the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful material breach).

    SECTION 7.03. FEES AND EXPENSES. (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Company shall pay Guarantor a fee of $4,000,000 (the "FEE"), and shall pay Parent's and Guarantor's respective actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("EXPENSES," as applicable to Parent, Guarantor or the Company), such payment of Expenses not to exceed $375,000, upon the first to occur of any of the following events:

        (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(d) as a result of the failure of the shareholders of the Company to approve the Merger and this Agreement at the Company Shareholders Meeting, PROVIDED that, (A) prior to or at the time of the Company Shareholders Meeting, there shall be outstanding a BONA FIDE Acquisition Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a BONA FIDE intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within 12 months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced; or

        (ii) the termination of this Agreement by Parent pursuant to Section 7.01(e); or

        (iii) the termination of this Agreement by the Company pursuant to
    Section 7.01(i).

    (c) Upon a termination of this Agreement by Parent pursuant to Section 7.01(h), the Company shall pay to Guarantor and Parent their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $375,000, and the Company shall pay Guarantor the Fee if (A) prior to such termination, there shall be outstanding a BONA FIDE Acquisition Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a BONA FIDE intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within 12 months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced. The remedies available pursuant to this Section 7.03(c) shall be in addition to, but without duplication in any way of, the remedies referred to in clause (ii) of Section 7.02.

    (d) Upon a termination of this Agreement by Parent pursuant to Section 7.01(f), the Company shall pay to Guarantor and Parent their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $375,000. Upon a termination of this Agreement by the Company pursuant to Section 7.01(f), Parent shall pay to the Company its Expenses relating to the transactions contemplated by this Agreement, but in no event more than $375,000.

    (e) The Fee and/or Expenses payable pursuant to Section 7.03(b), 7.03(c) or 7.03(d) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b), 7.03(c) or 7.03(d), as applicable, except to the extent otherwise provided in
Section 7.01(i); PROVIDED that in no event shall the Company or Parent, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto if, immediately prior to the termination of this Agreement, the other entity entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.06 and 5.08 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement.

    (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

    SECTION 8.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) If to Parent or Merger Sub:

       General Acquisition Corp./General Sub Acquisition Corp.
       One Tyco Park
       Exeter, NH 03833
       Attn: President and Chief Executive Officer
       Telecopy: (603) 778-7700

    With a copy (which shall not constitute notice) to:

       Tyco International (US) Inc.
       One Tyco Park
       Exeter, NH 03833
       Attn: Mark A. Belnick, Esq.
       Telecopy: (603) 778-7700

    and

       Kramer Levin Naftalis & Frankel LLP
       919 Third Avenue
       New York, NY 10022
       Attn: Joshua M. Berman, Esq.
            Abbe L. Dienstag, Esq.
       Telecopy: (212) 715-8000

    (b) If to the Company:

       General Surgical Innovations, Inc.
       10460 Bubb Road
       Cupertino, CA 95014
       Attn: President and Chief Executive Officer
       Telecopy: (408) 863-1100

    With a copy (which shall not constitute notice) to:

       Venture Law Group
       2800 Sand Hill Road
       Menlo Park, CA 94025
       Attn: Mark B. Weeks, Esq.
            Steven J. Tonsfeldt, Esq.
       Telecopy: (650) 233-8386

    SECTION 8.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

        (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (d) "dollars" or "$" means United States dollars;

        (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, Guarantor or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 8.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.07. SEVERABILITY. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (b) The Company and Parent agree that each of the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

    SECTION 8.08. ENTIRE AGREEMENT. This Agreement, the Guarantor's guarantees thereof and the Voting Agreement constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement, except to the extent specifically superseded hereby), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

    SECTION 8.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Parent and/or Merger Sub hereunder may be assigned to Guarantor or any direct or indirect wholly-owned subsidiary of Guarantor provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    SECTION 8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees) and Section 7.03 (which contains provisions intended to be for the benefit of Guarantor and may be enforced by Guarantor).

    SECTION 8.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 8.12. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York, except to the extent that the CGCL applies and, to that extent, by the internal laws of the State of California.

    (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

    SECTION 8.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                GENERAL ACQUISITION CORP.

                                By:  /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                     Name: Mark H. Swartz
                                     Title: Vice President

                                GENERAL SUB ACQUISITION CORP.

                                By:  /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                     Name: Mark H. Swartz
                                     Title: Vice President

                                GENERAL SURGICAL INNOVATIONS, INC.

                                By:  /s/ GREGORY D. CASCIARO
                                     -----------------------------------------
                                     Name: Gregory D. Casciaro
                                     Title: President

                                   GUARANTEE

    Tyco International Ltd. ("GUARANTOR") guarantees each and every representation, warranty, covenant, agreement and other obligation of Parent and Merger Sub, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Parent or Merger Sub, such guarantee shall be deemed made to the knowledge of Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of Parent's and Merger Sub's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

    Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Parent to adhere to the provisions of Sections 1.06, 5.01 and 5.10 of the Agreement.

    The provisions of ARTICLE VIII of the Agreement are incorporated herein, MUTATIS MUTANDIS, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda, Attn: Secretary, Telecopy No. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided therefor in Section 8.02(a)).

    We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

                                TYCO INTERNATIONAL LTD.

                                By:  /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                     Name: Mark H. Swartz
                                     Title:  Executive Vice President

                                                                         ANNEX B

                               [ING BARINGS LLC LOGO]

                                                                 August 23, 1999

Board of Directors
General Surgical Innovations, Inc.
10460 Bubb Road
Cupertino, CA 95014

Gentlemen:

    We understand that General Surgical Innovations, Inc. ("GSI" or the "Company"), General Acquisition Corp. ("Parent"), a direct wholly-owned subsidiary of Tyco International Ltd. ("Guarantor" or "Tyco"), and General Sub Acquisition Corp., a direct wholly-owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Agreement") dated as of August 23, 1999, pursuant to which, and subject to certain conditions precedent, the Merger Sub shall be merged with and into the Company, and each share of issued and outstanding capital stock of GSI will be converted into the right to receive from Parent a fraction of a Tyco share equal to $7.50 divided by the price of Tyco's shares over a certain period of time (the "Average Share Price") prior to the Company's Shareholders Meeting, subject to certain potential adjustments (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

    You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the shareholders of GSI of the consideration to be received in the Proposed Transaction.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services. As you are aware, ING Barings LLC ("ING Barings") is a full service securities firm that engages in securities trading and brokerage activities, in addition to providing investment banking services. In the ordinary course of its business, ING Barings, as a market maker or otherwise, may trade or otherwise effect transactions in the securities of the Company and, accordingly, may at any time hold a long or short position in such securities.

    In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

    (i) the Agreement and certain related documents and the financial terms of the Proposed Transaction set forth therein;

    (ii) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and the Company's earnings announcement for the year ended June 30, 1999;

ING Barings LLC                                   Toll Free: 1 (877) 446-4930
55 East 52nd Street                               Facsimile: 1 (212) 409-1020
New York, New York 10055                          Telex: 177792 ingb a nyk
Tel: 1 (212) 409-1000                             Member New York Stock Exchange/Member SIPC

    (iii) Tyco's Annual Repot on Form 10-K for the fiscal year ended September 30, 1998 and Tyco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

    (iv) certain other publicly available information concerning GSI and the trading market for GSI's Common Stock;

    (v) certain other publicly available information concerning Tyco and the trading market for Tyco's Common Stock;

    (vi) certain non-public information and other data related to the Company, its business and prospects, including forecasts and projections, provided to us by management of the Company;

    (vii) certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities;

    (viii) the financial terms of certain recent business combinations which we believe to be relevant; and

    (ix) certain discussions and negotiations among representatives of the Company and Tyco.

    We have also met with certain officers and employees of the Company concerning its business and operations, assets, present condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's forecasts and projections provided to or reviewed by us have been reasonable prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company. We have visited but have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

    This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the shareholders of the Company as to how such shareholders should vote or as to any other action such shareholders should take regarding the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the transaction sent to the Company's shareholders.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be received by the shareholders of the Company in the Proposed Transaction is fair, from a financial point of view, to such shareholders.

                                          Very truly yours,

                                          /s/ ING BARINGS LLC

                                                                         ANNEX C

                       CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13--DISSENTERS' RIGHTS

Section 1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

Section 1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 of Bermuda. Section 98 of the Companies Act 1981 prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    The Registrant maintains $100,000,000 of insurance to reimburse the directors and officers of Tyco and its subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS

      2.1  Agreement and Plan of Merger, dated as of August 23, 1999, by and among General
           Acquisition Corp., General Sub Acquisition Corp. and General Surgical Innovations,
           Inc. (included as Annex A to the Proxy Statement/Prospectus which forms a part of this
           Registration Statement)

        5  Opinion of Appleby, Spurling & Kempe regarding the validity of the Tyco common shares registered hereunder*

      8.1  Tax Opinion of PricewaterhouseCoopers LLP*

      8.2  Tax Opinion of Venture Law Group, A Professional Corporation*

      8.3  Tax Opinion of Appleby, Spurling & Kempe*

       13  Annual Report on Form 10-K of General Surgical Innovations, Inc. for the fiscal year ended June 30, 1999 (incorporated by reference)

     23.1  Consent of PricewaterhouseCoopers

     23.2  Consent of Arthur Andersen LLP (Houston)

     23.3  Consent of Deloitte & Touche LLP

     23.4  Consent of Arthur Andersen LLP (Roseland)

     23.5  Consent of Arthur Andersen LLP (Philadelphia)

     23.6  Consent of PricewaterhouseCoopers LLP (San Jose)

     23.7  Consent of Appleby, Spurling & Kempe (contained in Exhibit 5 and Exhibit 8.3)*

     23.8  Consent of PricewaterhouseCoopers LLP (contained in Exhibit 8.1)*

     23.9  Consent of Venture Law Group (contained in Exhibit 8.2)*

     24.1  Power of Attorney (contained in signature page)

     99.1  Consent of ING Barings LLC

     99.2  Form of Proxy Card of General Surgical Innovations, Inc.*

------------------------

*   To be filed by amendment.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The Registrant undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 24th day of September, 1999.

                                TYCO INTERNATIONAL LTD.

                                By:  /s/ MARK H. SWARTZ
                                     ------------------------------------------
                                     Mark H. Swartz
                                     EXECUTIVE VICE PRESIDENT AND CHIEF
                                     FINANCIAL OFFICER
                                     (PRINCIPAL FINANCIAL AND ACCOUNTING
                                     OFFICER)

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints L. DENNIS KOZLOWSKI AND MARK H. SWARTZ, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments which incorporate this Registration Statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 24, 1999 in the capacities indicated below.

                  SIGNATURE                                                  TITLE
---------------------------------------------  ------------------------------------------------------------------


           /s/ L. DENNIS KOZLOWSKI             Chairman of the Board, President, Chief Executive Officer and
    ------------------------------------       Director (Principal Executive Officer)
             L. Dennis Kozlowski

           /s/ MICHAEL A. ASHCROFT             Director
    ------------------------------------
             Michael A. Ashcroft

            /s/ JOSHUA M. BERMAN               Director and Vice President
    ------------------------------------
              Joshua M. Berman

            /s/ RICHARD S. BODMAN              Director
    ------------------------------------
              Richard S. Bodman

              /s/ JOHN F. FORT                 Director
    ------------------------------------
                John F. Fort

             /s/ STEPHEN W. FOSS               Director
    ------------------------------------
               Stephen W. Foss

            /s/ PHILIP M. HAMPTON              Director
    ------------------------------------
              Philip M. Hampton

                  SIGNATURE                                                  TITLE
---------------------------------------------  ------------------------------------------------------------------

          /s/ JAMES S. PASMAN, JR.             Director
    ------------------------------------
            James S. Pasman, Jr.

            /s/ W. PETER SLUSSER               Director
    ------------------------------------
              W. Peter Slusser

             /s/ MARK H. SWARTZ                Executive Vice President and Chief Financial Officer (Principal
    ------------------------------------       Financial and Accounting Officer)
               Mark H. Swartz

           /s/ FRANK E. WALSH, JR.             Director
    ------------------------------------
             Frank E. Walsh, Jr.